                                 EXHIBIT (a)(1)

        Proxy Statement (including Appendices A-H) and related Notice of
             Special Meeting of Shareholders and Form of Proxy Card

                                 (NCH,LTD LOGO)

February 24, 2003

Shareholders of New China Homes, Ltd.
Warrant holders of New China Homes, Ltd.

                 RE: NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder and Warrant holder:

     I am cordially inviting holders of our common shares to attend a Special Meeting of Shareholders of New China Homes, Ltd. on March 18, 2003, at 10:00 a.m. local time. The meeting will be held at 16th Floor, Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong Special Administrative Region, the People's Republic of China. Although common share purchase warrants do not entitle warrant holders to vote at the Special Meeting, I have enclosed a copy of the proxy statement and related materials for warrant holders' information only.

     As described in the enclosed proxy statement, at this important special meeting of shareholders, you as a shareholder will be asked to consider and vote upon the redomicile of New China from the Cayman Islands to the British Virgin Islands followed soon after by a merger of New China Homes with and into Zhongshan Developments Limited, or Newco, a new British Virgin Islands company, such that Newco would be the surviving company in the merger. Pursuant to this redomicile and merger, each shareholder (other than Far East Consortium International Limited, a Cayman Islands company, or Far East, who is seeking to retain ownership in New China's assets through Newco and who would contribute its shares of New China Homes to Newco immediately prior to the merger) would receive US$0.22 cash, without interest, per each New China common share owned at the time of the redomicile and merger and each holder of our redeemable common share purchase warrants, or Warrants, would receive US$0.01 cash, without interest, per each New China Warrant owned at the time of the merger. Newco would then become a private company. Newco is currently a company owned solely by New China's largest shareholder, Far East and will be used to facilitate the going private redomicile and merger transaction described above and to continue the business of New China. Just prior to the redomicile and merger, Far East will contribute its New China common shares to Newco. As of the date of this proxy, Far East owned approximately 63.88% of New China's outstanding common shares.

     A special independent director committee of New China's board of directors, comprised of two independent, non-employee directors, was formed by the board of directors to investigate, consider and evaluate the "going private" redomicile and merger proposal submitted by Far East to the board. The independent director committee, after negotiating the terms of the transaction with the advice of its own financial advisors, unanimously recommended to New China's board of directors approval of the going private redomicile and merger proposal, or the Proposal, which Proposal includes (i) New China's discontinuance from the Cayman Islands and continuance to the British Virgin Islands, (ii) New China's adoption of a new memorandum and articles of association, and (iii) authorization of "Articles of Merger" and a "Plan of Merger," to be entered into by and between Newco and New China, whereby New China would be merged with and into Newco.

     The board of directors, upon the recommendation of the independent director committee and after taking into consideration the fairness opinion rendered by the independent director committee's financial advisor, unanimously approved the Proposal, and has determined that their terms are fair to, and in the best interests of, New China and its shareholders, other than Far East. Accordingly, your board recommends that New China's shareholders vote "FOR" approval of the Proposal by adopting certain Special Resolutions, as described further below and in the attached proxy statement.

     We cannot complete the redomicile and merger unless the shareholders approve the Proposal by adopting "Special Resolutions" attached as Appendix A to the proxy statement in order to effect the following: (i) New China's discontinuance from the Cayman Islands and continuance to the British Virgin Islands, (ii) New China's adoption of a new memorandum and articles of association applicable in the British Virgin Islands and (iii) authorization for New China to enter into the Articles of Merger, attached as Appendix B to the proxy statement and Plan of Merger, attached as Appendix C to the proxy statement, with Newco, thereby causing New China to be merged with and into Newco. The Special Resolutions may be approved by a show of hands of not less than two-thirds of the shareholders present and voting at the meeting, but under certain circumstances, a poll may be demanded by certain individuals (as detailed further in the attached proxy statement), either before the show of hands is taken or upon declaration of the result of the show of hands. In the event a poll is demanded, the Special Resolutions must be passed by not less than two-thirds of the shareholders entitled to vote in person or by proxy voting in person or by proxy, respectively, at the Special Meeting. In a voting by poll, every shareholder present and every person present representing a shareholder by proxy shall have one vote for each share held by such shareholder or such shareholder represented by proxy.

     Whether or not you plan to attend the special meeting, we ask that each shareholder fill out, sign, date and return the enclosed proxy promptly in the envelope provided. Your shares will then be represented at the special meeting. If you attend the special meeting, you may, by following the procedures discussed in the accompanying documents, withdraw your proxy and vote in person.

     YOUR VOTE IS VERY IMPORTANT. IF YOU FAIL TO RETURN THE PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, YOUR SHARES WILL NOT BE REPRESENTED AT THE SPECIAL MEETING.

     The accompanying notice of special meeting, proxy statement and proxy card explain the Proposal and provide specific information concerning the special meeting. Please read these materials carefully.

                                          Sincerely,

                                          /s/ Trevor John Bedford
                                          --------------------------------------
                                          Trevor John Bedford
                                          Chairman of the Board of Directors

                        NOTICE OF SPECIAL MEETING OF THE
                     SHAREHOLDERS OF NEW CHINA HOMES, LTD.
                          TO BE HELD ON MARCH 18, 2003

     A special meeting of shareholders of New China Homes, Ltd., or New China, will be held at 16/F, Far East Consortium Building, located at 121 Des Voeux Road, Central, Hong Kong SAR, PRC, on March 18, 2003, at 10 a.m., local time, for the purpose of voting upon the redomicile and merger proposal, or the Proposal, which Proposal includes (i) New China's discontinuance from the Cayman Islands and continuance to the British Virgin Islands, (ii) New China's adoption of a new memorandum and articles of association, (iii) authorization of "Articles of Merger" and a "Plan of Merger," to be entered into by and between Zhongshan Developments Limited, or Newco, a new British Virgin Islands company, and New China, whereby New China would be merged with and into Newco. Pursuant to the Proposal, the Plan of Merger provides that each shareholder (other than Far East Consortium International Limited, a Cayman Islands company, which company seeks to retain New China's assets through ownership in Newco and who would contribute their shares to Newco immediately prior to the redomicile and merger) would receive US$0.22 cash, without interest, per each New China common share owned at the time of the redomicile and merger and each holder of our redeemable common share purchase warrants, or Warrants, would receive US$0.01 cash, without interest, per each New China Warrant owned at the time of the redomicile and merger.

     New China's board of directors has fixed the close of business on February 10, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. Only shareholders of record at the close of business on February 10, 2003 are entitled to notice of, and to vote at, such meeting. As of the record date, there were 7,500,000 common shares outstanding, held of record by approximately 1,424 holders.

     The board of directors of New China has carefully considered the terms of the Proposal and believes that the redomicile and merger is fair to, and in the best interests of, New China and its shareholders, other than Far East. The board of directors of New China has unanimously approved the Proposal, and unanimously recommends that shareholders vote "FOR" approval of the Proposal by adopting the special resolutions described below and in the attached proxy statement.

     We cannot complete the redomicile and merger unless the shareholders approve the Proposal by adopting certain special resolutions, or the Special Resolutions, in order to effect the following: (i) New China's discontinuance from the Cayman Islands and continuance to the British Virgin Islands, (ii) New China's adoption of a new memorandum and articles of association applicable in the British Virgin Islands, and (iii) authorization for New China to enter into the Articles of Merger and Plan of Merger with Newco, thereby causing New China to be merged with and into Newco. The Special Resolutions may be approved by a show of hands of not less than two-thirds of the shareholders present and voting at the meeting, but under certain circumstances, a poll may be demanded by certain individuals (as detailed further in the attached proxy statement), either before the show of hands is taken or upon declaration of the result of the show of hands. In the event a poll is demanded, the Special Resolutions must be passed by not less than two-thirds of the shareholders entitled to vote in person or by proxy voting person or by proxy, respectively, at the Special Meeting. In a voting by poll, every shareholder present and every person present representing a shareholder by proxy shall have one vote for each share held by such shareholder or such shareholder represented by proxy.

     The Special Resolutions, Articles of Merger and Plan of Merger are attached to, and explained in, the accompanying proxy statement, which you are urged to read carefully. A complete list of shareholders entitled to vote at the special meeting will be available for examination at the special meeting and at New China's offices at 16th Floor, Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong Special Administrative Region, the People's Republic of China during ordinary business hours, after February 10, 2003, for the examination by any New China shareholder for any purpose related to the special meeting.

     This proxy statement and proxy card are first being mailed to shareholders on or around February 24, 2003. Please do not send share certificates with your proxy card.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO FILL OUT, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

     BY ORDER OF THE BOARD OF DIRECTORS,

                                          Gerald Breslauer
                                          Secretary
                                          Boca Raton, Florida
                                          February 24, 2003

                                PROXY STATEMENT
                   FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
                             NEW CHINA HOMES, LTD.

     The board of directors of New China Homes, Ltd., or New China, provides this proxy statement to you to solicit your vote on the approval of a proposal, or the Proposal, to (i) cause the redomicile of New China from the Cayman Islands to the British Virgin Islands, followed soon after by (ii) a merger of New China with and into Zhongshan Developments Ltd. If New China's shareholders approve the Proposal, each shareholder (other than New China's largest shareholder, Far East Consortium International Limited, or Far East, who is seeking to retain ownership of New China's assets through ownership of Zhongshan Developments Ltd. and who will contribute cash and its New China common shares to Zhongshan Developments Ltd. immediately prior to the redomicile and merger) would receive US$0.22 cash, without interest, per New China common share owned at the time of the redomicile and merger and each holder of our common share purchase warrants, or Warrants, would receive US$0.01 cash, without interest, per each warrant owned at the time of the redomicile and merger.

     The redomicile and merger cannot occur unless the shareholders approve the proposal by adopting certain "Special Resolutions," which effect New China's discontinuance from the Cayman Islands and continuance to the British Virgin Islands, adoption of a new memorandum and articles of association and authorization of certain articles of merger and a plan of merger, as further described in this proxy statement. The Special Resolutions may be approved by a show of hands of not less than two-thirds of the shareholders present and voting at the special shareholder meeting, but under certain circumstances (as described in the proxy statement) a poll may be demanded, either before the show of hands is taken or upon declaration of the result of the show of hands. In the event a poll is demanded, the Special Resolutions must be passed by not less than two-thirds of the shareholders entitled to vote in person or by proxy voting in person or by proxy, respectively, at the special meeting of shareholders. In a voting by poll, every shareholder present and every person present representing a shareholder by proxy shall have one vote for each share held by such shareholder or such shareholder represented by proxy.

     The board of directors has scheduled a special meeting of shareholders to vote on the proposal as follows:

       Date and Time: March 18, 2003 at 10:00 a.m.
       Location: 16th Floor, Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong

     This document provides you with detailed information about the proposed redomicile and merger. Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 40 for additional information about New China on file with the Securities and Exchange Commission. This proxy statement and proxy card are being mailed to shareholders of New China beginning about February 24, 2003.
                             ---------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE INFORMATION IN THIS PROXY STATEMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS PROXY STATEMENT.

WE URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.
             The date of this proxy statement is February 24, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING.............     6
FORWARD-LOOKING STATEMENTS..................................     7
THE SPECIAL MEETING.........................................     8
     Date, Time, and Place..................................     8
     Purposes of the Special Meeting........................     8
     Record Date; Voting at the Meeting; Quorum.............     8
     Required Vote; Broker Non-Votes........................     8
     Statutory Appraisal Rights.............................     9
     Proxy Card; Action to be Taken Under the Proxy.........    10
     Proxy Solicitation.....................................    10
SPECIAL FACTORS.............................................    11
     Background of the Redomicile and Merger................    11
     Purpose and Reasons for the Redomicile and Merger......    13
     Recommendation of the Independent Director Committee...    14
     Recommendation of the Board of Directors...............    16
     Opinion of Financial Advisor to the Independent
      Director Committee....................................    18
     Summary of the Opinion of AMS Corporate Finance........    19
     Far East's Purpose and Reasons for the Redomicile and
      Merger................................................    23
     Prior Transactions between Far East and New China......    24
     Position of Far East as to Fairness of the Merger......    24
     Risks That the Redomicile and Merger Will Not be
      Completed.............................................    25
     Conduct of the Business of New China if the Redomicile
      and Merger is Completed...............................    25
     Conduct of the Business of New China if the Redomicile
      and Merger is Not Completed...........................    26
     Interests of Certain Persons in the Redomicile and
      Merger................................................    26
     Advantages and Disadvantages of the Redomicile and
      Merger................................................    26
     Certain Effects of the Redomicile and Merger...........    28
     Financing the Redomicile and Merger....................    29
     Fees and Expenses of the Redomicile and Merger.........    29
     Anticipated Accounting Treatment of the Redomicile and
      Merger................................................    29
     U.S. Federal Income Tax Consequences of the Redomicile
      and Merger............................................    30
     Litigation.............................................    31
     Provisions for Unaffiliated Security Holders...........    31
FINANCIAL INFORMATION.......................................    31
     Selected Historical Financial Data.....................    31
     Pro Forma and Financial Forecast Information...........    34
     Other Financial Data...................................    34
     Market Prices and Dividend Information.................    34
     New China Common Share Purchase Information............    35

                                                              PAGE
                                                              ----
THE PARTIES.................................................    35
     Principal Shareholders.................................    35
     Directors and Officers of New China....................    36
ARTICLES OF MERGER AND PLAN OF MERGER.......................    38
CONTRIBUTION AGREEMENT......................................    39
INDEPENDENT ACCOUNTANTS.....................................    39
WHERE YOU CAN FIND MORE INFORMATION.........................    40
DOCUMENTS INCORPORATED BY REFERENCE.........................    40
APPENDIX A -- SPECIAL RESOLUTIONS...........................   A-1
APPENDIX B -- ARTICLES OF MERGER............................   B-1
APPENDIX C -- PLAN OF MERGER................................   C-1
APPENDIX D -- SECTION 83 OF THE BRITISH VIRGIN ISLANDS
              INTERNATIONAL BUSINESS COMPANIES ACT OF
              1984..........................................   D-1
APPENDIX E -- OPINION OF AMS CORPORATE FINANCE..............   E-1
APPENDIX F -- LCH ASIA PACIFIC APPRAISAL REPORT.............   F-1
APPENDIX G -- LAWSON DAVID & SUNG APPRAISAL REPORT..........   G-1
APPENDIX H -- CONSOLIDATED FINANCIAL STATEMENTS FOR THE
              YEARS ENDED MARCH 31, 2000, 2001 AND 2002 AND
              INDEPENDENT AUDITORS' REPORT..................   H-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this proxy statement but does not contain all of the information that may be important to you. We encourage you to read this proxy statement and the attached appendices before voting. The actual terms and conditions of the redomicile and merger are contained in the Special Resolutions, attached hereto as Appendix A, the "Articles of Merger," attached hereto as Appendix B and the "Plan of Merger," attached hereto as Appendix C. The information contained in this summary term sheet is qualified in its entirety by reference to the more detailed information beginning on page 8 of this proxy statement.

OVERVIEW

     We are furnishing this proxy statement to our shareholders to allow you to consider and vote on the Special Resolutions, which if passed, indicates shareholder approval of the redomicile and merger Proposal. Pursuant to the Proposal, New China would be first redomiciled from the Cayman Islands to the British Virgin Islands followed soon after by a merger of New China with and into Zhongshan Development Limited, or Newco, a new British Virgin Islands company formed by New China's majority shareholder, Far East, and our shareholders (other than Far East) would receive US$0.22 cash, without interest, for each New China common share which they own at the time of the redomicile and merger and our warrant holders would receive US$0.01 cash, without interest, per each New China Warrant which they own at the time of the redomicile and merger. Taking into account the amount of cash to be paid in the merger to shareholders (other than Far East) and the warrant holders, the aggregate value of the merger is approximately US$618,936, or the Merger Consideration.

     Without considering the outstanding Warrants, Far East owns approximately 63.88% of New China's outstanding common shares as of the record date. Far East expects to contribute to Newco, in exchange for Newco common shares, its entire holdings in New China and US$850,000, or the Cash Consideration, which amount includes the US$618,936 Merger Consideration.

     During the time the Proposal was negotiated, Mr. David Chiu, Ms. Margaret Chiu, and Mr. Denny Chan were each directors of New China Homes. Mr. David Chiu is chairman of the board and majority shareholder of Far East. Ms. Chiu is a director of Far East Holdings International Limited, a company affiliated with Far East, and is also sister to Mr. David Chiu. Mr. Denny Chan is Far East's Group Chief Accountant. Mr. Chiu, Ms. Chiu and Mr. Chan therefore may have a conflict of interest with respect to the proposed transaction.

     In light of this conflict of interest, our board of directors formed a special committee. The special committee is composed of two of our independent, non-employee directors. The special independent director committee negotiated the terms of the Proposal, including the Plan of Merger, on behalf of the board of directors and New China. In connection with the execution of the redomicile and merger, both the board of directors and the special committee unanimously determined that the Proposal is fair to and in the best interests of New China and its shareholders, other than Far East.

THE PARTIES (See "THE PARTIES" on page 35)

     - New China Homes, Ltd. designs, develops, constructs, markets and sells spacious, high-quality, affordable homes in planned residential communities, which are targeted at Chinese middle income families. New China also designs, develops, constructs, markets and sells these homes in mixed-use development projects. Throughout this proxy statement, we will refer to New China Homes, Ltd. as "New China," "we," "us," or "our."

     - Far East Consortium International Limited is New China's major shareholder, holding approximately 63.88% of New China's outstanding common shares as of the record date. Far East has made an offer to acquire all of New China's remaining outstanding common shares by redomiciling and merging New China with and into Newco, with Newco paying in cash those outstanding New China shareholders and warrant holders. Throughout this proxy statement, we will refer to Far East Consortium International Limited as "Far East."

     - Zhongshan Developments Limited, or Newco, is a new British Virgin Islands company, which company will serve to effect the merger with New China and to continue the business of New China. Newco currently is owned solely by Far East. Far East has agreed to contribute its shares of New China common shares to Newco immediately before the redomicile and merger and the Cash Consideration in exchange for Newco common shares, if New China's shareholders approve the Proposal by adopting the Special Resolution and if other closing conditions of the Proposal, including those contained in the Plan of Merger, are satisfied. Throughout this proxy statement, we will refer to Zhongshan Developments Limited as "Zhongshan" or "Newco."

THE REDOMICILE AND MERGER (See "THE ARTICLES AND PLAN OF MERGER" on page 38)

     - If the shareholders approve the Proposal by adopting the Special Resolutions, New China will be redomiciled from the Cayman Islands to the British Virgin Islands followed soon after by a merger with and into Newco, with Newco surviving the merger. Upon passage of the Special Resolutions and in connection with the redomicile, (i) New China's management would de-register New China from the Cayman Islands, (ii) New China would adopt an amended and restated memorandum and articles of association applicable in the British Virgin Islands, and (iii) New China's management would cause the continuance of New China in the British Virgin Islands by registering New China as an international business company in the British Virgin Islands. Upon passage of the Special Resolutions and in connection with the merger, New China's management would cause New China to merge with and into Newco according to the Articles of Merger and Plan of Merger, which are described in this proxy statement and are attached as Appendix B, and Appendix C, respectively. According to the terms of the Plan of Merger, each shareholder, other than Far East, would receive US$ 0.22 in cash, without interest, for each common share that the shareholder owns at the time of the redomicile and merger. Further, our warrant holders would receive US$0.01 cash, without interest, per each New China warrant that the warrant holder owns at the time of the redomicile and merger. Far East will not receive any cash for their New China common shares that they contribute to Newco, because immediately before the redomicile and merger, Far East will contribute those shares to Newco (and the Cash Consideration) in exchange for Newco common shares. At the closing of the redomicile and merger, New China will cease to exist as a separate entity and the New China common shares owned by Newco will be converted into one share of Newco, which shall be issued to Far East, the sole existing member of Newco. Immediately following the redomicile and merger, Far East will own 100% of Newco, the surviving corporation in the merger. See "SPECIAL FACTORS -- Certain Effects of the Redomicile and Merger" on page 28.

     - As of the record date and other than the Warrants, there were no share options, warrants, or other outstanding purchase rights.

     - We expect that the majority of New China's executive officers immediately prior the redomicile and merger will serve in the same capacity for Newco after completion of the merger. The directors of New China immediately prior to the merger will be the directors of Newco after the redomicile and merger.

REQUIRED VOTE (See "THE SPECIAL MEETING -- Required Vote" on page 8)

     Pursuant to the laws of the Cayman Islands, the British Virgin Islands and New China's currently effective memorandum and articles of association, we cannot complete the redomicile and merger unless the shareholders approve the Proposal by adopting the Special Resolutions attached hereto as Appendix A. The Special Resolutions effect the following: (i) New China's discontinuance from the Cayman Islands and continuance to the British Virgin Islands, (ii) New China's adoption of a new memorandum and articles of association applicable in the British Virgin Islands, and (iii) authorization for New China to enter into the Articles of Merger and Plan of Merger with Newco, thereby causing New China to be merged with and into Newco. The Special Resolutions may be approved by a show of hands of not less than two-thirds of the shareholders present and voting at the meeting, but under certain circumstances, a poll may be demanded by certain individuals, (as described further in "the Special Meeting -- Required Vote, on page 8), either before the show of hands is taken or upon declaration of the result of the show of hands. In the event a poll is demanded, the Special Resolutions must be passed by not less than two-thirds of the shareholders entitled to vote in person or by proxy voting in person or by proxy, respectively, at the Special Meeting. In a voting by poll, every shareholder present and every person present representing a shareholder by proxy shall have one vote for each share held by such shareholder or such shareholder represented by proxy. Far East will be entitled to vote on the passage of the Special Resolutions. As of the record date, Far East beneficially owns approximately 4,791,200 shares, or approximately 63.88%, of New China's outstanding common shares, which we expect to be voted in favor of the Proposal by adoption of the Special Resolutions. If the redomicile and merger is consummated:

     - New China will no longer be a public company and will cease to exist;

     - New China common shares and Warrants will be delisted from the Nasdaq Small Cap Market System, and the registration of New China common shares and Warrants under the Securities Exchange Act of 1934, as amended, will terminate;

     - Far East, through its holdings in Newco, will be the beneficiaries of any future earnings and growth of New China following the redomicile and merger. Shareholders other than Far East will not benefit from any future increase in the value of New China, but, on the other hand, will not bear the risk of any future decrease in the value of New China following the merger; and

     - Under British Virgin Islands law, shareholders will have statutory appraisal rights and may exercise these rights instead of accepting the US$0.22 per share as provided herein.

STATUTORY APPRAISAL RIGHTS (See "THE SPECIAL MEETING -- Statutory Appraisal Rights" on page 9).

     Pursuant to British Virgin Islands law, shareholders may exercise certain dissenter's appraisal rights instead of accepting the merger consideration of US$0.22 per share. In order to exercise such rights, a shareholder receiving proper notice of the meeting must provide written objection to the Proposal either before the special meeting or at the special meeting, but before a vote on the Special Resolutions is held. If the shareholders approve the Proposal by adopting the Special Resolutions, New China will give notice to each dissenting shareholder within twenty (20) days of the special meeting. Upon receipt of this notice, such dissenting shareholder will have another twenty (20) days to give New China written notice of his decision to dissent. Within seven days of the later of (i) delivery of the notice of election to dissent and (ii) the effective date of the redomicile and merger, the Company shall give the dissenting shareholder a written offer to purchase that Dissenting Shareholder's shares at a price that New China determines to be fair. New China and that dissenting shareholder shall then have thirty (30) days to agree on a price. Failing such an agreement, the Company and dissenting shareholder must designate appraisers, which appraisers will then fix a fair value that will be binding on both New China and the dissenting Shareholder. For further information, please see the British Virgin Islands excerpt attached as Appendix D and "The Special Meeting -- Statutory Appraisal Rights," on page 9.

PURPOSE AND REASONS FOR THE REDOMICILE AND MERGER (See "SPECIAL
FACTORS -- Purpose and Reasons for the Redomicile and Merger" on page 13)

     The independent director committee and board of directors of New China have determined that, for the reasons discussed in detail in this proxy statement, the Proposal is in the best interests of New China and its shareholders, other than Far East.

     New China believes the merger would:

     - Afford each of our shareholders and warrant holders other than Far East and who have been unable to sell their New China common shares or Warrants because of the general lack of liquidity for our common shares or Warrants in the public market an opportunity to sell their New China common shares and Warrants at a single, fair price.

     - Eliminate the possibility of a Nasdaq-initiated delisting, whereby shareholders or warrant holders who could otherwise exchange their securities for cash would instead continue to maintain holdings in New China but without the benefit of stock exchange on which to sell their New China common shares or Warrants;

     - Increase management's flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth; and

     - Relieve New China of certain expenses incident with being a public company and eliminate various obligations applicable to a public company, such as those associated with complying with requirements under the Securities Exchange Act of 1934, as amended.

OPINION OF INDEPENDENT FINANCIAL ADVISOR (See "SPECIAL FACTORS -- Opinion of Financial Advisor to the Independent Director Committee" on page 18)

     The independent director committee of the board of directors retained AMS Corporate Finance Limited as its financial advisor, or the Advisor, in connection with its evaluation of the merger consideration. On January 15, 2003, the Advisor delivered to the independent director committee its opinion that, as of that date and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the total merger consideration of (i) US$0.22 cash per common share, without interest, to be received by New China's shareholders, other than Far East and (ii) US$0.01 per warrant, without interest, to be received by New China's warrant holders in connection with the redomicile and merger, is fair from a financial point of view. A copy of the Advisor's written opinion to the independent director committee, which describes the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix E to this proxy statement, which you should read carefully and in its entirety.

APPROVAL OF THE INDEPENDENT DIRECTOR COMMITTEE AND THE BOARD OF DIRECTORS (See "SPECIAL FACTORS -- Recommendation of the Independent Director Committee" on page 14 and -- "Recommendation of the Board of Directors" on page 16)

     On January 15, 2003, the independent director committee of the board of directors unanimously recommended to the board of directors that the board approve the Proposal. Based on the recommendation of the independent director committee and taking into account various factors including the opinion of the Advisor, the board of directors has determined that the terms of the Proposal, including the Articles of Merger and Plan of Merger, are fair to, and in the best interests of, New China and its shareholders, other than Far East, and have recommended that the shareholders approve the Proposal by adopting the Special Resolutions.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (See "SPECIAL FACTORS -- Interests of Certain Persons in the Redomicile and Merger" on page 26)

     As of the record date, Far East is the Company's major shareholder. Denny Chan, David Chiu, and Margaret Chiu each have affiliations with Far East, which company has interests in the redomicile and merger that are different from and in addition to your interests. Without considering outstanding Warrants (the exercise price of which is currently significantly above its trading price), Far East currently owns 63.88% of New China's outstanding common shares.

CONDITIONS TO THE MERGER (See "ARTICLES AND PLAN OF MERGER" on page 38 and Appendices B and C)

     The obligations of the parties to complete the redomicile and merger depend on the following conditions:

     - The continuation of New China from the Cayman Islands to the British Virgin Islands shall have been effected;

     - Far East shall have contributed its New China common shares and a certain amount of cash to Newco to be used as consideration in the merger;

     - Approval of the Proposal by the affirmative vote of the required majority of shareholders adopting the Special Resolutions;

     - Approval of the merger by the sole shareholder of Newco, Far East;

     - The absence of any legal prohibitions to the consummation of the redomicile and merger;

     - The satisfactory performance by the parties of its respective covenants and agreements under the Plan of Merger; and

     - The absence of any withdrawal or modification by the board of directors of their approval or recommendation of the merger.

TERMINATION OF THE REDOMICILE AND MERGER (See "ARTICLES AND PLAN OF MERGER" on page 38 and Appendices B and C)

     The redomicile and merger may be terminated for several reasons, including if:

     - New China and Newco mutually agree in writing to terminate the Articles of Merger and Plan of Merger;

     - Shareholders of New China's outstanding common shares entitled to vote on the Proposal do not approve the Proposal and therefore do not approve the Special Resolutions at the special meeting or any or any adjournment of this meeting;

     - There has been a breach by either party of any material covenant or agreement set forth in the Articles of Merger or Plan of Merger; or

     - The board of directors finds, after consultation with outside legal counsel, that completing the redomicile and merger would be inconsistent with the board of directors' obligations under applicable law or the board of directors otherwise withdraws or materially modifies its approval of the redomicile and merger.

FEDERAL INCOME TAX CONSEQUENCES (See "SPECIAL FACTORS -- U.S. Federal Income Tax Consequences of the Redomicile and Merger" on page 30)

     - The receipt of the cash merger consideration will be a taxable transaction to you for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, you will recognize gain or loss measured by the difference between the amount of cash received in exchange for your shares of common shares or Warrants and the amount of your tax basis in such shares or Warrants. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws.

FINANCING (See "SPECIAL FACTORS -- Financing the Redomicile and Merger" on page 29 and "CONTRIBUTION AGREEMENT" on page 39). In addition to its 63.88% interest in New China, Far East will contribute approximately US$850,000 in Cash Consideration to Newco, which amount includes the US$618,936 Merger Consideration to paid by Newco to outstanding New China shareholders (other than Far East) and warrant holders pursuant to the redomicile and merger.

EXPENSES See "SPECIAL FACTORS -- Fees and Expenses of the Redomicile and Merger" on page 29). In connection with the redomicile and merger, New China shall be responsible for the following costs and expenses:

     - The cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting of Shareholders and the enclosed proxy statement;

     - Legal fees incurred by New China in connection with the redomicile and merger; and

     - Financial Advisors employed by the special independent director committee.

     Far East shall bear all other costs in connection with the redomicile and merger.

                QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

     The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting to be held for the purpose of voting on the Special Resolutions, which Special Resolutions would approve the redomicile and merger proposal. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

     Q: What is the date, time and place of the special meeting of shareholders?

     A: The special meeting of shareholders will be held on March 18, 2003, at 10 a.m. local time, at 16/F, Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong.

     Q:  Who is entitled to vote at the special meeting?

     A: Shareholders as of the close of business on February 10, 2003, the record date. Warrants do not entitle its holders to vote at the special meeting.

     Q:  What happens if I sell my New China shares before the special meeting?

     A: The record date for the special meeting is earlier than the expected date of the redomicile and merger. If you own New China common shares on the record date but transfer your shares after the record date, but before the redomicile and merger, you will retain your right to vote at the special meeting, but the right to receive the US$0.22 cash per share will pass to the person to whom you transferred your shares.

     Q:  How many shares need to be represented at the meeting?

     A: Two shareholders entitled to vote and present in person or proxy must be present at the meeting to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

     Q: What vote is required to adopt the Special Resolutions approving the redomicile and merger?

     A: Shareholders may adopt the Special Resolutions by a show of hands of not less than two-thirds of the shareholders present and voting at the meeting. Under certain circumstances, however, a poll may be demanded either before the show of hands is taken or upon declaration of the result of the show of hands. In the event a poll is demanded, the Special Resolutions must be passed by not less than two-thirds of the shareholders entitled to vote in person or by proxy voting in person or by proxy, respectively, at the Special Meeting. In a voting by poll, every shareholder present and every person present representing a shareholder by proxy shall have one vote for each share held by such shareholder or such shareholder represented by proxy.

     Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

     A: Generally, your broker will not have the power to vote your shares. Your broker will vote your shares only if you provide him or her with instructions on how to vote. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.

     Q:  May I change my vote after I have mailed my signed proxy card?

     A: Yes. You may change your vote by sending a written notice stating that you would like to revoke your proxy or by completing and submitting prior to the special meeting a new, later-dated proxy card to New China's corporate secretary. You also can attend the special meeting and vote in person. If your shares are held in "street name," you must follow the directions provided by your broker to change your vote.

     Q:  What happens if I don't return a proxy card?

     A: If you fail to return a proxy card and you do not attend the special meeting in person, your shares will not be represented at the special meeting.

     Q:  What do I need to do now?

     A: After carefully reading and considering the information contained in the proxy statement, please complete, date and sign your proxy card and then mail your completed, dated and signed proxy card in the enclosed prepaid return envelope as soon as possible so that your shares can be voted at the special meeting if you do not attend the special meeting in person. If your shares are held in "street name" by your broker or other nominee, your broker or other nominee will provide you instructions on how to have your vote counted.

     Q:  Should I send in my share certificates now?

     A: No. If the Special Resolutions approving the redomicile and merger Proposal are approved by the shareholders, Newco will send you, after the merger is completed, written instructions for surrendering your share certificates. You must return your share certificates as described in those instructions to receive the cash payment in connection with the redomicile and merger.

     Q: May I exercise dissenter's appraisal rights in the redomicile and merger?

     A: Yes. Should you, as a shareholder, believe the merger consideration of US$0.22 per common share is not the fair value of such share, you may be able to exercise certain dissenter's appraisal rights pursuant to British Virgin Islands law, thereby requesting payment for the fair value of such shares. In order to properly exercise those rights, it is important that you follow certain procedures, as detailed further in "The Special Meeting -- Statutory Appraisal Rights" on page 9.

     Q:  When do you expect to complete the redomicile and merger?

     A: We hope to complete the redomicile and merger on or shortly after the date of the special meeting if the Special Resolutions approving the redomicile and merger Proposal are approved by the shareholders. We cannot assure you as to when or if the redomicile and merger will occur.

     Q:  Who can help answer my questions?

     A: If you have any questions about the merger or would like additional copies of the proxy statement, you should contact:

               Gerald Breslauer
               Investor Relations Department
               New China Homes, Ltd.
               2255 Glades Road
               Boca Raton, Florida, 33431

                           FORWARD-LOOKING STATEMENTS

     This proxy statement, and the documents to which we refer you and incorporate into this proxy statement by reference, contain certain "forward-looking statements." The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and other similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. You are cautioned not to place undue reliance on these forward-looking statements as these forward-looking statements reflect the current view of New China or its management and are subject to certain risks, uncertainties and contingencies that could cause New China's actual results, performance or achievements to differ materially from those expressed in or implied by these statements. These risks, uncertainties and contingencies include, but are not limited to, the factors discussed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors that May Affect Future Results and Market Price of Stock" in New China's Annual Report on Form 20-F for the years ended March 31, 2001 and March 31, 2002, which information is incorporated herein by reference. New China undertakes no obligation and does not intend to update or revise these forward-looking statements to reflect future events or circumstances, except as required pursuant to any applicable securities laws.

                              THE SPECIAL MEETING

DATE, TIME, AND PLACE

     This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the board of directors of New China for the special meeting of shareholders to be held on March 18, 2003, at 10 a.m., or at any adjournments thereof, at 16th Floor, Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong Special Administrative Region, the People's Republic of China. These proxy materials are first being sent to shareholders on or about February 24, 2003.

PURPOSES OF THE SPECIAL MEETING

     At the special meeting, the shareholders of New China will be asked to consider and vote upon the Special Resolutions approving the redomicile and merger Proposal.

     Upon the unanimous recommendation of an independent director committee of the board of directors consisting of two independent, non-employee directors, the board of directors has unanimously approved the Proposal and recommends that the shareholders also approve the Proposal by adopting the Special Resolutions.

RECORD DATE; VOTING AT THE MEETING; QUORUM

     The board of directors has fixed the close of business on February 10, 2003 as the record date for the determination of New China shareholders entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, New China had outstanding 7,500,000 common shares, par value US$1.00, held of record by approximately 1,424 holders, which shareholders shall be entitled to vote at the special meeting. As of the close of business on the record date, New China had outstanding 2,300,000 redeemable common share purchase warrants, which warrants do not entitle its holder to vote at the special meeting. Two shareholders entitled to vote and present in person or by proxy must be present at the meeting to constitute a quorum for the transaction of business. Even if you plan to attend the special meeting, you are urged to sign, date and return the accompanying proxy card. If your proxy card is signed and returned without specific voting instructions, your shares will NOT be represented at the special meeting.

REQUIRED VOTE; BROKER NON-VOTES

     The Special Resolutions may be approved by a show of hands of not less than two-thirds of the shareholders present and voting at the meeting, but a poll may be demanded, either before the show of hands is taken or upon declaration of the result of the show of hands by the following persons: (a) the chairman of the special meeting, (b) not less than three shareholders present in person or by proxy having the right to vote at the meeting, (c) a shareholder or shareholders present in person or by proxy representing not less than one-tenth of the total voting rights of all the members having the total voting rights of all the members having the right to vote at the meeting, or (d) a shareholder or shareholders present in person or by proxy holding shares conferring a right to vote at the meeting being shares on which an aggregate sum have been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. In the event such a poll is demanded, the Special Resolutions must be passed by not less than two-thirds of the shareholders entitled to vote in person or by proxy voting in person or by proxy, respectively, at the Special Meeting. In a voting by poll, every shareholder present and every person present representing a shareholder by proxy shall have one vote for each share held by such shareholder or such shareholder represented by proxy. Far East will be entitled to vote on the Special Resolutions. New China expects members of Far East, who hold approximately 63.88% of New China's outstanding common shares, to vote in favor of the Special Resolutions adopting the redomicile and merger Proposal. Because Far East's aggregate shareholding in New China is less than two-thirds of the outstanding shares in New China, however, there is a possibility that, should sufficient numbers of shareholders (other than Far East) attend and vote against the redomicile and merger Proposal, it may not be approved. At a special meeting of the board of directors held on January 17, 2003, the terms of the Proposal, as set forth in a letter of intent, were unanimously approved by the board of directors upon the unanimous recommendation of the independent director committee of the board of directors. The Company therefore executed a letter of intent with Far East on the same day. The independent director committee was comprised of two independent, non-employee directors. On February 6, 2003 the directors finalized the terms of the transaction by approving the Articles of Merger and Plan of Merger.

     Brokers who hold shares in "street name" for customers have authority to vote on "routine" proposals when they have not received instructions from beneficial owners. These brokers, however, are precluded from exercising their voting discretion in respect of the approval of non-routine matters like approving the redomicile and merger Proposal. A broker "non-vote" occurs when a bank, broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Properly executed broker non-votes will not be counted in the shares that are present.

STATUTORY APPRAISAL RIGHTS

     If you, as a shareholder, do not believe that the merger consideration of US$0.22 per common share represents the share's fair value, you may be entitled to exercise dissenter's appraisal rights pursuant to Section 83 of the British Virgin Islands International Business Companies Act of 1984, an excerpt of which is attached as Appendix D, by demanding payment for the fair value of your shares.

     In order to exercise such dissenter's appraisal rights, you, as a "Dissenting Shareholder" must provide written objection to the Proposal either before the special meeting or at the special meeting, but before a vote on the Special Resolutions is held. If a Dissenting Shareholder was not given proper notice of the special meeting, however, this prior written objection is not required. If New China's shareholders approve the Proposal by adopting the Special Resolutions, New China shall, within twenty (20) days of the special meeting, give notice to those shareholders properly exercising their dissenter's rights (or to those Dissenting Shareholders whose written objections are not required due to improper notification of the special meeting) notifying them of the approval. Upon receipt of this notice, a Dissenting Shareholder will have twenty days to give New China written notice of his decision to dissent, which notice must include such shareholder's (a) name and address, (b) number and class of shares (in respect of which he dissents), and (c) a demand form payment of the fair value of such shares.

     Upon giving notice of an election to dissent, a Dissenting Shareholder ceases to have any rights of a shareholder, except the right to be paid the fair value of his shares. This means the redomicile and merger will continue in ordinary course, notwithstanding the dissent.

     Within seven (7) days of the later of (i) delivery of the notice of election to dissent and (ii) the effective date of the redomicile and merger, the Company shall give a Dissenting Shareholder a written offer to purchase that Dissenting Shareholder's shares at a price that New China determines to be fair. New China and that Dissenting Shareholder shall then have thirty (30) days to agree on a price. Failing such an agreement, the Company and such Dissenting Shareholder will each designate an appraiser, which two appraisers shall designate a third appraiser. These appraisers will then fix the fair value of the shares as of the close of business on the day prior to the date of the special meeting (excluding any appreciation or depreciation due to the Proposal or consummation of the Proposal), which value shall be binding on both New China and the Dissenting Shareholder.

     Any notices relating to your dissenter's appraisal rights should be sent to the following address:

        Gerald Breslauer
        Investor Relations Department
        New China Homes, Ltd.
        2255 Glades Road
        Boca Raton, Florida, 33431

PROXY CARD; ACTION TO BE TAKEN UNDER THE PROXY

     The enclosed proxy is solicited on behalf of the board of directors. Giving a proxy does not mean that you cannot vote in person if you attend the special meeting and decide that you wish to vote in person. You have an unconditional right to revoke your proxy at any time prior to its exercise, either by filing with New China's secretary at its offices located in Boca Raton, Florida at the address listed above, a written revocation or a properly completed and signed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without voting in person will not, by itself, constitute revocation of a proxy.

     The enclosed proxy must be signed by either you, the shareholder, or by your attorney authorized in writing to sign such proxy. In the case of a corporate shareholder, the proxy should be signed under corporate seal or by a duly authorized officer or attorney of the corporation. The enclosed proxy shall be deemed to confer authority on your appointed proxy representative to demand in or join in demanding a vote by poll. All common shares represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in the manner indicated on the proxies.

     When considering a motion to adjourn the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the redomicile and merger) or such other business and matters as may properly come before the special meeting, the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on adjournment or such other business and matters using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the Special Resolutions adopting the Proposal to vote in favor of adjournment or postponement of the special meeting. Other than as described in the Notice of Special Meeting of Shareholders, there are no other matters to be brought before the special meeting.

PROXY SOLICITATION

     The cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting of Shareholders and the enclosed form of proxy will be borne by New China. New China is requesting that any trustees, custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. New China may reimburse those persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of New China and its subsidiaries may solicit proxies by telephone, facsimile, telegram or in person. These directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred. No solicitation costs have been incurred to date.

     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized with respect to the Special Resolutions adopting the Proposal, including the Articles of Merger and Plan of Merger, or other matters addressed in this proxy statement.

     IF THE SPECIAL RESOLUTIONS APPROVING THE REDOMICILE AND MERGER PROPOSAL IS APPROVED AND THE REDOMICILE AND MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS AND LETTERS OF TRANSMITTAL REGARDING THE SURRENDER OF YOUR SHARE AND/OR WARRANT CERTIFICATES. YOU SHOULD NOT SEND YOUR SHARE AND/OR WARRANT CERTIFICATES UNTIL YOU RECEIVE THESE INSTRUCTIONS.

                                SPECIAL FACTORS

BACKGROUND OF THE REDOMICILE AND MERGER

     New China was incorporated in the Cayman Islands in January 1999 and is a holding company which currently conducts business through its 98.2% owned operating subsidiary, Shanghai Chingchu Property Development Company, Ltd., or Shanghai Chingchu. On March 15, 2000, we completed an initial public offering of 2,000,000 common shares at US$5.00 and 2,000,000 redeemable common share purchase warrants at US$0.125 per warrant. New China raised US$10,575,000 pursuant to its initial public offering of the common shares and purchase warrants. After our initial public offering, including exercise by the underwriters of their overallotment option, Far East Consortium owned approximately 77% of New China's issued and outstanding common shares. As of the record date, Far East owns approximately 63.88% of our issued and outstanding common shares.

     Since 2000, our revenues and profits have declined and our share and warrant prices have faltered. We have had to incur substantial financial debt in order to remain operational. We have experienced significant problems in raising additional working capital both through the public markets and through additional bank financing, in part due to our low market capitalization and the illiquid nature of our assets. We have encountered local zoning issues, where a portion of our real property earmarked for development may be subject to compulsory acquisition. Acquisition of additional tracts of land in Shanghai has been cost prohibitive due to recent increases in land costs and we have no reserve land bank for future development. We therefore believe that both short and long-term profit prospects are poor and do not expect to reverse losses and show a profit in the next few years. We believe that the public market has not responded to our strategic direction, and our common shares and Warrants have remained very thinly traded, providing minimal liquidity for our shareholders and warrant holders. In addition, because of the low trading volume, illiquidity of our common shares, substantial insider holdings and small market capitalization we have been unable to utilize our common shares effectively as a source of financing. The board of directors therefore began considering strategic alternatives for New China in July 2002. The board of directors concluded that remaining as an independent public company might not be the best course of action for New China and its shareholders and that it was appropriate to investigate alternatives to maximize shareholder value.

     During that time, the Company contacted its counsel, Heller Ehrman White & McAuliffe, LLP ("Heller Ehrman") in connection with a proposal to take the Company private, with Far East financing the purchase of the outstanding minority shares. The Company then requested Heller Ehrman to attend a specially held board of directors' meeting on July 8, 2002. At that meeting, the board discussed various strategic alternatives, including taking New China private, selling the entire business, selling parts of the business, acquiring companies, or raising capital to buy out shareholders or continuing the status quo. At the meeting, the Board received a presentation from its counsel, Heller Ehrman, on the process involved in a typical going private transaction. This presentation covered the form of typical transactions, the role of an independent special committee of the board, if one were to be formed, and a typical time schedule.

     After considering the benefits and costs of each alternative, the Board preliminarily concluded that, if a fair price could be offered to the Company's shareholders, other than Far East, the option to take the Company private may be beneficial to both the Company and its shareholders (other than Far East). The board's determination to evaluate a going private transaction with Far East Consortium was based, among other things, on:

        - our small public float and limited institutional following;

        - our low trading volume;

        - the board's conclusion that there is little likelihood that the liquidity of our common shares or warrants will improve in the future;

        - rising land costs and zoning difficulties affecting our profit forecasts;

        - the substantial insider holdings of our common shares;

        - the small market capitalization of New China; and

        - the performance of our share and warrant prices since the second half of year 2000.

     The Board therefore appointed an independent director committee to further investigate the going private transaction and to take steps in furtherance of such transaction. At the meeting, the Board appointed the Chairman of the Board, Trevor John Bedford and another non-employee independent director, Abraham Razack, to form as the independent director committee, which committee was to investigate, inquire into and consider the going private transaction and then report to the Board the fairness of the proposed transaction. At that time, the Board also appointed Heller Ehrman as the Company's counsel advising on the going private transaction and Conyers Dill & Pearman as the Company's British Virgin Islands and Cayman Islands counsel advising on the going private transaction.

     Shortly after the meeting, the independent directors decided to retain a financial advisor to assist them with evaluating the going private transaction. Accordingly, on July 10, 2002 the independent director committee retained AMS Corporate Finance Limited, or the Advisor, as their financial advisor. AMS Corporate Finance Limited has been registered as an investment adviser with the Hong Kong Securities and Futures Commission since October 1994. The selection of the Advisor was based on its qualifications, expertise and experience as an investment and financial advisory firm. In connection with its financial advisory services, New China has agreed to pay, on behalf of the independent director committee, an advisory fee of HK$350,000 (approximately US$44,872).

     In a telephone discussion in early September, 2002, Far East informally suggested that the offer price for each common share be US$0.20 per share. On September 26, 2002, Mr. Trevor Bedford and the Advisor met in Dubai, United Arab Emirates to review preliminarily a discussion draft dated September 24, 2002 in connection with the Advisor's valuation of the Company. Mr. Alexander Tai of AMS Corporate Finance Limited described the scope of the review, general procedures followed, and matters considered in the discussion version of the Advisor's financial advisory opinion. After considering the factors stated in the Advisor's discussion report, Mr. Bedford was of the opinion that the offer price for each common share and Warrant was insufficient, and that Far East should present a higher offer to New China's shareholders (other than Far East) and warrant holders.

     On October 22, 2002, the Board met with Far East to further discuss generally and preliminarily the terms of the transaction, but did not come to an agreement at that time.

     On January 15, 2003, the independent director committee and its Advisor held a special meeting in Hong Kong to consider the terms of a draft letter of intent proposed by Far East. The Advisor presented a revised opinion, dated January 15, 2003 (and based on information available to it up to January 14, 2003) in connection with the valuation of the Company and again described the scope of the review, general procedures followed, and matters considered in arriving at the opinion contained in the discussion version of the Advisor's financial advisory opinion. The Advisor was of the opinion that the offer price of US$0.22 per common share and US$0.01 per Warrant, as set forth in the letter of intent, was fair, from a financial point of view, to each of the shareholders (other than Far East) and the warrant holders. After due discussion and consideration, the independent director committee determined that the terms of Proposal are fair to and in the best interests of New China and its shareholders, other than Far East. The independent director committee therefore recommended to the Company's full Board of Directors that the Board (i) approve the terms of the redomicile and merger Proposal as set forth in the letter of intent and (ii) recommend that New China's shareholders (other than Far East) approve the Proposal, by adopting special resolutions to effect the redomicile and merger.

     On January 17, 2003, the Board of Directors met in Hong Kong and unanimously approved the terms of the Proposal as set forth in the letter of intent. The Company and Far East therefore executed the letter of intent on the same date.

     We issued a press release in Boca Raton, Florida, soon after the market in the United States opened on January 17, 2003, announcing the board's authorization of the terms of the redomicile and merger Proposal and the execution of the letter of intent by and between Far East and the Company.

     On February 6, 2003, the board of directors reviewed draft documents relating to the Proposal, including the Articles of Merger and the Plan of Merger. The Board determined, based on factors such as the unanimous recommendation of the independent director committee, that the redomicile and merger Proposal is fair to and in the best interests of New China and its shareholders, other than Far East. Therefore, by unanimous written consent, the entire board, including the two independent, non-employee members of our board
(i) authorized the execution and delivery of the Articles of Merger and the Plan of Merger, and (ii) recommended that New China's shareholders approve the Proposal by adopting the special resolutions effecting the following: (a) New China's discontinuance from the Cayman Islands and continuance to the British Virgin Islands, (b) New China's adoption of a new memorandum and articles of association applicable in the British Virgin Islands, (c) authorization for New China to enter into the Articles of Merger, attached hereto as Appendix B and Plan of Merger, attached hereto as Appendix C with Newco, thereby causing New China to be merged with and into Newco. The Board also determined that the record date for the redomicile and merger Proposal should be the close of business on February 10, 2003.

     On February 6, 2003, we issued a press release advising our shareholders of the February 10, 2003 record date and of the special meeting of shareholders to be held on March 18, 2003.

PURPOSE AND REASONS FOR THE REDOMICILE AND MERGER

     New China common shares and redeemable common share purchase warrants became publicly traded after their March 15, 2000 initial public offering at a price of US$5.00 per common share and US$0.125 per Warrant. New China raised approximately US$10,575,000 pursuant to such initial public offering. After initially reaching prices of up to US$11.00 per common share in the first half of year 2000, the price per share of New China common shares trade below its offer price for most of the second half of year 2000. The prices for our common shares has dropped steadily since that time, with the exception of a short, unexplained price spike, in mid-November 2002. New China common shares traded below US$2.50 for all of year 2001 and below US$1.00 for the year 2002 up to the time of this proxy statement, and in fact, has traded as low as US$0.10 per common share, which was the closing price on November 1, 2002.

     Beginning on November 15, 2002, prices for our common shares experienced a sharp, but short-lived upward movement, reaching a closing price of US$0.74 per common share on November 18, 2002. In the days following, the price per common share dropped sharply from this high, closing at US$0.38 on November 19, 2002 and settling to US$0.26 per common share on the day before the announcement of the going private transaction, on January 17, 2003.

     New China's Warrants mirrored the performance of New China's common shares, reaching nearly US$5.00 per Warrant during the first half of year 2000, but dropping to US$0.02 per Warrant in November. Like the common shares, New China's Warrants also experienced a short-lived, unexplained price spike, closing at US$0.20 per Warrant on November 18, 2002, but falling to US$0.05 per Warrant on the day before our announcement to go private.

     New China has not experienced significant growth during the last two years, and there is no assurance that New China will experience profitable growth in the future. Of the approximately 7,500,000 New China common shares outstanding as of February 10, 2003, shareholders other than Far East hold only approxi-mately 2,709,000 common shares, or 36.12% of New China's outstanding common shares as of the record date. Because Far East has not sold its shares, and because of the relatively low number of outstanding shares, the trading volume of common shares has been, and continues to be, limited. During the approximately 6.5 month prior to the announcement of the proposed redomicile and merger (i.e. from July 1, 2002 to January 14, 2003), the average monthly trading volume has been approximately 180,602 shares per month. Because the shares are so thinly traded, many shareholders lack sufficient liquidity to sell their shares without a significant impact on the market price of New China common shares.

     In recent years, New China believes, the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading in the public marketplace. The board of directors believes it is highly speculative whether New China common shares would ever achieve significant market value because of New China's size, the lack of liquidity and no assurance of significant profitable growth in the near future. The realization that New China common shares might never achieve significant market value as a public company is one of the reasons that ultimately caused the board of directors to conclude that New China no longer is benefiting from being a public company, and that it would be in the best interests of New China and its shareholders for New China to be privately held.

     The Far East Proposal to take the Company private presented New China with the opportunity to return to the status of a private company while affording the shareholders other than Far East, the opportunity to liquidate their common shares at a fair price. New China believes that it is in the best interest of New China and its shareholders to provide liquidity today to the maximum number of shareholders (other than Far East). Although the offer price of US$0.22 per share represents an approximate discount of (i) 36.3% to the average closing price over the 30 trading days up to and including January 14, 2003, and (ii) 24.0% to the average closing price over the 60 trading days up to and including January 14, 2003, the Company believes that it would be difficult for our shareholders, other than Far East, to dispose of their common shares in the open market without adding pressure on the existing market price of the shares, especially in light of the generally low liquidity of the shares. Because of the Company's historically low trading volume, the Proposal would allow each of our common shareholders the opportunity to dispose of their shares at a single, fair price, without incurring any brokerage commissions. In addition, being a private company would relieve New China of certain expenses incident with being a public company, eliminate various obligations applicable to a public company and would increase management's flexibility to consider and initiate actions geared to long-term growth as opposed to short-term earnings per share.

     The board of directors has therefore determined that the proposed redomicile and merger is the most expeditious and economical way of liquidating the interests of each of the shareholders, other than Far East, and warrant holders, at a fair price. In light of these objectives, the board of directors concluded that the redomicile and merger Proposal better accomplished its goals than other alternatives that were considered by the board as more fully described under "SPECIAL FACTORS -- Background of the Redomicile and Merger" on page 11.

RECOMMENDATION OF THE INDEPENDENT DIRECTOR COMMITTEE

     The independent director committee unanimously determined that the redomicile and merger Proposal is fair to and in the best interests of New China and its shareholders, other than Far East. The independent committee unanimously recommended that (i) New China's board of directors approve the redomicile and merger Proposal and (ii) New China's shareholders approve the Proposal by adopting the Special Resolutions intended to effect the redomicile and merger. In reaching its determinations, the independent director committee relied on its knowledge of our business and information provided by our officers, as well as the advice of its financial advisors. In reaching its decision, the independent director committee considered a number of factors, including the following positive factors, each of which in the view of the independent director committee supported such determination:

        - the historical trading activity of our common shares, including the fact that the highest monthly trading volume of our common shares for the period from July 1, 2002 to January 14, 2003

          (without considering the abnormally high trading volume in November 2002 of 843,715 shares), was 154,500 shares, or approximately 5.7% of the shares held by shareholders other than Far East;

        - the small public float and limited prospects for creating institutional interest in our stock or coverage by analysts;

        - our low market capitalization of approximately US$1,950,000 as of January 14, 2003;

        - the performance of our stock price since August 2000. From August 30, 2000 until January 17, 2003, our common shares closed at a high of US$3.50 per share in August 8, 2000 and at a low of US$0.10 per share on November 1, 2002. During the six-month trading period ended January 17, 2003, our common shares closed at a high of US$0.74 per share on November 18, 2002 and at a low of US$0.10 per share on November 1, 2002;

        - the presentation by the Advisor of its detailed analysis and conclusions concerning the fairness of the merger consideration under the Proposal and the written opinion of Advisor delivered to the independent director committee as of January 15, 2003, stating that, as of January 14, 2003, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the merger consideration each shareholder or warrant holder will have the right to receive in the proposed redomicile and merger is fair, from a financial point of view, to New China's shareholders (other than Far
          East) and warrant holders. See "SPECIAL FACTORS -- Opinion of Financial Advisor to the Independent Director Committee" on page 18 and a copy of the opinion of the Advisor attached as Appendix E to this proxy statement;

        - the independent director committee's judgment that it was unlikely for each of New China's shareholders to realize in excess of US$0.22 per share due to the current and prospective environment in which New China operates, and more particularly, the difficulty that New China would have in the future in connection with its rising land costs, local zoning difficulties, and working capital issues;

        - the fact that the consideration to be received in the merger is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by New China's shareholders and warrant holders;

        - the fact that the Proposal, and in particular, the Articles of Merger and Plan of Merger, does not unduly deter a third party from making an acquisition proposal, inhibit the independent director committee from withdrawing or modifying its approval or recommendation of the redomicile and merger Proposal, including the Articles of Merger and the Plan of Merger or inhibit the board of directors from approving, recommending or accepting an acquisition proposal that the independent director committee determines to be of a superior proposal to the shareholders of New China than the Proposal; and

        - the fact that the redomicile and merger Proposal is not subject to a financing condition on the part of Far East.

     The independent director committee also considered the following adverse factors associated with the redomicile and merger:

        - the fact that the merger consideration represents a discount to recent trading prices, including, for example, a 24.0% discount to the average closing price over the 60 trading days up to and including January 14, 2003;

        - the fact that the stock market has not performed well over the past two years, which may contribute to the recent trading price of our common shares and Warrants; and

        - the fact that a shareholder or warrant holder would not be able to participate in our future growth.

     The independent director committee believes the merger is procedurally fair to New China's shareholders, other than Far East, in light of the following factors:

        - the formation of an independent director committee of two independent, non-employee directors and its empowerment by the board to retain financial advisors and legal counsel of the independent director committee's choice;

        - the retention by the independent director committee of an independent financial advisor and property appraisers to assist it in evaluating the redomicile and merger Proposal;

        - the independent director committee's arm's length negotiations with Far East and the judgment of the independent director committee that, based upon the negotiations that had transpired, a price higher than US$0.22 per share for all shareholders could not likely be obtained;

        - the fact that the members of the independent director committee will not personally benefit from the consummation of the redomicile and merger Proposal, especially given that (a) Abraham Razack holds no common shares of the Company and no share options to acquire our common shares, and (b) Trevor Bedford's only interest in New China, other than that of a director, was an option to purchase 100,000 common shares at an exercise price of US$7.50 per share, which option was extinguished by the Company on January 14, 2003 in exchange for nominal consideration paid to Mr. Bedford of US$0.01 per share underlying the option; and

        - the fact that, because Far East's current aggregate shareholding in New China is less than two-thirds of the outstanding shares in New China, there is a possibility that, should sufficient number of shareholders other than Far East attend and vote against the redomicile and merger Proposal, it may not be approved.

     The independent director committee also considered the advantages and disadvantages of the other potential alternatives to the acquisition of the interests of the shareholders other than Far East, which included sale of New China to a third party. See "SPECIAL FACTORS -- Background of the Redomicile and Merger" on page 11.

     The independent director committee did not view the liquidation value of New China's assets because it believed this measure of asset value would be considerably less than the merger consideration of US$0.22 per share and New China's going concern value. The independent director committee's belief regarding liquidation value was based upon their understanding of the real property industry in China and their general business knowledge that liquidation sales generally result in proceeds substantially less than the sale of a going concern business. Thus, the independent director committee did not request that the Advisor perform a liquidation analysis.

     The members of the independent director committee evaluated the factors in light of their knowledge of our business, their knowledge of the real property industry and their good faith business judgment. Although the independent director committee believes that these were all of the material factors considered, in view of the large number of factors considered by the independent director committee in connection with the evaluation of the redomicile and merger and the complexity of these matters, the independent director committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of the independent director committee may have given different weight to the various factors. The independent director committee conducted a discussion of, among other things, the factors described above, including asking questions of the independent director committee's financial advisor, and reached the unanimous conclusion that the terms of the redomicile and merger Proposal are fair to, advisable and in the best interests of New China and its shareholders, other than Far East.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors unanimously determined, based on the unanimous recommendation of the independent director committee, that the redomicile and merger Proposal is fair to and in the best interests of

New China and its shareholders, (other than Far East) and its warrant holders, and unanimously approved the redomicile and merger Proposal, including the Articles of Merger and Plan of Merger, and unanimously recommends approval of the redomicile and merger Proposal, including the Articles of Merger and Plan of Merger by New China's shareholders at the special meeting. The board of directors considered the following factors in deciding to recommend that shareholders vote "FOR" the approval of the redomicile and merger Proposal by adopting the Special Resolutions:

        - the recommendation of the independent director committee;

        - the written opinion of the Advisor delivered to the independent director committee on January 15, 2003, stating that, as of January 14, 2003 and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the merger consideration each shareholder and warrant holder is to receive pursuant to the redomicile and merger Proposal is fair, from a financial point of view, to New China's shareholders, other than Far East and the warrant holders. See "SPECIAL FACTORS -- Opinion of Financial Advisor to the Independent Director Committee" on page 18 and a copy of the opinion of the Advisor attached as Appendix E to this proxy statement;

        - the factors referred to above as having been taken into account by the independent director committee; and

        - the procedural factors described below.

     The board of directors believes that the redomicile and merger Proposal is procedurally fair because, among other things:

        - the independent director committee consisted entirely of independent, non-employee directors appointed by the board of directors to represent solely the interests of New China's shareholders, other than the members of Far East;

        - the independent director committee retained and was advised by its own independent financial advisor to assist it in evaluating the redomicile and merger and provide it with financial advice;

        - the independent director committee requested that New China engage two independent property valuers to assist the independent director committee and the independent financial advisor in evaluating the redomicile and merger consideration;

        - the independent director committee engaged in numerous deliberations in evaluating the merger and merger consideration;

        - the merger consideration and the other terms and conditions of the Proposal, including the Articles of Merger and the Plan of Merger resulted from active arm's length bargaining between the independent director committee and representatives of Far East;

        - even though the independent director committee consisted of directors of New China and was therefore not completely unaffiliated with New China, committees of independent directors are a commonly used mechanism to ensure fairness in transactions of this type;

        - the ability of the independent director committee and the board of directors to consider any alternative proposal and terminate the Proposal, including the Articles of Merger and Plan of Merger if they determine that the failure to do so would be inconsistent with their fiduciary duties under applicable law; and

        - because Far East's current aggregate shareholding in New China is less than two-thirds of the outstanding shares in New China, there is a possibility that should sufficient number of shareholders other than Far East attend and vote against the redomicile and merger Proposal, it may not be approved.

     In view of the foregoing, the board of directors believes that sufficient procedural safeguards exist to ensure fairness of the redomicile and merger Proposal and to permit the independent director committee to effectively represent the interests of New China's shareholders, other than Far East.

     In view of the variety of factors considered by the board of directors and the complexity of these matters, the board of directors did not find it practicable to, and it did not, quantify or otherwise attempt to assign relative weights to the factors considered in making its determination, nor did it evaluate whether these factors were of equal importance. In considering the factors described above, individual members of the board of directors may have given different weight to the various factors.

OPINION OF FINANCIAL ADVISOR TO THE INDEPENDENT DIRECTOR COMMITTEE

     The Advisor acted as financial advisor to the independent director committee in connection with the proposed offer to New China's shareholders, other than Far East, of the merger consideration of US$0.22 cash, without interest, per New China common share and US$0.01 each, without interest, per New China Warrant. On January 15, 2003, the Advisor delivered to the independent director committee of the board of directors of New China its written fairness opinion. The opinion states that, as of that date and based upon and subject to the various assumptions and qualifications stated in its opinion, the merger consideration was fair from a financial point of view to New China's shareholders (other than Far East) and warrant holders.

     The full text of the Advisor's written opinion, dated January 15, 2003, which describes the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by the Advisor in rendering its opinion, is attached as Appendix E to this proxy statement and is incorporated in this document by reference. The Advisor's opinion is directed only to the fairness of the merger consideration as of the date of the opinion and from a financial point of view, to the New China shareholders (other than Far East) and Warrant holders and the Advisor's opinion does not constitute a recommendation to any shareholder or warrant holder.

     In forming its opinion, the Advisor also took into account two business enterprise property valuations, one prepared by LCH Asia Pacific, or LCH and the other by Lawson David & Sung, or Lawson. The independent director committee requested that New China engage LCH and Lawson to assist the independent director committee and the Advisor in evaluating New China's interests, especially in connection with Shanghai Chingchu's real property located in Shanghai. Each of LCH and Lawson is independent from, and not connected to, New China, its shareholders, directors, its subsidiaries or any parties acting in concert with them. The independent director committee selected LCH and Lawson due to their respective expertise in valuing real property located in China. Each of LCH and Lawson's scope of review is described further below.

 SCOPE OF LCH APPRAISAL REPORT.

     The full text of LCH's appraisal report, dated December 20, 2002, which describes the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by the Advisor in rendering its opinion, is attached as Appendix F to this proxy statement and is incorporated in this document by reference. LCH has consented to the attachment of its appraisal report as Appendix F to this proxy statement.

     The following summary of the scope of LCH's scope of review is qualified in its entirety by reference to the full text of the appraisal report attached as Appendix F to this proxy statement.

     In the course of its review, LCH did not make any specific purchase or sale recommendations and the report was prepared solely so that New China's management could make an informed decision regarding the redomicile and merger proposal. LCH did not conduct an investigation of the legal title or any liabilities attached to the appraised assets and did not verify any of the documents furnished to it, including certain pro-forma unaudited financial statements (for the three month period from April 1, 2003 to June 30, 2003) and other documents germane to the appraisal from the Company. As a general matter, LCH utilized the provided data without further verification and did not have reason to doubt the truth and accuracy of the information furnished to LCH by New China.

     To the best of LCH's knowledge, all data set forth in its appraisal report are true and accurate. Although gathered from sources it deemed reliable, LCH does not guarantee nor assume liability for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis. LCH has sought and received confirmation from the management of the Company that no material factors have been omitted from the information supplied. LCH's analysis and appraisal are based upon full disclosure between the appraiser and the Company of material and latent facts that may affect the appraisal.

 SCOPE OF LAWSON APPRAISAL REPORT.

     The full text of the Lawson's appraisal report, dated December 20, 2002, which describes the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by the Advisor in rendering its opinion, is attached as Appendix G to this proxy statement and is incorporated in this document by reference. Lawson has consented to the attachment of its appraisal report as Appendix G to this proxy statement.

     The following summary of the scope of Lawson's scope of review is qualified in its entirety by reference to the full text of the appraisal report attached as Appendix G to this proxy statement.

     Lawson has relied on the advice given by New China regarding the validity and nature of the property interests. New China has provided Lawson with certain documents in relation to the title to the property interest, but has not searched the original documents to verify ownership or to ascertain any amendments which may not appear on the copies available to us. Lawson, however, has no reason to doubt the truth and accuracy of the material information provided to it by New China. Lawson has been advised by the Company that no material facts have been omitted from the information supplied. Lawson has assumed, without independent verification, the accuracy of all data provided to it.

SUMMARY OF THE OPINION OF AMS CORPORATE FINANCE

     The Advisor delivered to the independent director committee on January 15, 2003 its opinion regarding the fairness of the Proposal to the Company's shareholders (other than Far East) and the warrant holders. In connection with its opinion, the Advisor examined, among other things:

        - two appraisals of New China's entire business enterprise value, as conducted by LCH Asia Pacific, or LCH, and Lawson David & Sung, or Lawson, each as described above;

        - a draft of the Special Resolutions;

        - certain audited historical financial statements of New China for the four years ended March 31, 1999, 2000, 2001 and 2002;

        - the unaudited financial statements, prepared for management's internal use only, for the three month period from April 1, 2002 to June 30, 2002;

        - current and historical market prices and trading volumes of New China common shares and Warrants;

        - certain other publicly available information on New China; and

        - such other matters as it deemed relevant.

     The following summary of the Advisor's opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix E to this proxy statement. The Advisor has consented to (i) the attachment of its opinion as Appendix E to this proxy statement, and (ii) the inclusion of the summary set forth below. New China shareholders are urged to read the opinion carefully and in its entirety.

     In the Advisor's review and analysis, and in arriving at its opinion, it assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information provided to it, examined by it or otherwise reviewed or discussed with it for purposes of its opinion and has not assumed any responsibility or liability therefore. With respect to information and data provided to or otherwise reviewed by or discussed with it, the Advisor was advised by the management of New China that such information and data had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of New China as to the financial performance of New China. The Advisor expressed no view with respect to such information and data or the assumptions on which they were based.

     The Advisor did not make any representation to any person regarding the accuracy and completeness of the financial information provided to it. Certain financial information provided to the Advisor, including unaudited financial statements, were prepared solely for internal use by management of New China. New China has advised the Advisor that such interim unaudited accounts are not, as a general matter, made public, and that such accounts were provided to the Advisor (and included in this proxy statement) only because the information was made available to LCH, Lawson, Far East and the independent director committee for the purpose of evaluating the redomicile and merger proposal. Although New China has reasonably prepared such information and data on a basis reflecting the best available information at the time it was prepared, the Advisor understands that such financial statements were not prepared with a view to public disclosure and that the actual accounts may change in accordance with a formally conducted audit.

     The Advisor did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, the Advisor considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. The Advisor did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors discussed in its opinion and summarized below, the Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to New China or the contemplated redomicile and merger. In performing its analyses, the Advisor made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Advisor are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

     The Advisor did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of New China. As noted above, however, the Advisor relied on the two business enterprise property valuations prepared by each of LCH and Lawson. The Advisor assumed that the final terms of the agreements with respect to the redomicile and merger would not vary materially from those set forth in the documents reviewed by the Advisor.

     The Advisor noted that its opinion related only to the merger consideration to be paid by Newco to holders of New China common shares other than Far East. The Advisor was not asked to consider, and its opinion did not address, the merits of the underlying decision by New China to engage in the redomicile and merger. The Advisor was not requested to consider, and its opinion did not address, any term of the redomicile and merger or any of the related transactions or agreements, other than fairness of the redomicile and merger consideration from a financial point of view.

     The fairness opinion was based upon market, economic, financial and other conditions as in effect on, and information made available to the Advisor as of, the date of such opinion. Although subsequent developments might affect the conclusion expressed in such opinion, the independent director committee would consider seeking an updated fairness opinion if there were a material change in the merger or other relevant conditions. The opinion is limited to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be paid by Newco to holders of New China common shares (other than Far East) and the Warrant holders. The opinion does not constitute a recommendation of the merger to New China or a recommendation to any shareholder.

     The Advisor performed the financial analyses described below, and reviewed with the independent director committee the assumptions upon which its analyses were based, as well as other factors. The summary set forth below is not a complete description of the analyses performed or factors considered by the Advisor.

     Fair Market Value as a Going Concern. At the request of the independent director committee, the Company engaged two separate property appraisers, LCH and Lawson, to assist in evaluating New China's business enterprise. LCH's report stated that New China's fair market value as a going concern is RMB32 million, or approximately US$0.51 per share. Lawson's report stated that New China's fair market value as a going concern is RMB34 million, or approximately US$0.55 per share.

     The Advisor noted that the merger consideration of US$0.22 per common share represented an approximate 56.9% discount to LCH's valuation of the entire equity interest of New China and an approximate 60% discount to Lawson's valuation of the entire equity interest of New China.

     Net Tangible Asset Value of Comparison with Selected Publicly Traded Companies Comparable to New China. The Advisor sought to review and compare New China's share price to net tangible asset value per share ratio to certain publicly traded companies that the Advisor deemed most comparable to New China based on the PRC property development industry. As the Advisor considered there to be no directly comparable companies listed on the Nasdaq National Market or Small Cap Market, the Advisor reviewed certain companies listed on the Stock Exchange of Hong Kong. The Advisor considered these companies to be comparable due to their activities involving property investment and development in the PRC, and consisted of the following companies (the following companies collectively referred to as the Reference Property Companies):

        - Shimao China Holdings Limited;

        - Hudson Holdings Limited;

        - New City (Beijing) Development Limited;

        - China Fair Land Holdings Limited;

        - Zhong Hua International Holdings Limited;

        - China Resources Land Limited;

        - Grand Field Group Holdings Limited;

        - New World China Land Limited;

        - Nam Fong International Holdings Limited;

        - Lai Fung Holdings Limited; and

        - Coastal Realty Group Limited.

     The Advisor noted that the majority of the Reference Property Companies have been trading at a substantial discount to their net tangible asset value, with the average being a 60.7% discount. The Advisor also noted that the discount of 56.9% (as measured against the LCH valuation) or 60% (as measured against the Lawson valuation) in connection with New China's US$0.22 merger consideration per common share is within the range of the Reference Property Companies' share price to net tangible asset ratio.

     Share Price Analysis. The Advisor examined the history of the trading prices and volume for each New China common share for the period commencing March 15, 2000 up and until January 14, 2003. The Advisor noted that the merger consideration of US$0.22 per New China common represents:

        - a discount of approximately 15.4% to the closing price of US$0.26 per common share as quoted on the Nasdaq Small Cap Market on January 14, 2003;

        - a discount of approximately 29.6% to the average closing price of approximately US$0.313 per common share based on the daily closing prices as quoted on the Nasdaq Small Cap Market over the 10 trading days up to and including January 14, 2003;

        - a discount of approximately 36.3% to the average closing price of approximately US$0.345 per common share based on the daily closing prices as quoted on the Nasdaq Small Cap Market over the 30 trading days up to and including January 14, 2003; and

        - a discount of approximately 24.0% to the average closing price of approximately US$0.29 per common share based on the daily closing prices as quoted on the Nasdaq Small Cap Market over the 60 trading days up to and including January 14, 2003.

     The Advisor also examined the trading volume of New China's common shares for the period commencing July 1, 2002 up and until January 14, 2003. The Advisor noted that the highest monthly trading volume of New China common shares over that period of time (except for the month of November, 2002) represented less than 6% of the common shares held by the shareholders (other than Far
East). The Advisor also noted that although share activity during the month of November 2002 has increased by more than 19 times as compared to the previous month, the Advisor noted that there can be no assurance that such activity is maintainable, as both price and the level of share trading demonstrated great volatility during the months of November and December 2002. The Advisor's position was that this level of liquidity was not likely to be sufficient for the Company's shareholders (other than Far East) to realize their shares in the open market without exerting pressure on the market price.

     Warrant Price Analysis. The Advisor noted that performance of the Warrants over the period commencing March 15, 2000 up to and including January 14, 2003 mirrored the performance of the underlying common shares. The Advisor noted that each Warrant entitles the holder to purchase one New China common share at US$5.75 and that such Warrants have been trading between US$0.92 and US$0.10 during the twelve month period prior to December 2002. The Advisor noted that the Warrants have no inherent value under the current price performance, and that therefore the price of US$0.01 per Warrant is fair as far as a New China Warrant holder is concerned.

     The Advisor's Opinion. The Advisor was of the opinion that the merger consideration of US$0.22 per common share and US$0.01 per Warrant was fair to New China's shareholders (other than Far East) and warrant holders in light of the following factors:

        - the prospects of New China are uncertain given the fact that it does not have any land bank reserve for future development;

        - the value of New China's underlying assets has dwindled by more than 80% over the period of two years as a result of operating losses and the provisions for contingent liabilities associated with outstanding litigation as disclosed in "Item 8 -- Legal Proceedings" of our annual report on Form 20-F for the fiscal year ended March 31, 2002, which Form 20-F is incorporated herein by this reference;

        - the discount as represented by the merger consideration of US$0.22 per common share to its net asset value is within the range of the discount percentages of the Reference Property Companies;

        - the discount as represented by the merger consideration of US$0.22 per common share to its appraised value by both LCH and Lawson is also within the range of the discount percentages of the Reference Property Companies;

        - the generally poor liquidity of New China's common shares and Warrants makes it difficult, if not impossible, for New China's shareholders (other than Far East) and warrant holders to realize all their investments in New China;

        - based on the current market price of the common shares and the exercise price of US$5.75 per common share pursuant to each Warrant, the Warrants are "out of the money," and, theoretically, do not have any inherent value; and

        - it is unlikely that New China's shareholders (other than Far East) and New China's warrant holders will receive any other offer without the support of Far East.

     General. The preparation of a fairness opinion is a complex process that involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires the Advisor to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by the Advisor was carried out in order to provide a different perspective on the redomicile and merger and to add to the total mix of information available. The analyses were prepared solely for the purposes of the Advisor providing its opinion as to the fairness, from a financial point of view to New China's shareholders, other than Far East of the consideration to be paid by Newco to the other holders of New China common shares, and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. The Advisor's opinion and analyses were only one of many factors considered by the independent director committee in its evaluation of the redomicile and merger and should not be viewed as determinative of the views of the independent director committee, the board of directors or New China's management with respect to the merger consideration or the proposed redomicile and merger.

     Description of AMS Corporate Finance Limited. The Advisor has significant experience in providing investment and advisory opinions to companies in Hong Kong. It has been registered as an investment adviser with the Hong Kong Securities and Futures Commission since October 1994. It is regularly engaged in providing investment advisory services, including advisory services to minority shareholders under the Hong Kong Code on Takeovers and Mergers, initial public offering sponsorships, securities underwriting and shares placements.

     The Advisor has, from January 2001 to April 2001, twice provided financial advisory services to the independent board committee of Yoshiya International Corporation Limited, or Yoshiya, approximately 8.63% and 22.3% of which was indirectly held by Far East and Mr. David Chiu (one of our directors), respectively. Other than disclosed herein, the Advisor has no other connection with Yoshiya and the independent director committee considers the Advisor to be completely independent from New China, Far East and Newco. Other than the opinion given in connection with the redomicile and merger, the Advisor has not received fees from New China for the rendering of its services. After duly considering the possibility of a conflict of interest, the independent director committee concluded that the Advisor's past services for the independent director committee of a company partially owned by one of our directors and (indirectly) by Far East did not create a conflict of interest, and the independent director committee considers the Advisor to be completely independent from New China, its affiliates, majority shareholders, officers and directors.

     The independent director committee of the board of directors hired the Advisor based on its qualifications and expertise in providing financial advice to companies and as a financial and investment advisory firm. The total fee payable to the Advisor for its role as financial advisor is HK$350,000, which sum includes payment for delivery of an opinion, as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of New China, other than Far East, and warrant holders in connection with the redomicile and merger.

     The Advisor was not retained as an advisor or agent to New China's shareholders or any other person other than advisor to the independent director committee of the board of directors of New China. The independent director committee and New China's management determined the merger consideration based upon arm's length negotiations. The independent director committee did not impose any restrictions or limitations upon the Advisor with respect to the investigations made or the procedures that the Advisor followed in rendering its opinion.

FAR EAST'S PURPOSE AND REASONS FOR THE REDOMICILE AND MERGER

     The purpose of the redomicile and merger is to enable Far East, through Newco, to acquire the remaining equity interest in New China other than those shares it already owns. The transaction has been structured as a redomicile from the Cayman Islands to the British Virgin Islands followed soon after by a cash merger in order to provide New China's shareholders (other than Far East) and warrant holders an opportunity to receive cash for all of their shares or Warrants. Please refer to "SPECIAL FACTORS -- Background of the Redomicile and Merger" on page 11 and "Purpose and Reasons for the redomicile and merger" on page 13 for a discussion of factors and reasons why Far East is undertaking the redomicile and merger at this time.

     The redomicile and merger would allow Far East to own 100% of New China's current business, which would be held through Newco, as a private company while providing New China's other shareholders and warrant holders the opportunity to liquidate their investments in New China common shares or Warrants for cash at a single, fair price.

     Far East's desire to proceed with the redomicile and merger is motivated primarily by the continuing low valuation placed on New China common shares by the public equity markets and the limited ability of shareholders to dispose of their New China common shares. A more detailed discussion of these reasons, as well as other reasons that Far East and New China have in common, are more fully set forth under "SPECIAL FACTORS -- Purpose and Reasons for the Redomicile and Merger" on page 13. Far East believes, as does New China, that New China is no longer benefiting from being a public company and that New China's small public float, limited institutional trading, low trading volume, small market capitalization and poor short and long-term profit forecasts are significant reasons to cause the New China to become private.

PRIOR TRANSACTIONS BETWEEN FAR EAST AND NEW CHINA

     On March 30, 2001, New China entered into an agreement with Wonder China Investments Limited, or Wonder China, a wholly-owned subsidiary of Far East, disposing of its 100% interest in Top Trend Development Limited, a British Virgin Islands Company, or Top Trend. Under the terms of this agreement, New China had agreed to sell to Wonder China (a) the entire issued share capital of Top Trend, and (b) a debt in the approximate amount of HK$18,414,717 advanced as a shareholder loan by the Company to Top Trend, in exchange for (y) HK$1,280,000 in cash paid as of March 30, 2001, or the Deposit, and (z) a HK$126,720,000 promissory note, or the Promissory Note. The HK$126,720,000 Promissory Note was due originally on September 30, 2001. Due to a change in Chinese law, however, a warranty contained in the agreement regarding the commercial use of land held indirectly by Top Trend was not fulfilled and the parties had agreed to extend the due date of the Promissory Note by six months to March 31, 2002. The parties had also delayed completion of the transaction until March 31, 2002. On or about March 31, 2002, the warranty was still not fulfilled and the parties had agreed to extend the due date of the Promissory Note to September 30, 2002 and delayed the completion of the transaction until September 30, 2002. On or about September 30, 2002, the warranty was still not fulfilled and the parties mutually agreed to terminate the transaction. As of October 2, 2002, the transaction was terminated, the Promissory Note was cancelled and the Company is obligated, and is preparing, to refund to Wonder China the HK$1,280,000 Deposit. The parties have agreed to waive any and all claims against the other in connection with the termination of the transaction.

     Other than as disclosed above, there are (a) no material transactions within the past two years between New China and its directors, officers, or Far East, and (b) no transactions between New China and its officers and directors with an aggregate value in excess of US$60,000.

POSITION OF FAR EAST AS TO FAIRNESS OF THE MERGER

     As described in more detail under "SPECIAL FACTORS -- Background of the Redomicile and Merger" on page 11, the terms of the Proposal, including the Articles of Merger and Plan of Merger, were negotiated at arm's length between the independent director committee and New China. Far East did not independently consider the fairness of the merger consideration to New China's shareholders, nor did Far East seek or receive, from the Advisor or other sources, a fairness opinion or other advice as to the fairness of the merger consideration.

     Based exclusively on the evaluation of the redomicile and merger by the independent director committee, including a review of the description in this proxy statement of the information and factors considered by the independent director committee in concluding that the terms of the redomicile and merger Proposal are advisable and are fair to and in the best interests of New China and its shareholders other than Far East, Far East believes that the terms of the redomicile and merger Proposal, including the Articles of Merger and Plan of Merger are advisable and are fair to and in the best interests of New China and its shareholders, other than Far East. See "SPECIAL FACTORS -- Recommendation of the Independent Director Committee" on page 14.

     Far East recognizes that there may be some disadvantage to New China's shareholders (other than Far East) and warrant holders as well as some advantages to Far East as a result of the merger. See "SPECIAL
FACTORS -- Advantages and Disadvantages of the Redomicile and Merger" on page 26; "-- Interests of Certain Persons in the Redomicile and Merger" on page 26 and "-- Certain Effects of the Redomicile and Merger" on page 28. These disadvantages include the fact that, the shareholders and warrant holders will cease to have an interest in New China's future growth, if any, going forward. Far East also recognizes, however, that such shareholders will benefit from the redomicile and merger, if it is approved, since the merger consideration to be paid to New China's shareholders and warrant holders represents an opportunity for each shareholder and warrant holder an opportunity to liquidate their investment at a single, fair price, and allows such shareholders and warrant holders to avoid paying brokerage fees upon the sale of their New China shares or warrants. In addition, such shareholders and warrant holders would avoid the possibility of a delisting due to New China's current inability to meet current Nasdaq maintenance standards.

RISKS THAT THE REDOMICILE AND MERGER WILL NOT BE COMPLETED

     Completion of the merger is subject to various risks, including, but not limited to, the following:

        - that New China or Newco will not have performed in all material respects their respective obligations contained in the Articles of Merger and Plan of Merger before the effective time of the redomicile and merger; and

        - that there may be litigation that could prevent the redomicile and merger or cause the redomicile and merger to be rescinded following completion of the redomicile and merger or that could have a material adverse effect on New China.

     As a result of various risks to the completion of the redomicile and merger, there can be no assurance that the redomicile and merger will be completed even if the requisite shareholder approval is obtained. It is expected that, if New China shareholders do not adopt the Special Resolutions, thereby approving the redomicile and merger Proposal, or if the redomicile and merger is not completed for any other reason, the current management of New China, under the direction of the board of directors, will continue to manage New China as an ongoing business.

CONDUCT OF THE BUSINESS OF NEW CHINA IF THE REDOMICILE AND MERGER IS COMPLETED

     We expect that following the redomicile and merger, the business and operations of New China will be continued through Newco. Such business and operations would be substantially the same as they are currently being conducted. At this time, New China has no plans for:

        - any extraordinary transaction, such as a merger, reorganization or any purchase, sale or transfer of a material amount of assets;

        - any material change in the present dividend policy; or

        - any indebtedness or change in the capitalization or structure of the company, other than as described in this proxy statement.

The directors of New China will be the new directors of Newco after the merger. Since Newco will survive the merger and will be a private company after the merger, New China will cease to exist and will no longer be listed on Nasdaq or required to file periodic reports under the federal securities laws. See "SPECIAL FACTORS -- Certain Effects of the Redomicile and Merger" on page 28.

CONDUCT OF THE BUSINESS OF NEW CHINA IF THE REDOMICILE AND MERGER IS NOT
COMPLETED

     If the redomicile and merger is not consummated, the board of directors expects that New China's current management will continue to operate New China's business substantially as currently operated. No other alternative methods of operation are being considered.

INTERESTS OF CERTAIN PERSONS IN THE REDOMICILE AND MERGER

     In considering the recommendation of the independent director committee and the board of directors, you should be aware that certain of New China's officers and directors have interests in the merger, or have certain relationships as described below, that present actual or potential conflicts of interest in connection with the redomicile and merger. The independent director committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters described under "SPECIAL FACTORS -- Purpose and Reasons for the Redomicile and Merger" on page 13;
"-- Recommendation of the Independent Director Committee" on page 14 and "Recommendation of the Board of Directors" on page 16.

     The Company's major shareholder, Far East, owns approximately 63.88% of New China's common shares outstanding as of the record date. This percentage is based on Far East's 4,791,200 common shares held as of the record date.

     Mr. Denny Chan is a director of New China and also serves as Group Chief Accountant for Far East. Mr. David Chiu is a director of New China and is also chairman of the Board and chief executive officer of Far East. Ms. Margaret Chiu, is a director of New China, a director of Far East Holdings International Limited and is also sister to David Chiu. Neither of Mr. Chan, Mr. Chiu, nor Ms. Chiu hold New China common shares, Warrants or share options to purchase New China's securities.

     Messrs. Trevor Bedford and Abraham Razack are both members of New China's board of directors and the independent director committee that negotiated the redomicile and merger Proposal, and recommended its approval to the board. Neither of these individuals is an officer of New China or otherwise employed by New China, although both will be members of the Newco board after the merger. Neither New China nor Far East has any agreement or understanding with any of these individuals regarding their providing future services to New China or Far East. Mr. Bedford and Mr. Razack did not receive additional compensation in consideration of their service as members of the independent director committee, although Mr. Bedford receives US$6,000 per month in compensation for serving as a director of New China and Mr. Razack receives US$3,000 per month in compensation for serving as a director of New China. Mr. Razack does not hold any of New China's common shares, Warrants or share options to purchase New China's securities.

     The current members of the New China board of directors, including the members of the independent director committee are currently covered by director and liability insurance coverage and each will be entitled to director and liability insurance coverage after the redomicile and merger closes.

ADVANTAGES AND DISADVANTAGES OF THE REDOMICILE AND MERGER

     The redomicile and merger will present certain potential advantages and disadvantages to New China, Far East and the shareholders other than Far East.

     New China and Far East. If the redomicile and merger is consummated, the possible several different advantages to New China and Far East include the following:

        - Eliminate Public Disclosure and Reporting Obligations. As a publicly held corporation, New China's operations and financial position are open to public scrutiny. Information concerning New China, its officers, directors and certain shareholders (information not ordinarily disclosed by privately held companies) will no longer be available to competitors once the redomicile and merger has been approved and consummated. See "SPECIAL FACTORS -- Certain Effects of the Redomicile and Merger" on page 28.

        - Eliminate Undue Management Demands. Once the redomicile and merger has been approved and consummated, management will be able to focus on New China's business rather than being burdened by preparing written information about financial results and other matters that must be reported to the public and the SEC.

        - Management Focus. Relieved of the pressures to produce short term earnings per share results for the public market place, management can better focus on long-term growth strategies that may otherwise negatively impact or delay earnings.

        - Eliminate Certain Costs. The costs of administration, legal, accounting and other fees associated with operating as a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, will be eliminated once the redomicile and merger has been approved and consummated. See "SPECIAL FACTORS -- Certain Effects of the Redomicile and Merger" on page 28.

If the redomicile and merger is consummated, the potential disadvantages to New China and Far East include the following:

        - Limited Access to Capital Markets. New China, through Newco, may have limited or reduced access to capital to finance future growth plans, meet working capital needs, acquire other businesses or retire existing debt once the redomicile and merger has been approved by New China's shareholders and consummated.

        - Loss of Liquidity. Once the redomicile and merger has been approved and consummated, there will be no public market for any of the shares of capital stock of New China. Thus, Far East may be unable to dispose of their shares at a readily ascertainable price because of the absence of a public market for New China's shares.

        - Risk of Future Downturn. Through its holdings in Newco, Far East will assume the risk of future downturns in New China's business after the merger.

 SHAREHOLDERS OTHER THAN FAR EAST AND WARRANT HOLDERS.

     If the redomicile and merger is consummated, the potential advantages of the redomicile and merger to the shareholders (other than Far East) and Warrant holders include:

        - Liquidity. With some exceptions, the market for New China common shares and Warrants has been thin with little trading volume. As a result, it has become difficult for shareholders or Warrant holders to dispose of any significant number of common shares or Warrants without significant impact on the market price. The limited trading volume, lack of analyst coverage, small public float of the common shares, minority public ownership interest and small market capitalization of New China have all continued to adversely affect the trading market for New China common shares and Warrants for an extended period of time. The redomicile and merger will enable shareholders, other than Far East and warrant holders to dispose of their common shares or Warrants at a fair price, notwithstanding the thin market for the common shares and Warrants, rather than continue to own these shares and Warrants subject to the risks presented by the limited trading market.

        - Avoid Brokerage Commission. Shareholders (other than Far East) and warrant holders will receive US$0.22 cash per share, without interest, for each New China common share and US$0.01 cash per Warrant, without interest, for each Warrant they own with no commission or fees subtracted.

        - Termination of Investment Risk. Shareholders and warrant holders receiving cash in the redomicile and merger may remove future investment risks associated with holding New China common shares and Warrants. Such risks include general economic conditions, New China's ability to raise capital, the uncertainty of operating results, the competitive environment and New China's ability to attract and retain key management. For further information regarding certain risks faced by New China and its investors, see New China's Annual Report on Form 20-F for the years ending March 31, 2000, March 31, 2001 and March 31, 2002.

     If the merger is consummated, the potential disadvantages to the shareholders, other than Far East, and warrant holders include the following:

        - No Participation in Future Growth. Shareholders, other than Far East, will not have the opportunity to benefit from the future growth, cash flows and earnings, if any, of New China's business.

        - Taxable Event. The receipt of cash following the redomicile and merger by shareholders who are not members of Far East will constitute a taxable transaction for U.S. federal income tax purposes.

        - No Benefits from Future Transactions. Shareholders other than Far East and warrant holders will not have the opportunity to benefit from any potential future sale, merger or other significant transaction.

CERTAIN EFFECTS OF THE REDOMICILE AND MERGER

     If the redomicile and merger is consummated, Newco will be the surviving corporation in the merger and Far East would own 100% of Newco's common shares immediately after the merger. The redomicile and merger will also have the following effects in addition to the potential advantages and disadvantages discussed immediately above.

     Delisting of the Shares of New China's Common Shares and Warrants from the Nasdaq Small Cap Market System. New China's common shares and Warrants are currently listed on the Nasdaq Small Cap Market System. If the merger is completed, the number of New China common shares and Warrants that might otherwise trade publicly will be reduced to zero and will be canceled in the merger. Shareholders other than Far East would cease to hold an interest in New China, and Far East would be the sole shareholder of Newco shares. According to the Nasdaq's published guidelines, Nasdaq will consider delisting a class of listed securities if, among other things, the number of publicly held securities (excluding securities held by officers, directors, their immediate families and other holders of 10% or more of the shares) is less than 500,000; there are fewer than 300 security holders; or the aggregate market value of publicly-held shares (excluding shares held by officers, directors, their immediate families and other holders of 10% or more of the shares), subject to certain adjustments based upon market conditions, is less than US$1,000,000.

     As of the close of business on the February 10, 2003 record date, there were approximately 1,424 holders of record of New China common shares (not including beneficial holders of New China common shares in street name) and there were 7,500,000 common shares and 2,300,000 Warrants outstanding. New China and Newco intend to seek to have the common shares and Warrants delisted as soon as possible after completion of the redomicile and merger.

     Deregistration of the Shares of New China's Common Shares and
Warrants. New China common shares and Warrants are currently registered under the Securities Exchange Act of 1934, as amended. Registration may be terminated by New China upon application to the SEC if the outstanding shares and Warrants are not listed on a national securities exchange and, in the case of a foreign private issuer, if there are fewer than 300 holders of record of each class of securities resident in the United States. Termination of the registration of the shares and Warrants under the Exchange Act would substantially reduce the information required to be furnished by New China to its shareholders and would make certain provisions of the Exchange Act no longer applicable to New China. Application for termination of registration of New China common shares and Warrants will be made as soon as possible after completion of the redomicile and merger.

     Interest in Net Book Value and Net Earnings. The following entities are affiliates of New China and are members of Far East. The following table sets forth their interests in the net book value and net income of

New China as of March 31, 2002 based upon the percentage of their beneficial ownership of New China common shares as of March 31, 2002:

                                              OWNERSHIP    NET BOOK       NET
                                               PERCENT     VALUE(1)    INCOME(2)
                                              ---------   ----------   ----------
Far East Consortium.........................    63.88     $9,770,000   $4,530,000

---------------

(1) Based on New China's stockholders' equity as of March 31, 2002.

(2) Based on New China's net income for the year ended March 31, 2002.

     Following the redomicile and merger, Far East would own 100% of Newco's equity interest.

FINANCING THE REDOMICILE AND MERGER

     Newco anticipates that the total amount of funds required in connection with the redomicile and merger is approximately US$850,000 which includes US$618,936 to be used to pay the merger consideration to New China's shareholders (other than Far East) and warrant holders. In addition, Newco estimates that there will be approximately US$230,000 in filing, legal, accounting, and other fees and expenses that will be payable in connection with the completion of the redomicile and merger, as described in more detail below in "Fees and Expenses of the Redomicile and Merger."

     Newco anticipates that it will fund the transaction with cash received from Far East in exchange for Newco common shares pursuant to the redomicile and merger Proposal. Neither New China nor Newco have any financing plans or arrangements other than those described above.

FEES AND EXPENSES OF THE REDOMICILE AND MERGER

     In connection with the redomicile and merger, New China shall be responsible for the following costs and expenses:

        - The cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting of Shareholders and the enclosed proxy statement;

        - Legal fees incurred by New China in connection with the redomicile and merger;

        - Financial Advisors employed by the special independent director committee; and

        - Compensation paid to the special independent director committee.

Far East shall bear all other costs in connection with the redomicile and merger, whether or not the merger is consummated. The following table provides estimates of anticipated fees and expenses:

Cayman Islands Deregistration Fees..........................    US$7,200
British Virgin Islands Annual Fee...........................      US$300
Financial advisors' fees and expenses.......................   US$45,000
Legal fees and expenses.....................................  US$120,000
Accounting fees and expenses................................   US$10,000
Printing and mailing costs..................................   US$30,000
Other Transaction Costs.....................................   US$17,500

ANTICIPATED ACCOUNTING TREATMENT OF THE TRANSACTION

     Newco anticipates that it will account for the purchase of outstanding New China common shares and Warrants in the redomicile and merger from shareholders other than Far East as operating expenses for the year ended March 31, 2003.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDOMICILE MERGER

     New China and Newco. The merger will not have any material U.S. federal income tax consequences for either Newco or New China.

     Shareholders other than Far East and Warrant holders. The following is a summary of material U.S. federal income tax considerations relevant to beneficial owners, whose New China common shares or Warrants are converted to cash in the redomicile and merger and who are not Far East or related (within the meaning of Section 318 of the Internal Revenue Code of 1986, as amended (the "Code")) to Far East. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The summary does not address beneficial owners of common shares in whose hands the shares are not capital assets within the meaning of
Section 1221 of the Code nor does it address beneficial owners of common shares who received the shares as part of a hedging, "straddle," conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire shares, or pursuant to the exercise of employee share options or otherwise as compensation, and may not apply to certain types of beneficial owners of common shares (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This summary is not intended as tax advice to any person and does not address the U.S. federal income tax consequences to a beneficial owner of common shares who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws or estate and gift tax laws.

     The U.S. federal income tax consequences described below are included for general information purposes only. Because individual circumstances may differ, each beneficial owner of New China common shares and Warrants should consult his or her own tax advisor to determine the applicability of the rules discussed below to him and the particular tax effects to him of the redomicile and merger, and the application and effect of state, local and other tax laws.

     The receipt of cash for New China common shares or Warrants in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of common shares (or warrants) will recognize gain or loss in an amount equal to the difference between the beneficial owner's adjusted tax basis in the common shares (or warrants) converted to cash in the merger and the amount of cash received. A beneficial owner's adjusted basis in the common shares (or warrants) generally will equal the beneficial owner's purchase price for those common shares or warrants. Gain or loss must be determined separately for each block of common stock (i.e., common stock acquired at the same cost in a single transaction) or warrants converted to cash in the merger. Such gain or loss will be capital gain or loss provided that the beneficial owner held New China common shares or warrants as a capital asset.

     Net capital gain recognized by non-corporate taxpayers from the sale of property held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

     Payments in connection with the merger may be subject to "backup withholding" at a rate of 30%, unless a beneficial owner of common shares, either (1) comes within certain exempt categories (generally including corporations, financial institutions and certain foreign individuals) or (2) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax but merely an advance payment; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. Each beneficial owner of common shares or warrants should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining this exemption.

     Far East. As a shareholder who receives shares of Newco common shares as a result of the redomicile and merger, Far East will treat those shares as if they were the same New China common shares that such persons had transferred to Newco shortly prior to the redomicile and merger, and had the same basis and holding period as the New China common shares that Far East transferred to Newco. No gain or loss will be recognized with respect to the receipt of such shares.

     New China does not believe that any material foreign, federal or state regulatory approvals, filings or notices are required in connection with the redomicile and merger other than approvals, filings or notices required under British Virgin Islands, Cayman Islands and U.S. federal securities laws regarding the passage of the Special Resolutions, filing of the Articles of Merger and the Amended and Restated Memorandum of Articles of Association in the British Virgin Islands and certain securities filings meeting the requirements of U.S. federal securities law. Should any such approval or other action be required, it is New China, Newco and Far East's present intent to seek such approval or action. Neither of New China, Newco nor Far East currently intend, however, to delay the redomicile and merger pending the outcome of any such action or the receipt of any such approval (subject to either party's right to terminate the Proposal if any of the conditions of the Proposal, including the Articles of Merger and Plan of Merger, shall not have occurred.) See "ARTICLES AND PLAN OF MERGER" on page 38 and Appendices B and C. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to New China's business in the event that such approval was not obtained or such other action was not taken. See "ARTICLES AND PLAN OF MERGER" on page 38 and Appendices B and C.

     In addition, the redomicile and merger will not require a filing or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

LITIGATION

     To the best of our knowledge, no lawsuits have been filed relating to the redomicile and merger.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

     Neither New China nor Newco has made any provision to grant unaffiliated shareholders of New China access to the corporate files of New China or Newco or to assist such shareholders to obtain counsel or appraisal services.

                             FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL DATA.

     The following table provides selected historical financial data for New China as of and for each of the years ended March 31, 2000, 2001 and 2002. A copy of the Company's audited statements for such years is attached hereto as Appendix H to this proxy. The data provided below has been derived from, and should be read in conjunction with, the audited financial statements and other financial information contained in Appendix H and also contained in New China's Annual Report on Form 20-F for the year ended March 31, 2002, including the notes thereto, which information is incorporated by reference in this proxy statement. See "WHERE YOU CAN FIND MORE INFORMATION" on page 40 and "DOCUMENTS INCORPORATED BY REFERENCE" on page 40.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEAR ENDED MARCH 31,
                                            ----------------------------------------------------
                                               2000          2001          2002          2002
                                            -----------   -----------   -----------   ----------
                                                HK$           HK$           HK$          US$
Revenues:
  Home sales..............................  174,073,893   167,845,159    72,665,615    9,316,104
  Interest income.........................      271,363        23,446           688           88
  Other income............................      397,586     1,139,411       456,632       58,543
                                            -----------   -----------   -----------   ----------
       Total revenues.....................  174,742,842   169,008,016    73,122,935    9,374,735
                                            -----------   -----------   -----------   ----------
Cost and expenses:
  Cost of home sales (includes interest
     capitalized and released upon sales
     of homes 2000: HK$2,684,925; 2001:
     HK$3,840,479; 2002: HK$994,621)......  140,794,776   137,486,290    65,323,224    8,374,772
  Selling, general and administrative
     expenses (includes impairment loss of
     HK$13,000,000 in 2002)...............   21,575,462    32,322,282    61,469,407    7,880,693
                                            -----------   -----------   -----------   ----------
       Total cost and expenses............  162,370,238   169,808,572   126,792,631   16,255,465
                                            -----------   -----------   -----------   ----------
Income (loss) before minority interests
  and income taxes........................   12,372,604      (800,556)  (53,669,696)  (6,880,730)
Income tax provision......................   (7,508,689)   (5,712,188)   (2,320,628)    (297,517)
                                            -----------   -----------   -----------   ----------
Income (loss) before minority interests...    4,863,915    (6,512,744)  (55,990,324)  (7,178,247)
Minority interests........................      263,568       202,750      (618,198)     (79,255)
                                            -----------   -----------   -----------   ----------
Net income (loss).........................    4,600,347    (6,715,494)  (55,372,126)  (7,098,992)
                                            ===========   ===========   ===========   ==========
Earnings (loss) per share -- basic and
  diluted.................................         0.44         (0.53)        (5.48)       (0.70)
                                            ===========   ===========   ===========   ==========
Weighted average number of
  shares -- basic.........................   10,538,630    12,700,000    10,100,000   10,100,000
Effect of dilutive potential common
  shares:
  Warrants................................       36,696            --            --           --
  Stock options...........................          141            --            --           --
                                            -----------   -----------   -----------   ----------
Weighted average number of
  shares -- diluted.......................   10,575,467    12,700,000    10,100,000   10,100,000
                                            ===========   ===========   ===========   ==========

                          CONSOLIDATED BALANCE SHEETS

                                                                       MARCH 31,
                                                        ---------------------------------------
                                                           2001          2002          2002
                                                        -----------   -----------   -----------
                                                            HK$           HK$           US$
ASSETS
Cash and cash equivalents.............................    5,064,469     3,511,261       450,162
Restricted cash.......................................    8,945,022     2,253,658       288,931
Trade and other accounts receivable, net..............   40,978,692    11,908,005     1,526,667
Due from related parties..............................    2,759,831            --            --
Other prepaid taxes...................................    2,116,000     2,162,000       277,179
Prepaid expenses and other assets.....................    6,028,141     2,978,358       381,840
Land and lots under development and completed homes...  203,248,529   177,127,602    22,708,666
Property, equipment and construction-in-progress,
  net.................................................   71,999,076    59,525,191     7,631,436
Deferred consulting costs.............................    2,178,153            --            --
                                                        -----------   -----------   -----------
     TOTAL ASSETS.....................................  343,317,913   259,466,075    33,264,881
                                                        ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Bank borrowings.......................................   75,474,353    41,882,981     5,369,613
Due to related parties................................   13,899,849    25,218,206     3,233,103
Customer deposits.....................................    2,315,445       975,603       125,077
Trade accounts payable and accrued expenses...........   50,004,010    41,277,889     5,292,035
Income taxes payable..................................   22,142,547    29,146,429     3,736,723
Deferred income taxes.................................    5,063,341            --            --
                                                        -----------   -----------   -----------
     TOTAL LIABILITIES................................  168,899,545   138,501,108    17,756,551
                                                        -----------   -----------   -----------
MINORITY INTERESTS....................................    2,216,535     1,646,523       211,092
                                                        -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred shares US$1 par value, authorized
  5,000,000 shares and none issued and fully paid
  at March 31, 2001 and 2002..........................           --            --            --
Common shares US$1 par value, authorized
  50,000,000 shares, issued and fully paid
  12,700,000 shares at March 31, 2001 and
  10,100,000 shares at March 31, 2002.................   98,425,000    78,275,000    10,035,257
Additional paid-in capital............................   57,697,964    76,755,306     9,840,424
Retained earnings (accumulated deficit)...............   18,731,755   (36,640,371)   (4,697,483)
Cumulative translation adjustment.....................   (2,652,886)      928,509       119,040
                                                        -----------   -----------   -----------
     TOTAL STOCKHOLDERS' EQUITY.......................  172,201,833   119,318,444    15,297,238
                                                        -----------   -----------   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY..................  343,317,913   259,466,075    33,264,881
                                                        ===========   ===========   ===========

PRO FORMA AND FINANCIAL FORECAST INFORMATION

     In addition to the financial information above, management has prepared certain financial forecasts and pro forma information. New China does not as a matter of course make public any projections as to future performance or earnings, and the projections are not included in this proxy statement because the information is, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Further, we have not provided pro forma financial information giving effect to the proposed redomicile and merger in this proxy statement. We do not believe that this information is material to you in evaluating the proposed merger since:

        - the merger consideration you will receive is all cash;

        - if the proposed redomicile and merger is approved by the shareholders and is completed, New China common shares and Warrants will cease to be publicly traded, and Newco will become a privately held company owned 100% by Far East; and

        - you will not retain a continuing equity interest in New China's business after the redomicile and merger.

OTHER FINANCIAL DATA

     New China experienced a loss for the year ended March 31, 2002 and therefore had a negative ratio of earnings to fixed charges for fiscal year 2002.

     New China experienced a loss for the year ended March 31, 2002 and therefore had a negative ratio of earning to fixed charges for fiscal year 2002. New China's ratio of earnings to fixed charges for the year ended March 31, 2001 was 1:2.35. New China's book value per common share as of March 31, 2002 and 30 June 2002 (based on unaudited pro-forma management accounts prepared by management) was US$1.50 (based on 10,100,000 common shares issued and outstanding), and US$0.45 (based on 7,500,000 common shares issued and outstanding), respectively. LCH's valuation report dated December 20, 2002 provides that New China's net book value per share as of that date was US$0.51 per share and Lawson's valuation report dated December 20, 2002 provides that New China's net book value per share as of that date was US$0.55 per share.

MARKET PRICES AND DIVIDEND INFORMATION

     New China common shares and Warrants are traded on the Nasdaq Small Cap Market System under the trading symbol "NEWC" and "NEWCW", respectively. As of February 10, 2003, New China had approximately 1,424 shareholders of record of New China common shares. The following table describes the high and low sale prices for New China common shares for the quarters indicated.

                                                  PRICE RANGE OF   PRICE RANGE OF
                                                  COMMON SHARES       WARRANTS
                                                  --------------   ---------------
                                                   HIGH     LOW     HIGH     LOW
                                                  ------   -----   ------   ------
Year Ended March 31, 2002
     1st Quarter................................   1.813   1.03     0.49     0.23
     2nd Quarter................................    1.69   0.73     0.47     0.11
     3rd Quarter................................    0.88   0.41     0.19     0.08
     4th Quarter................................    0.92   0.49     0.21     0.10
Quarter Ended June 30, 2002.....................    0.65   0.34     0.20     0.12
Quarter Ended September 30, 2002................   0.399   0.15     0.12     0.03
Quarter Ended December 31, 2002.................    0.74   0.10     0.20     0.01

     Since New China's initial public offering, New China has not declared or paid any cash dividends on the common shares. Following the effectiveness of the redomicile and merger, Newco will consider the payment of dividends as and to the extent permitted under the instruments governing its debt and its needs for working capital.

NEW CHINA COMMON SHARE PURCHASE INFORMATION

     Purchases by New China. Since New China's initial public offering, New China has not purchased its common shares or warrants through any repurchase programs.

     Purchases by Far East. Within the past two years from the date of this proxy statement, Far East has not purchased New China common shares or warrants.

                                  THE PARTIES

     The following is a description of the three major parties involved in the redomicile and merger. For the last five years, none of these persons has been convicted in a criminal proceeding, nor has any of these persons been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting the activities subject to, foreign, federal or state securities laws, or a finding of any violation of foreign federal or state securities laws.

     New China Homes. New China, Ltd. designs, develops, constructs, markets and sells spacious, high-quality, affordable homes in planned residential communities, which are targeted at Chinese middle income families. New China also designs, develops, constructs, markets and sells these homes in mixed-use development projects. We own 98.2% of Shanghai Chingchu Property Development Company, Ltd., or Shanghai Chingchu, which company acts as our operating subsidiary. Shanghai Chingchu was founded in 1997 to become a developer of large, planned residential communities in China's emerging private home building market. In May 1997, Shanghai Chingchu began construction of our first major development, a planned residential community, known as California Gardens. California Gardens is located on a 350-acre site just inside the northwestern corner of the outer ring road surrounding the city of Shanghai. New China's principal executive offices are located at, 16/F, Far East Consortium Building, 121, Des Voeux Road Central, Hong Kong, telephone number (852) 2850-0600.

     Far East. Far East Consortium International Limited, a Cayman Islands company, is New China's major shareholder holding approximately 63.88% of New China's outstanding common shares as of the record date. Far East's shares have been publicly-traded and listed on the Hong Kong Stock Exchange since 1971. Far East has holdings in real estate development projects, hotels, manufacturing companies and other companies engaged in business throughout Southeast Asia, China, Australia and North America. Far East has made an offer to acquire all of New China's remaining outstanding common shares by redomiciling and merging New China with and into Newco, with Newco paying in cash those outstanding New China shareholders and warrant holders. Far East's principal executive offices are located at, 16/F, Far East Consortium Building, 121, Des Voeux Road Central, Hong Kong, telephone number (852) 2850-0600.

     Newco. Zhongshan Developments Limited, or Newco, is a new British Virgin Islands company to be used for the purpose of effecting a merger with New China and to continue the business of New China. Newco is currently owned solely by Far East. Far East has agreed to contribute its shares of New China common shares to Newco immediately before the redomicile and merger and the Cash Consideration in exchange for shares of Newco common shares, if New China's shareholders approve the Proposal by adopting the Special Resolution and if other closing conditions of the Proposal, including those contained in the Plan of Merger, are satisfied. Newco's principal executive offices are located at, 16/F, Far East Consortium Building, 121, Des Voeux Road Central, Hong Kong, telephone number (852) 2850-0600.

PRINCIPAL SHAREHOLDERS

     Beneficial Ownership of Securities of New China. As of February 10, 2003 (the record date), New China had outstanding 7,500,000 common shares. The following table presents information about the beneficial ownership of New China common shares, which calculation (excludes outstanding Warrants), as of the record date, by each person or group known by New China to own more than 5% of the common shares, by each director and executive officer of New China, and by all directors and executive officers of New China as a group:

                                                               AMOUNT AND
                                                                NATURE OF
                                                               BENEFICIAL      PERCENT OF
                                                              OWNERSHIP OF     OUTSTANDING
                                                              COMMON SHARES   COMMON SHARES
                                                              -------------   -------------
Far East Consortium International Limited
16/F Far East Consortium Building,
121 Des Voeux Road, Central Hong Kong.......................    4,791,200        63.88%
All executive officers and directors as a group.............           --            --

---------------

* Beneficially owns less than 1% of the outstanding common shares

     No beneficial owners of New China own any shares of Far East. However, David Chiu, one of our directors and Deacon Te Ken, father of David Chiu and Margaret Chiu, another one of our directors, each own more than 10% of Far East.

DIRECTORS AND OFFICERS OF NEW CHINA

     The following information describes the name and principal occupation of each director and executive officer of New China, his or her position with New China and the date he or she first became a director or an officer, if applicable. Unless otherwise indicated below, the business address and telephone number of each director and executive officer is c/o New China Homes, 16/F, Far East Consortium Building, 121, Des Voeux Road Central, Hong Kong. For the last five years, none of these persons has been convicted in a criminal proceeding, nor has any of these persons been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting the activities subject to, foreign, federal or state securities laws, or a finding of any violation of foreign federal or state securities laws.

               NAME                  AGE                POSITION
               ----                  ---                --------
Trevor John Bedford................  68    Chairman of the Board of Directors
Margaret Chiu......................  45    Director
David Chiu.........................  49    Director
Denny Chi Hing Chan................  40    Director
Abraham Razack.....................  58    Director
Peggy Pui Ki Ng....................  40    Chief Executive Officer
Gerald Breslauer...................  65    Vice President Investor Relations,
                                           Company Secretary

     A description of the background of each of the directors and executive officers of New China is provided below.

     Trevor John Bedford has served as a director of the Company since January 2000 and Chairman of the Board since December 2000. He is currently the Governor of the Royal Grammar School, High Wycombe in the United Kingdom. Mr. Bedford also currently serves as Chairman and/or director of eight companies located in the United Kingdom, Europe, the United States, Malaysia and Australia. These companies include Leisure Development Holdings S.A., Royal Oak Hotel, Winsford, Industrial Development Holdings Ltd., Aviata Resources Inc., Northrock Group of Companies, Fortune Oil (OTC bb Foreign), and Hanson Green. Mr. Bedford is the former Chairman and Chief Executive Officer of the Hong Kong Land Group which was the second largest public company in Hong Kong and the largest property group in the world. Mr. Bedford also served as a member of the board of directors of the Hong Kong bank, Hong Kong Electric Holdings and the Hong Kong Telephone Company. He also served as the Commandant of the Royal Hong Kong Auxiliary Police Force, an honorary appointment by the Governor of Hong Kong. Mr. Bedford was also made a member of the British Empire in 1972. Mr. Bedford was educated in India from 1939-1946 and later at the Colchester Royal Grammar School.

     Margaret Chiu has served as a director of the Company since July 1999. She has served as a director of Far East Holdings International Limited since December, 1995. She has also served as a director of Far East Hotel and Entertainment Ltd. since April 1989. For the past five years, Ms. Chiu has served as a management consultant for the Sung Dynasty City theme park in Hong Kong and the Tang Dynasty theme park in Singapore. Ms. Chiu holds a L.L.B. Degree from the University of Buckingham, U.K. and has extensive experience in the entertainment, television and motion picture business in Hong Kong, China and overseas.

     David Chiu has served as a director of the Company since July 2001. Mr. Chiu also serves as deputy chairman of Far East Consortium, director of Far East Technology International Limited and non-executive director of Far East Hotels and Entertainment Limited. Mr. Chiu is also the vice-chairman and substantial shareholder of Malaysia Land Holdings Berhad, Malaysia and chairman of both Mori Denko Mfg. Co. Ltd. and Tokai Kanko Ltd., both of which are listed on the Tokyo stock exchange. Mr. Chiu is a member of the Guangxi Chinese People's Political and Consultative Conference in China and honorary chairman of the Food, Biscuit and Beverage Association in Hong Kong. In July 1997, Mr. Chiu was conferred an honorary award with the title "Dato" by the King of Malaysia. Mr. Chiu received a double degree of Bachelor of Science in Business Administration and Economics from Sophia University, Japan. Mr. Chiu is the brother of one of our directors, Margaret Chiu.

     Denny Chi Hing Chan has served as a director of the Company since July 1999. He has served as the Group Chief Accountant for Far East Consortium since October 1990. He is responsible for the Group's financial and accounting functions. He has extensive experience in accounting and auditing of Hong Kong listed companies.

     Abraham Shek Lai-him Razack has served as a director of the Company since March 2001. Mr. Razack is presently a member of the Legislature of the Hong Kong Special Administrative Region of the People's Republic of China, representing the Real Estate and Construction Constituency. From 1987 to 2000 Mr. Razack was Chief Executive of the Hong Kong Land Development Corporation.

     Peggy Pui Ki Ng has served as our Chief Executive Officer since January 2002. Prior to this appointment, Ms. Ng served as our senior vice president of the New China's marketing and sales since March 2001. Prior to that appointment, Ms. Ng was a senior manager for Far East Consortium. Ms. Ng has been involved in management and operations of amusement parks and residential properties for the past 10 years. From 1983 to 1997, Ms. Ng was responsible for operations of Sung Dynasty Village, a tourist attraction in Hong Kong.

     Gerald M. Breslauer has served as Vice President -- Investor Relations since April 2000 and as our Company Secretary since December 2000. From January 1998 until March 2000, Mr. Breslauer was District Manager of Health Watch Corporation (OTC). From August 1996 until December 1998, Mr. Breslauer was Vice President and Secretary of CCA Companies Incorporated (Nasdaq National Market). From 1991 until 1996 Mr. Breslauer was a financial advisor with the Equitable Assurance Company. From 1988 to 1991 he was President of Sterling Financial, Inc., a financial consulting company. Mr. Breslauer was Executive Vice President of Mayfair Affiliates, Ltd. a developer, manufacturer and marketer of innovative new products for the consumer, from 1985 until 1988. From 1969 until 1984 he was Executive Vice President and Secretary of Hardwicke Companies Incorporated (Nasdaq National Market), which built, developed, or operated more than 50 restaurants (Tavern on the Green, Maxwell's Plum, Samurai Japanese Steak Houses and others), health spas, theme parks in North America, Europe and Asia (including Great Adventure in New Jersey), and duty free shops. Mr. Breslauer is an attorney, and graduated from New York University and Brooklyn Law School.

     New China's executive officers are appointed annually by, and serve at the discretion of, the board of directors. Each executive officer is a full-time employee of New China. Other than the relationship between David Chiu and Margaret Chiu described herein, there are no family relationships between any director or executive officer of New China.

     Newco was incorporated on September 8, 2000 under the laws of the British Virgin Islands and will be used for the purpose of completing the merger and to continue the business of New China. Newco's principal executive offices are also located at 16/F, Far East Consortium Building, 121, Des Voeux Road Central, Hong

Kong. It has engaged in no business activities and has no assets or liabilities of any kind, other than those incident to its formation or incurred in connection with the merger. Far East owns 100% of the outstanding shares of common shares of Newco. Steven Kwan is currently the sole director of Newco, although Trevor Bedford, Denny Chan, David Chiu, Margaret Chiu and Abraham Razack shall make up Newco's board of directors after completion of the merger. Each are of the foregoing are members of New China's board and their biographical information appears above.

     If the redomicile and merger is approved by New China's shareholders, the members of Far East, have agreed to contribute cash and their New China common shares to Newco in exchange for Newco common shares immediately prior to the merger.

                     ARTICLES OF MERGER AND PLAN OF MERGER

     The following is a summary of the material provisions of the Articles of Merger and Plan of Merger, copies of which are attached as Appendix B and Appendix C, respectively, to this proxy statement. This summary is qualified in its entirety by reference to the full text of the Articles of Merger and Plan of Merger and you are urged to carefully read the full text of the Merger Agreement and the related plan of redomicile and merger. The Articles of Merger and the Plan of Merger are incorporated into this proxy statement by this reference.

     Structure and Completion of the Redomicile and Merger. If the shareholders approve the redomicile and merger Proposal by adopting the Special Resolutions, New China will be redomiciled from the Cayman Islands to the British Virgin Islands. Soon after the redomicile, New China will merge with and into Newco, with Newco surviving the merger. Immediately before the redomicile and merger, Far East will have entered into a contribution agreement with Newco, whereby Far East will have received one ordinary share of Zhongshan in exchange for (i) 4,791,200 common shares of New China and (ii) US$850,000 in cash. Holders of New China common shares and Warrants, except for Newco, will receive US$0.22 per share for each common share that they own at the time of the redomicile and merger, and US$0.01 per warrant for each Warrant that they own at the time of the redomicile and merger. Far East will not receive any cash compensation for their outstanding New China common shares to the extent that immediately before the redomicile and merger they contribute those shares to Newco in exchange for Newco common shares. At the closing of the redomicile and merger, New China will cease to exist as a separate entity, the New China common shares owned by Newco be converted into one share of Newco, which shall be issued to Far East, the sole existing member of Newco, and the Newco common shares will be owned 100% by Far East. New China common shares and Warrants will be delisted from the Nasdaq Small Cap Market System and deregistered under the Securities Exchange Act of 1934, as amended, and New China will continue in business as a privately held British Virgin Islands corporation owned by Far East.

     Upon redomicile to the British Virgin Islands, New China will adopt a new memorandum and articles of association. The memorandum and articles of association of New China immediately prior to the merger will be replaced by the memorandum and articles of association of Newco after the merger. The directors and officers of New China immediately prior to the redomicile and merger will serve as the directors and officers of Newco immediately after the redomicile and merger.

     Effect of the Redomicile and Merger on Capital Stock. Each issued and outstanding New China common share, other than shares owned by Newco, will be converted into the right to receive US$0.22 per share in cash, without interest, upon the surrender of the share certificates. Each issued and outstanding New China Warrant will be converted into the right to receive US$0.01 per Warrant in cash, without interest, upon the surrender of the warrant certificates. Each common share and Warrant outstanding immediately prior to the redomicile and merger will cease to exist at the time of the redomicile and merger, and the holders of such shares or Warrants will no longer have any rights with respect to such shares, except the right to receive cash consideration. At the effective time of the redomicile and merger, the New China common shares contributed by Far East will be canceled and the Newco common shares issued to Far East in exchange for its common shares will continue to exist upon consummation of the redomicile and merger and will be the sole issued and outstanding shares of Newco.

     Payment Procedures for Shareholders and Warrant Holders Who Receive Cash in the Redomicile and Merger. New China and Newco have selected Continental Stock Transfer & Trust Company as payment agent in connection with the redomicile and merger. The parties shall arrange for the payment agent to receive sufficient funds to provide all necessary payments to holders of common shares (other than Far East, who will contribute its shares to Newco) and Warrants that are issued and outstanding immediately before the completion of the redomicile and merger. Following the redomicile and merger, Newco will pay all charges and expenses, including those of the payment agent, in connection with the exchange of cash for shares and/or Warrants.

     As soon as practicable Newco will instruct the payment agent to mail to each holder of a share or warrant certificate, other than holders Far East, a letter of transmittal and instructions on how to surrender the certificates in exchange for the merger consideration.

     After you surrender to the payment agent your share or warrant certificate(s) with the letter of transmittal, you will be paid in cash the amount to which you are entitled under the Merger Agreement, without interest, after any required withholding and similar deductions. After the completion of the merger, there will not be any transfers of the shares or Warrants that were outstanding immediately prior to the completion of the merger on New China's share transfer books.

     Neither Newco nor New China will be liable to any former shareholders or warrant holders for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any person claiming their share or warrant certificate has been lost, stolen or destroyed will be required to sign an affidavit to that effect and may be required by the surviving corporation to post a bond in a reasonable amount as an indemnity against any claim that could be made against the surviving corporation in respect of such lost, stolen or destroyed share or warrant certificates. After delivering an affidavit, and if required, a bond, the surviving corporation will deliver the applicable amount of cash in respect of such shares or warrants.

     PLEASE NOTE THAT, ALTHOUGH THESE PAYMENT PROCEDURES APPLY TO OUR WARRANT HOLDERS, A WARRANT DOES NOT ENTITLE ITS HOLDER TO VOTE AT THE SPECIAL MEETING.

     Share Certificate Exchange Procedures for Far East. Far East will receive a certificate from Newco representing one Newco common share when it contribute its 4,791,200 New China common shares and the Cash Consideration to Newco immediately prior to the merger. At the closing of the merger, New China will cease to exist as a separate entity, the New China common shares owned by Newco will be converted into one share of Newco, which shall be issued to Far East, the sole existing member of Newco. The two Newco common shares owned by Far East will continue in existence as the sole shares issued by Newco immediately after the redomicile and merger.

                             CONTRIBUTION AGREEMENT

     Immediately prior to the effective time of the redomicile and merger, Far East has agreed to contribute its 4,791,200 New China common shares and the Cash Consideration to Newco in exchange for one Newco common share. By signing a contribution agreement, Far East has not conferred upon any other person or shared the power to dispose or vote or direct the disposition or voting of its New China common shares.

                            INDEPENDENT ACCOUNTANTS

     The audited financial statements and schedule as of March 31, 2000, 2001 and 2002 incorporated by reference in this proxy statement, to the extent and for the periods indicated in their report have been audited by Deloitte Touche Tohmatsu, independent public accountants, as stated in their report incorporated herein by reference.

                      WHERE YOU CAN FIND MORE INFORMATION

     New China files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including New China, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     New China, Newco and Far East have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the merger. This proxy statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

                      DOCUMENTS INCORPORATED BY REFERENCE

     SEC rules allows New China to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

     This document incorporates by reference the documents listed below that New China has filed previously with the SEC. They contain important information about New China and its financial condition.

        New China's Annual Report on Form 20-F for the year ended March 31,
2001.
        New China's Annual Report on Form 20-F for the year ended March 31,
2002.

     We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of New China's special meeting.

     We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to our Investor Relations Department at the following address:

        Gerald Breslauer
        Investor Relations Department
        New China Homes, Ltd.
        2255 Glades Road
        Boca Raton, Florida, 33431

     These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

     We have not authorized anyone to give any information or make any representation about the redomicile and merger or us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

     The information contained in this document speaks only as of February 24, 2003 unless the information specifically indicates that another date applies.

     There is no other business to be brought before the special meeting of shareholders.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ GERALD BRESLAUER
                                          --------------------------------------
                                          Gerald Breslauer, Secretary

                                   APPENDIX A

                              Special Resolutions

                             NEW CHINA HOMES, LTD.
                                (THE "COMPANY")

Minutes of a Special Meeting of the Members of the Company Held at 10:00 am, 16/F Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong on the 18th day of March 2003

                         ------------------------------

IT WAS NOTED that a plan of merger ("Plan of Merger") and the articles of merger ("Articles of Merger") as approved by the directors of the Company pursuant to which the Company will merge into Zhongshan Developments Limited, a company incorporated and existing under the laws of the British Virgin Islands, is attached hereto.

"IT IS HEREBY RESOLVED:

Continuation into the British Virgin Islands and De-registration in the Cayman Islands

(i) BY SPECIAL RESOLUTION THAT the Company shall be registered as an international business company by way of continuation under the laws of the British Virgin Islands and, accordingly, to apply for de-registration in the Cayman Islands and that the directors and officers of the Company (or any of them) are, and each of them hereby is, authorised and directed, to execute and deliver, in the name of and on behalf of the Company, such other documents, instruments and certificates, and to take such other actions as such directors or officers of the Company, in the discretion of such persons, may deem necessary or appropriate to effect the continuance of the Company under the laws of the British Virgin Islands and the de-registration of the Company under the laws of the Cayman Islands;

Adoption of Amended and Restated Memorandum and Articles of Association

(ii) BY SPECIAL RESOLUTION THAT, subject to the registration of the Company by way of continuation as an international business company under the laws of the British Virgin Islands, the amended and restated memorandum and articles of
association in the form attached as Appendix    be approved and adopted in
substitution for and to the exclusion of the existing memorandum and articles of association of the Company and that any director or officer of the Company be and is hereby authorized to register the amended and restated memorandum and articles of association with the Registrar of Companies in the British Virgin Islands and to do or sign such other act, document or thing to give effect to this resolution; and

Merger of the Company into Newco

(iii) THAT, subject to the registration of the Company by way of continuation as an international business company under the laws of the British Virgin Islands and the registration of the amended and restated memorandum and articles of association with the Companies Registry in the British Virgin Islands, the Plan of Merger and the Articles of Merger be and are hereby authorised and approved and that the directors and officers of the Company (or any of them) be and are hereby authorised to take any and all actions which may be necessary or desirable to merge the Company with and into Newco with the surviving company as Newco pursuant to the terms of the Plan of Merger and the Articles of Merger."

                                   APPENDIX B

                               ARTICLES OF MERGER

THESE ARTICLES OF MERGER entered into this    day of           , 2003 by and
between Zhongshan Developments Limited (the "Surviving Company") and New China Homes. Ltd. (the "Subsumed Company") WITNESSETH as follows:

1. The Surviving Company and the Subsumed Company HEREBY ADOPT the Plan of Merger, a copy of which is annexed hereto.

2. The Surviving Company was incorporated under the laws of the British Virgin Islands on September 8, 2000.

3. the Subsumed Company was incorporated under the laws of the Cayman Islands as an exempted company on January 6, 1999 under the name China Homes Limited, until its name change in August 1999 and registered by way of
    continuation under the laws of the British Virgin Islands on           ,
    2003, as an international business company.

4. The Memorandum of Association and Articles of Association of the Surviving Company shall be the Memorandum of Association and Articles of Association of Zhongshan Developments Limited as in effect on the date hereof.

5.  The Plan of Merger was approved by a unanimous written resolution of the
    directors of the Surviving Company dated as of    day of           , 2003. A
    copy of the Plan of Merger was given to the members of the Surviving Company and the Plan of Merger was authorised by a resolution of members of the
    Surviving Company on    day of           , 2003.

6.  The merger was approved by a unanimous written resolution of the directors
    of the Subsumed Company dated    day of           , 2003. A copy of the Plan
    of Merger was given to the members of the Subsumed Company and the Plan of
    Merger was authorised by a resolution of the members dated    day of
              , 2003.

7.  This merger is to be effective at the close of business on the    day of
              , 2003.

IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to
be executed on the           day of           , 2003.

--------------------------------------------       --------------------------------------------
[   --   ]                                         [   --   ]
For and on behalf of                               For and on behalf of
Zhongshan Developments Limited                     New China Homes, Ltd.

                                   APPENDIX C

                                 PLAN OF MERGER

     THIS PLAN OF MERGER (the "Plan") is entered into this        day of
          , 2003 by and between Zhongshan Developments Limited ("Zhongshan"), an international business company organized and existing under and by virtue of the International Business Companies Act (Cap.291) (the "Act") and New China Homes, Ltd. ("New China"), incorporated under the laws of the Cayman Islands as an exempted company on January 6, 1999 under the name China Homes Limited, until its name change in August 1999 and registered by way of continuation under the laws of the British Virgin Island as an international business company under and by virtue of the Act, are entering into this Plan or Merger pursuant to the provisions of Section 76 to 79 of the Act.

     WHEREAS, in connection with the Plan of Merger, Far East Consortium International Limited, incorporated under the laws of the Cayman Islands has on
          , 2003 entered into a contribution agreement with Zhongshan (the
"Contribution Agreement") whereby Far East has contributed (i)          common
shares of New China and (ii) US$     in cash, in exchange for           ordinary
shares of Zhongshan;

     WHEREAS, pursuant to the terms of this Plan, each New China common share issued and outstanding immediately before the Effective Time (as defined in Section 1.2), other than shares owned by Zhongshan, will be converted into the right to receive US$0.22 in cash per share;

     WHEREAS, pursuant to the terms of this Plan, each redeemable common share purchase warrant ("New China Warrants") issued and outstanding immediately before the Effective Time (as defined in Section 1.2), will be converted into the right to receive US$0.01 in cash per share;

     WHEREAS, pursuant to the terms of this Plan, all issued and outstanding New China Shares owned by Zhongshan immediately prior to the Effective Time shall be converted into one share of Zhongshan, which shall be issued to the sole existing member of Zhongshan; and

     WHEREAS, New China and Zhongshan desire to make certain covenants and agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1  THE MERGER.

     Upon the terms set forth in this Plan, and in accordance with the laws of the British Virgin Islands, New China shall be merged with and into Zhongshan at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of New China shall cease and Zhongshan shall continue as the surviving company (the "Surviving Company") and shall succeed to and assume all the rights and obligations of New China in accordance with the corporate laws of the British Virgin Islands.

SECTION 1.2  EFFECTIVE TIME.

     The parties shall execute and file a certificate of merger, articles of merger or other appropriate documents (in any such case, the "Certificate of Merger") in accordance with the relevant provisions of the corporate laws of the British Virgin Islands and shall make all other filings or recordings required under the corporate laws of the British Virgin Islands. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Registrar of Companies in the British Virgin Islands, or at such subsequent time as the parties shall agree (which shall not be more than 30 days after the date of filing), which subsequent time shall be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

SECTION 1.3  EFFECTS OF THE MERGER.

     At and after the Effective Time, the Merger shall have the effects set forth in the corporate laws of the British Virgin Islands. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of New China and Zhongshan shall be vested in the Surviving Company, and all debts, liabilities and duties of New China and Zhongshan shall become the debts, liabilities and duties of the Surviving Company.

SECTION 1.4  MEMORANDUM AND ARTICLES OF ASSOCIATION.

     The memorandum and articles of association of Zhongshan as in effect at the Effective Time shall be the memorandum and articles of association of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.5  DIRECTORS OF SURVIVING CORPORATION.

     The directors of New China immediately prior to the Effective Time shall be the directors of the Surviving Company in the same capacities, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.6  RIGHTS OF DISSENT.

     Each shareholder of New China who dissents from the Merger will notify New China of his, her or its right to dissent pursuant to Section 83 of the International Business Companies Act, Cap 291 of the laws of the British Virgin Islands.

     Each shareholder of New China who dissents from the Merger will in writing notify New China of his, her or its desire to be paid the fair value of his, her, its shares under Section 83 of the International Business Companies Act, Cap 291 of the laws of the British Virgin Islands.

SECTION 1.7  OBLIGATIONS OF NEW CHINA NOT TO ISSUE ITS SECURITIES.

     As of the date of this Plan and until the Effective Time, New China shall not, unless mutually agreed to by the parties hereto, issue any additional shares of common stock to any person or entity whatsoever, including as a result of having previously issued any warrants to acquire common stock, any options to acquire its securities as a result of any employee stock option plan or otherwise, or pursuant to any employee benefit plan.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE COMMON STOCK OF THE
             CONSTITUENT CORPORATIONS AND EXCHANGE OF CERTIFICATES

SECTION 2.1  EFFECT ON CAPITAL STOCK.

     At the Effective Time, by virtue of the Merger:

          (a) Subject to the right of New China shareholders to dissent under
     Section 83 of the International Business Companies Act, Cap 291 of the laws of the British Virgin Islands, each New China Common Share issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Zhongshan) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive US$0.22 in cash per share (the "Common Share Cash Consideration") payable to the holder thereof, without interest thereon, subject to the exchange process contemplated in Section 2.2 of this Plan, and each holder of a share certificate (a

     "Share Certificate") that immediately prior to the Effective Time of the Merger represented any such New China Common Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest thereon, upon the surrender of such Certificate, the Common Share Cash Consideration in accordance with Section 2.2 of this Plan of Merger.

          (b) Each redeemable Common Share Purchase Warrant issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive US$0.01 in cash per share (the "Warrant Cash Consideration") payable to the holder thereof, without interest thereon, subject to the exchange process contemplated in Section 2.2 of this Plan, and each holder of a warrant certificate (a "Warrant Certificate") that immediately prior to the Effective Time of the Merger represented any such redeemable Common Share Purchase Warrant shall thereafter cease to have any rights with respect to such Warrant, except the right to receive, without interest thereon, upon the surrender of such Warrant Certificate, the Warrant Cash Consideration in accordance with
     Section 2.2 of this Plan of Merger.

          (c) At the Effective Time, and without any action on the part of the holder of New China Common Shares, all issued and outstanding New China Common Shares owned by Zhongshan immediately prior to the Effective Time shall be converted into one share of Zhongshan which shall be issued to the sole existing member of Zhongshan.

SECTION 2.2  EXCHANGE OF SHARE AND WARRANT CERTIFICATES.

     (a) As soon as reasonably practicable after the Effective Time, Zhongshan shall mail to each holder of record (other than Zhongshan) of one or more Share Certificates or Warrant Certificates that, immediately prior to the Effective Time, represented either outstanding New China Common Shares or redeemable Common Share Purchase Warrants, (i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates or Warrant Certificates shall pass, only upon delivery of the Share Certificates or Warrant Certificates to Zhongshan and shall be in such form and have such other provisions as Zhongshan may reasonably specify and (ii) instructions for use in effecting the surrender of the Stock Certificates or Warrant Certificates in exchange for the Share Cash Consideration or Warrant Cash Consideration. Upon surrender of a Share Certificate or Warrant Certificate for cancellation to Zhongshan, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Share Certificate or Warrant Certificate shall be entitled to receive in exchange for each New China Common Share or redeemable Common Share Purchase Warrant represented by such Share Certificate or Warrant Certificate, cash in an amount equal to the Common Share Cash Consideration or Warrant Cash Consideration, as appropriate, after giving effect to any required withholding and similar deductions, and the Share Certificate or Warrant Certificate so surrendered shall forthwith be marked as canceled. No interest will be paid or accrued on the Share Cash Consideration or Warrant Cash Consideration payable to holders of the Share Certificates or Warrant Certificates. In the event of a transfer of ownership of New China Common Shares or Warrants which is not registered in the transfer records of New China, the Share Cash Consideration or Warrant Cash Consideration shall be paid to such a transferee if the Share Certificate or Warrant Certificate representing such New China Common Shares or Warrants is presented to Zhongshan accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of New China of the shares of New China Common Shares or Warrants which were outstanding immediately prior to the Effective Time.

     (c) Neither Zhongshan nor any party to the Plan shall be liable to any former holder of New China Common Shares or Warrants for any amount of cash or interest properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) Zhongshan shall be entitled to deduct and withhold from the Share Cash Consideration or Warrant Cash Consideration otherwise payable pursuant to the Plan to any holder of shares of New China Common

Shares or Warrants such amounts as Zhongshan reasonably determines are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Zhongshan, such withheld amounts shall be treated for all purposes of the Plan as having been paid to the holder of New China Common Shares or Warrants in respect of which such deduction and withholding was made by Zhongshan.

     (e) In the event any Stock Certificate or Warrant Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate or Warrant Certificate to be lost, stolen or destroyed and, if required by Zhongshan the posting by such person of a bond in such reasonable amount as Zhongshan may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate or Warrant Certificate, Zhongshan will deliver in exchange for such lost, stolen or destroyed Stock Certificate or Warrant Certificate cash in an amount equal to the Share Consideration or Warrant Consideration deliverable in respect thereof pursuant to the Plan.

SECTION 2.3  FURTHER ASSURANCES.

     If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in Zhongshan the title to any property or rights of either New China or Zhongshan, or otherwise to carry out the purposes and provisions of this Agreement, the officers and directors of Zhongshan are hereby authorized and empowered, in the name of and on behalf of New China and Zhongshan, to execute and deliver any and all things necessary or proper to vest or perfect or confirm title to such property or rights in Zhongshan, and otherwise to carry out the purposes and provisions of this Agreement.

                                  ARTICLE III

                      CONDITIONS; ABANDONMENT AND DEFERRAL

SECTION 3.1  CONDITIONS.

     The obligation of the parties to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the parties in its respective discretion to the extent permitted by law):

          (a) the continuation of New China from the Cayman Islands to the British Virgin Islands shall have been effected;

          (b) Far East shall have contributed (i)           common shares of New
     China and (ii) US$     to Zhongshan;

          (c) the Merger shall have been approved by the shareholders of New China in accordance with applicable provisions of the laws of the Cayman Islands and/or British Virgin Islands;

          (d) the Merger shall have been approved by the sole shareholder of Zhongshan in accordance with applicable provisions of the laws of the British Virgin Islands;

          (e) any and all consents, permits, authorizations, approvals and orders deemed in the sole discretion of New China to be material to consummation of the Merger shall have been obtained;

          (f) any other requirements under applicable laws of the British Virgin Islands shall have been satisfied in connection with the Merger.

SECTION 3.2  ABANDONMENT OR DEFERRAL.

     At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of New China, notwithstanding the approval of the Merger by the shareholders of New China or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of New China, such action would be in the best interest of the parties hereto. In the event of termination of this Agreement, this Agreement shall become void and of no effect and there shall be no liability on the part of either party or its Board of Directors or shareholders with respect thereto.

                                   ARTICLE IV

                                 MISCELLANEOUS

SECTION 4.1  ASSIGNMENT.

     Neither this Agreement nor any right created hereby shall be assignable by New China or Zhongshan without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereby and their respective successors, assigns, heirs, executors, administrators, or personal representatives, any rights or remedies under or by reason of this Agreement.

SECTION 4.2  ENTIRE AGREEMENT.

     This Plan and the other documents delivered pursuant hereby constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and no party shall be liable or bound to any other in any manner by any covenants or agreements except as specifically set forth herein. All prior agreements and understandings are superseded by this Plan.

SECTION 4.3  GOVERNING LAW; VENUE.

     This Plan shall be governed by the laws of the British Virgin Islands. Any action brought to enforce this Plan or any term thereof shall be brought in a court of competent jurisdiction in the British Virgin Islands and each party hereto affirmatively agrees to submit to the jurisdiction in that court.

SECTION 4.4  SEVERABILITY.

     In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, this Plan is hereby duly executed by each party hereto as of the date first written above.

                                          ZHONGSHAN DEVELOPMENTS LIMITED
                                          a British Virgin Islands company

                                          By------------------------------------
                                            Name:
                                            Title:

                                          NEW CHINA HOMES LIMITED
                                          a British Virgin Islands company

                                          By------------------------------------
                                            Name:
                                            Title:

                                   APPENDIX D

Section 83 of the British Virgin Islands International Business Companies Act of
                                      1984

83. (1) A member of a company incorporated under this Act is entitled to payment of the fair value of his shares upon dissenting from

        (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

        (b) a consolidation, if the company is a constituent company;

        (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

            (i) a disposition pursuant to an order of the court having jurisdiction in the matter;

            (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

            (iii) a transfer pursuant to the power described in subsection (2)
                  of section 9;

        (d) a redemption of his shares by the company pursuant to section 81;
            and

        (e) an arrangement, if permitted by the court.

     (2) A member who desires to exercise his entitlement under subsection (1) must give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorized by written consent of members without a meeting.

     (3) An objection under subsection (2) must include a statement that the member proposes to demand payment for his shares if the action is taken.

     (4) Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company must give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

     (5) A member to whom the company was required to give notice who elects to dissent must, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

        (a) his name and address;

        (b) the number and classes or series of shares in respect of which he dissents; and

        (c) a demand for payment of the fair value of his shares;

       and a member who elects to dissent from a merger under section 77 must give to the company a written notice as his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with
       Section 77.

     (6) A member who dissents must do so in respect of all shares that he holds in the company.

     (7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

     (8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company must make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

     (9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

        (a) the company and the dissenting member shall each designate an appraiser;

        (b) the 2 designated appraisers together shall designate an appraiser;

        (c) the 3 appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorizing the action was taken or the date on which written consent of members without a meeting obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

        (d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

     (10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

     (11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

     (12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 81 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 81 to redeem its shares.

                                   APPENDIX E
                        Opinion of AMS Corporate Finance

                                               January 15, 2003

To the independent director committee of New China Homes, Ltd.
Attn: Mr. Trevor Bedford / Mr. Abraham Razack

Dear Sirs,

                PROPOSED PRIVATIZATION OF NEW CHINA HOMES, LTD.

INTRODUCTION

     We refer to our appointment as the independent financial adviser to the independent director committee of New China Homes, Ltd. ("New China Homes") in respect of the proposal for the privatization of New China Homes (the "Privatization Proposal") made by Far East Consortium International Limited ("Far East"), details of which have been set out in the draft proxy statement of New China Homes given to us for our preparation of this letter.

     As (i) Mr. David Chiu, one of the directors of New China Homes (the "Directors"), is also the majority shareholder of Far East; (ii) Mr. Denny Chan, one of the Directors, is also the Group Chief Accountant of Far East; and (iii) Ms. Margaret Chiu, one of the Directors, is a director of a company related to Far East and is also sister to Mr. David Chiu, they are not considered to be sufficiently independent for the purpose of advising the shareholders of New China Homes, other than Far East. Accordingly, the board of Directors formed an independent director committee comprising of Mr. Trevor John Bedford and Mr. Abraham Razack, who are independent and non-employee Directors, to consider the terms of the Privatization Proposal on behalf of the board of Directors.

     We, AMS Corporate Finance Limited, have acted as the independent financial advisor to the independent board committee of Yoshiya International Corporation, Limited ("Yoshiya"), approximately 8.63% and 22.3% of which was indirectly owned by Far East and Mr. David Chiu respectively. Other than acting as the independent financial advisor to Yoshiya's independent board committee from January 2001 to April 2001 in two transactions, we are independent of and not connected with New China Homes, its major shareholders, its directors, its subsidiaries and their respective associates or parties acting in concert with any of them and are accordingly considered suitable to give independent advice to the independent director committee of New China Homes. We have been appointed to advise the independent director committee of New China Homes as to whether the terms of the Privatization Proposal are fair and reasonable from a financial perspective.

     We consider that we have reviewed sufficient information to enable us to reach an informed view and to justify our reliance on the information provided so as to provide a reasonable basis for our opinion. We have no reason to doubt the truth, accuracy and completeness of the information and representations provided to us by New China Homes and its directors or to believe that material information has been withheld or omitted from the information provided to us. We have not, however, carried out an independent verification of the information provided, nor have we conducted an independent investigation into, or evaluation of, the business or affairs of New China Homes or any of its subsidiaries (together, the "NCH Group"). By giving the opinion herein below, we do not make any representation to any person regarding the accuracy and completeness of the information provided to us or quoted herein.

     In assessing the terms of the Privatization Proposal, we have not considered the tax affairs or the implications thereof, of the Privatization Proposal on the Minority Shareholders (as defined below) and the Warrantholders (as defined below). The Minority Shareholders and the Warrantholders are recommended to consult their own professional advisers if they are in any doubt as to the taxation implications of their approval of the Privatization Proposal or its implementation.

     In forming our opinion, we have considered various factors and the results of various analyses in light of each other and have ultimately reached our opinion based on the results of all analyses and factors taken as a whole. We have not placed particular reliance or weight on any particular factor or analysis, but instead concluded our analyses, taken as a whole, supported our determination. Accordingly, notwithstanding the separate factors discussed in our opinion and summarized below, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and the factors considered by us, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying our opinion.

QUALIFICATIONS OF AMS CORPORATE FINANCE LIMITED

     We, AMS Corporate Finance Limited, have been registered as an investment adviser with the Securities and Futures Commission since October 1994 in Hong Kong. We are engaged in the provision of investment advisory services, including advisory services to minority shareholders under the Hong Kong Code on Takeovers and Mergers, initial public offering sponsorships, securities underwriting, and share placements. We have also been approved by The Stock Exchange of Hong Kong Limited (the "Hong Kong Stock Exchange") to be included in the list of Growth Enterprise Market Sponsors of the Hong Kong Stock Exchange. The person responsible for the issuance of this letter is Mr. Alexander Tai, who is the managing director of AMS Corporate Finance Limited and has over fifteen years' experience in the accounting and corporate finance fields. Mr. Tai is a registered investment adviser with the Securities and Futures Commission in Hong Kong. Mr. Tai is also a Chartered Accountant by training and is currently a member of the Hong Kong Society of Accountants, the Australia Institute of Chartered Accountants and the Institute of Chartered Accountants of New Zealand.

PRINCIPAL TERMS OF THE PRIVATIZATION PROPOSAL

     Under the Privatization Proposal, it is proposed by Far East that:

          (i) New China Homes will be redomiciled from the Cayman Islands to the British Virgin Islands (the "Redomicile") followed soon after by a merger of New China Homes with and into a wholly owned subsidiary of Far East to be newly formed in the British Virgin Islands solely for the purpose of effecting the transaction (the "Merger"), such that the newly formed company will be the surviving company in the Merger;

          (ii) the shareholders of New China Homes other than Far East (the "Minority Shareholders") will receive US$0.22 (the "Share Purchase Price") in cash, without interest, for every common share of New China Homes (the "Share") held at the time of the Redomicile and the Merger; and

          (iii) the holders of the redeemable common share purchase warrants of the Company (the "Warrants") (the "Warrantholders") will receive US$0.01 (the "Warrant Purchase Price") in cash, without interest, for every Warrant held the time of the Merger.

INFORMATION ON NEW CHINA HOMES

  SHAREHOLDING STRUCTURE

     In March 2000, New China Homes became listed on the Nasdaq by way of an initial public offering of 2,300,000 Shares (including the issue of 300,000 Shares under the underwriter's over-allotment option) at US$5.00 per Share and 2,300,000 redeemable Warrants at US$0.125 per Warrant (including the issue of 300,000 Warrants under the underwriter's over-allotment option). Each Warrant entitles the registered holder to purchase through March 8, 2005 one Share at a subscription price of US$5.75 per Share, subject to adjustment.

     The major shareholder of New China Homes is Far East, a Cayman Islands company whose shares have been publicly traded and listed in Hong Kong since 1971. Far East is an investment holding company with interests in real estate, hotels, manufacturing companies and other companies engaged in property development and management businesses throughout Southeast Asia, the People's Republic of China (the "PRC"), Australia and North America. Immediately after the initial public offering by New China Homes in March 2000, Far East owned approximately 77% of the then issued and outstanding Shares. As at the date hereof, Far East owns in aggregate approximately 63.88% of the total issued and outstanding Shares (without considering the Shares which may be issued upon exercise of the outstanding Warrants and employee share options of New China Homes granted under the stock option plan adopted on August 10, 1999 (the "Options")).

 PRINCIPAL BUSINESS ACTIVITIES

     The primary business of New China Homes is to design, develop, construct, market and sell spacious, affordable homes in planned residential communities, which are targeted at the middle-income families in the PRC. The principal asset of New China Homes is the 98.2% equity interest in Shanghai Chingchu Property Development Company, Ltd. ("Shanghai Chingchu"), an operating subsidiary which was founded in 1997 to develop large, planned residential communities in the private home building market of the PRC. Shanghai Chingchu is presently engaged in one single project -- the development and construction of California Gardens which is located at the northwestern part of the sub-urban area in Shanghai.

     In addition to California Gardens which is held through Shanghai Chingchu, New China Homes also owns the entire equity interest of Chingchu (Shanghai) Real Estate Development Company Limited ("Chingchu Real Estate"), an operating subsidiary which was founded in 1999 with similar business nature as Shanghai Chingchu. Chingchu Real Estate presently holds for future development purposes a parcel of commercial land on the outskirts of California Gardens.

 (i) Information on Shanghai Chingchu

          Shanghai Chingchu is presently engaged in one single project -- the construction and development of California Gardens which is located on a 350-acre site inside the northwestern corner of the outer ring road surrounding the city of Shanghai. California Gardens comprises a projected 8,161 residential units. The whole California Gardens, when fully developed, is projected to provide usable floor space of approximately 10 million square feet.

          Shanghai Chingchu develops and markets California Gardens in four phases. Construction of residential units for the first three phases and the first two sub-divisions of the fourth phase have been completed between 1998 and 2002 and as at the end of November 2002, Shanghai Chingchu was still in possession of 77 units of the completed townhouses which are in the process of disposal. As at November 30, 2002, Shanghai Chingchu had completed the construction of 2,322 homes, of which 2,245 homes have been sold.

          As advised by the Directors, Shanghai Chingchu has land use rights for all three completed phases and three of the sub-divisions of the fourth phase of California Gardens. The remaining homes in California Gardens are in different stages of planning and pre-development process and the Directors anticipate that development of the third sub-division of the fourth phase will be completed in 2003.

          In addition, Shanghai Chingchu presently holds and operates a community clubhouse, a commercial mall, a school and, several other communal facilities such as transformer station, sewage plant and mains network. Pursuant to the original land grant specification by the relevant PRC government authority, Shanghai Chingchu does not own these facilities and does not have the exclusive right to use them but are contractually obligated to complete the construction of these communal facilities and only has the right to operate them.

 (ii) Information on Chingchu Real Estate

          The land and buildings located near the main entrance of California Gardens are jointly held by Chingchu Real Estate and Shanghai Chingchu. The land forms part of the site identified as Commercial Area of California Gardens which has an area of approximately 31,984 square metres. According to the Directors, the site is planned for commercial use and is part of the contractual obligations to be complied with by Shanghai Chingchu. Erected on the site is a single storeyed commercial block which is presently occupied by various commercial users. As advised by the Directors, Shanghai Chingchu has entered into two tenancy agreements with the lessees, but is now in legal dispute with these lessees in relation to the land use rights of the premises and the validity of these tenancy agreements. We are given to understand that due to the present legal dispute, Shanghai Chingchu is unable to exercise its right as the lessor in respect of these premises to collect rental from the lessees, nor can it re-enter the premises. In addition, since there is only one master title for the whole block of commercial site for which the efforts to sub-divide the title between Shanghai Chingchu and Chingchu Real Estate have failed, Chingchu Real Estate is unable to transfer any portion of its right to use the land or change the use of the land without the consent from the PRC local government. As a result of the existing difficulties encountered by the NCH Group to sub-divide the land use title and the legal dispute between the lessees and Shanghai Chingchu, the Directors are of the view that in the short run, no operating income or commercial value can be expected from the holdings of land and buildings.

     As advised by the Directors, except the four phases of development as described above and some residual odd size lots at the peripheral of these four phases of development, neither New China Homes nor any of its subsidiaries has title to any other land bank reserve for future residential and commercial developments.

OVERVIEW OF THE PRC PROPERTY MARKET

     In recent years, a large number of property developers have begun undertaking property development and investment projects in the PRC. These include a number of leading Hong Kong property developers. According to the Shanghai Statistical Yearbook 2002, during the ten years from 1991 to 2001, the investment in residential housing in Shanghai's urban area increased from approximately RMB489,200 million in 1991 by almost ten times to approximately RMB4,667,100 million in 2001. The floor space completed for the residential housing in Shanghai's urban area increased from approximately 1,160.6 million square metres in 1991 to approximately 1,743.9 million square metres in 2001, representing an average annual growth rate of 5%. Furthermore, the PRC's entry into the World Trade Organization is expected to attract further foreign investments in the PRC real estate industry. Currently, property development and investments in the PRC are believed to be substantial and it is possible that this will result in an increase in the premiums for the acquisition of land for development, an oversupply of properties in certain parts of the PRC and a slowdown in the rate at which new property developments will be approved and/or reviewed by government authorities. Furthermore, residential property developers compete not only for home buyers, but also for prime development sites, raw materials and skilled subcontractors. Such increased competition may have an adverse effect on the future operation and performance of New China Homes. Shareholders should also refer to the sub-paragraph headed "Earnings" below for the increased land premium for the acquisition of land experienced by the NCH Group in the last year which the Directors believe to be a result of the above-mentioned competition.

FINANCIAL INFORMATION ON NEW CHINA HOMES

  (i) EARNINGS

          Set out below is a summary of the operating results of New China Homes for the five years ended March 31, 2002.

                                   1998            1999        2000       2001       2002
                              --------------   ------------   -------   --------   --------
                                 US$'000         US$'000      US$'000   US$'000    US$'000
    Operating revenues......           9,583         34,955    22,494     21,674      9,375
                              ==============   ============   =======   ========   ========
    Operating (loss) income
      before minority
      interest and income
      taxes.................            (739)         5,281     1,593       (103)    (6,881)
    Income taxes............            (185)         2,036       967        733       (298)
                              --------------   ------------   -------   --------   --------
    (Loss) income before
      minority interests....            (554)         3,245       626       (835)    (7,178)
    Minority interests......              (5)            74        34         26        (79)
                              --------------   ------------   -------   --------   --------
    Net (loss) income.......            (548)         3,171       594       (861)    (7,099)
                              ==============   ============   =======   ========   ========
    (Loss) earnings per
      share -- basic........  US$(0.05)(note)  US$0.30(note)  US$0.06   US$(0.07)  US$(0.70)
                              ==============   ============   =======   ========   ========

---------------

Note: The calculation of earnings per Share is based on the net loss/income for the respective periods and on the assumption that 10.4 million Shares in issue immediately before completion of the initial public offering of New China Homes in March 2000.

          As shown above, the NCH Group reported net profits of approximately US$3.17 million and US$0.59 million for the two years ended March 31, 1999 and March 31, 2000 respectively. Such profitability was mainly attributable to the sales of the homes under the first three phases of California Gardens. Although the NCH Group continued to record such sales for the year ended March 31, 2001, it reported a net loss of approximately US$0.86 million as a result of the operating costs incurred for the construction of the fourth phase of California Gardens during the year. The decline in operating revenue for the year ended March 31, 2002 led to an even deeper loss of over US$7 million. As indicated in the 2002 annual report of New China Homes, for the two years ended March 31, 2001 and March 31, 2002, despite the fact that there is a continuous increase in the average selling price of homes delivered for the two years from HK$406,400 to HK$478,065, the reduction in the number of homes completed and sold had caused the operating revenue to decline. Such financial performance indicates that the operating results of the NCH Group and, in particular, its turnover and profitability, depend to a significant extent on the stage of development of California Gardens. In other words, the NCH Group may be able to record profitability if the homes under California Gardens are due to be completed and sold. Nevertheless, the Minority Shareholders and the Warrantholders should note that California Gardens is the only property development project undertaken by the NCH Group and apart from the land use rights in respect of the third sub-division of the fourth phase of California Gardens which is expected to be completed in 2003, the NCH Group does not have title to any land bank reserve for future residential and commercial developments. In addition, as disclosed in its latest annual report, the NCH Group has encountered local zoning issues where a portion of real property previously earmarked for development may be subject to compulsory acquisition by the local government. Therefore, the Minority Shareholders and the Warrantholders should be aware that there may be significant adverse impact on the operating results of the NCH Group in the future if it fails to acquire land use rights of the development sites for continuous development of California Gardens or if it fails to engage in other property development projects.

          Although the recent accession of the PRC as a member of the World Trade Organization is generally expected to offer long-term growth prospects in the property development industry in the PRC, the accession will also increase the level of competition in that market as discussed in the paragraph headed "Property market overview of the PRC" above. As advised by the Directors, the average premium for the acquisition of land paid by the NCH Group in early 2002 was approximately RMB787 per square metre, representing an increase of approximately 54% from the average land premium of approximately RMB512 per square metre paid in the last year. At present, the Directors are not optimistic of both short-term and long-term profit prospects of the NCH Group and do not expect its operating losses will be reversed in the next few years. In view of its lack of land bank reserve for future development, we are also of the opinion that there is great uncertainty in the future prospects of the NCH Group.

          In addition, it is the present intention of the Directors to (i) significantly increase the expenditure to develop additional residential communities, (ii) increase the sales and marketing operations; and (iii) purchase land for future development. Furthermore, the Directors expect that as a publicly-traded company, the expenses for professional services will continue to increase in the future. If revenues do not accompany these anticipated growth in expenses, there will be material adverse impact on the business, financial condition and operating results of the NCH Group.

 (ii) UNAUDITED CONSOLIDATED BALANCE SHEET OF THE NCH GROUP

          The following is the unaudited consolidated balance sheet of the NCH Group as at June 30, 2002:

                                                                US$'000
                                                                --------
NON-CURRENT ASSETS
Plant, equipment and construction-in-progress (note i)......         78
                                                                -------
CURRENT ASSETS
Stock of completed properties...............................      1,831
Land and lots under development (note ii)...................     18,365
Trade and other accounts receivable.........................      2,233
Prepaid expenses and other assets...........................         13
Other prepaid taxes.........................................        278
Cash and cash equivalents...................................        196
Restricted cash.............................................        930
                                                                -------
                                                                 23,846
                                                                -------
CURRENT LIABILITIES
Short-term bank borrowings (note iii).......................      6,719
Trade accounts payable and accrued expenses.................      4,662
Customer deposits...........................................        111
Provision for contingent liabilities (note iv)..............      2,997
Income taxes payable........................................      2,767
Due to related parties......................................      1,122
                                                                -------
                                                                 18,378
                                                                -------

                                                                US$'000
                                                                --------
NET CURRENT ASSETS..........................................      5,468
                                                                -------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................      5,546
                                                                -------
CAPITAL AND RESERVES
Common share................................................     12,753
Warrant reserve.............................................        288
Share premium...............................................      7,118
Retained earnings...........................................    (16,689)
Cumulative translation adjustment...........................        (32)
                                                                -------
                                                                  3,438
Minority interests..........................................        268
                                                                -------
NON-CURRENT LIABILITIES
Amount due to related companies.............................      1,840
                                                                -------
                                                                  5,546
                                                                =======

---------------

Notes:

i. The operation of school and clubhouse has been unable to break even since the operation began in 1999. The Directors do not expect the situation will improve and generate any profit in the next few years. Furthermore, due to commitments provided to the authority and the buyers in the initial development plan, the management of New China Homes are unable to change the use of land and buildings for other purposes, details of which are set out in the paragraph headed "Information on Shanghai Chingchu" above. As such, full provision of approximately US$9.24 million has been made for the land and related costs for the school and clubhouse.

ii. The renovation costs incurred on the show houses, the development costs allocated to odd land area and contribution paid to local government authorities for general infrastructure purposes, which totaled approximately US$2.51 million, have been fully written off as the management of New China Homes consider the recoverability of such costs to be remote.

iii. The total short-term bank borrowings of approximately US$6.72 million were granted by eight financial institutions and were secured by fixed charges on certain land and buildings of Shanghai Chingchu.

iv. Full provision for potential loss on area discrepancies of approximately US$2.16 million claimed by the buyers was made. In addition, in July 2001, a contractor in Shanghai filed a claim on Shanghai Chingchu alleging that Shanghai Chingchu had owed it payment of approximately RMB15 million for contracting work performed for California Gardens. Shanghai Chingchu has counter-sued the contractor in connection with the contractor's poor work quality. Pending a decision, the Chinese court has ordered that certain assets be frozen, including 43 units in the California Gardens project as well as approximately RMB1.79 million deposits. A full provision for the legal liabilities in relation to the judgement amounted to approximately US$0.84 million was made accordingly.

          As at June 30, 2002, the NCH Group had total assets of approximately US$24 million comprising of primarily land and lots under development. As indicated above, the NCH Group did not have any land bank reserve held for development.

          The NCH Group's current liabilities as at June 30, 2002 amounted to approximately US$18.4 million, of which approximately US$11.4 million was short-term bank borrowings and accounts payable. Total liabilities amounted to approximately US$20.2 million. Based on a net asset value of approximately US$3.4 million, the debt equity ratio of NCH Group as at June 30, 2002 was about 5.9 times, which suggests a heavy gearing position.

  (iii) CAPITAL RESOURCES

          Property development and investment businesses are characterized by high capital intensiveness. In a typical property development project, significant capital is required to be committed and locked up throughout the project until the receipt of the sale proceeds. As discussed in the annual reports of New China Homes for the two financial years ended March 31, 2001 and March 31, 2002, New China Homes required additional capital resources to develop additional residential projects. In the PRC, financing for property development may not be easily obtained. Prior to its initial public offering in March 2000, New China Homes relied primarily on financing from its major shareholder, i.e. Far East. New China Homes expected to derive capital resources from internally generated funds, borrowings and the issuance of additional equity or debt securities. However, as discussed in the paragraph headed "Market price and liquidity of Shares" below, due to the low liquidity of the Shares, substantial insider holdings and small market capitalization, the management of New China Homes have been unable to utilize the public stock market effectively as a source of financing to satisfy the NCH Group's additional capital requirement for further development.

          For the year ended March 31, 2002, New China Homes incurred a net loss of approximately US$7.10 million from operations. Since 2000, revenues and profits have declined and prices of the Shares and Warrants have faltered. New China Homes had incurred substantial financial debts in order to remain operational. As at June 30, 2002, New China Homes had short-term bank borrowings of approximately US$6.7 million. Although it is the intention of the Directors to seek extensions of the maturity dates of the existing credit facilities offered to the NCH Group, there is no assurance that the NCH Group will be granted the credit facilities with an commercially acceptable terms or at all. If the financial support from Far East is discontinued and in the absence of new funding, there is substantial uncertainty as to whether New China Homes will be able to pay its debts as and when they fall due and to reduce its liabilities in the normal course of business. As discussed in the 2002 annual report of New China Homes, the Directors believe that without the new capital injection from the capital market or continuous financial support from Far East, New China Homes might be in a serious going concern problem. Based on the current financial position, New China Homes will not be able to develop additional real estate projects and its business development will be curtailed if it fails to obtain additional funding.

  (iv) DIVIDEND PAYMENT

          Minority Shareholders are reminded that New China Homes has never declared any dividend since its public listing in March 2000. On the basis of its operating losses in recent years and the current financial position, we do not consider New China Homes to be an attractive investment in terms of earnings or dividend yield.

COMPARISON OF THE SHARE PURCHASE PRICE WITH THE FAIR MARKET VALUE OF NEW CHINA HOMES APPRAISED BY PROFESSIONAL VALUERS

     The primary economic assets of New China Homes are its 98.2% equity interest in Shanghai Chingchu and the entire equity interest in Chingchu Real Estate in Shanghai of the PRC. As the largest single project of New China Homes is to develop California Gardens which is located in Shanghai, the management of New China Homes has engaged LCH (Asia-Pacific) Surveyors Limited ("LCH") in August 2002 to conduct an appraisal of the business enterprise value for New China Homes as at December 20, 2002. LCH is an independent professional valuer and a chartered surveyor. Based on the appraisal report of LCH dated December 20, 2002, the fair market value of New China Homes in continued use and as a going-concern business enterprise (before taking into consideration any transaction costs) is stated at RMB32 million (equivalent to approximately US$3.86 million), representing approximately US$0.51 per Share. Such fair market value was arrived at after considering, among other things, the properties held by the NCH Group for sale and for development valued at approximately RMB137 million (equivalent to approximately US$16.6 million) and adjusting for provisions in respect of defects in property title and outstanding litigation. The Share Purchase Price of US$0.22 per Share was determined with reference to, and represents a discount of approximately 56.9% to, the attributable fair market value of the entire equity interest of New China Homes as at December 20, 2002 as appraised by LCH.

     In addition to LCH, New China Homes has also engaged another independent professional valuer, Lawson David & Sung Surveyors Limited ("Lawson") to provide an appraisal of the business enterprise value of New China Homes. According to the report of Lawson dated December 20, 2002, the fair market value of the business enterprise of New China Homes is stated at RMB34 million (equivalent to approximately US$4.1 million), representing approximately US$0.55 per Share. The Share Purchase Price of US$0.22 per Share represents a discount of approximately 60% to, the attributable fair market value of the entire equity interest of New China Homes as at December 20, 2002 as appraised by Lawson.

COMPARISON OF THE SHARE PURCHASE PRICE WITH THE UNAUDITED CONSOLIDATED NET TANGIBLE ASSET VALUE OF THE NCH GROUP

     As shown in the paragraph headed "Unaudited consolidated balance sheet of the NCH Group" above, the unaudited consolidated net tangible asset value of the NCH Group as at June 30, 2002 was approximately US$3.4 million, representing approximately US$0.45 per Share. The Share Purchase Price of US$0.22 represents a discount of approximately 51.1% to such unaudited net tangible asset value.

     As shown in the prospectus of New China Homes dated March 8, 2000, the NCH Group had consolidated net tangible assets of approximately US$22.2 million (equivalent to approximately US$1.4 per Share) as at September 30, 1999, after taking into account of the net proceeds of the initial public offerings. Such asset value has dwindled by over 80% (equivalent to over US$18 million) in about two years to US$3.4 million based on the unaudited consolidated balance sheet of New China Homes as at June 30, 2002. Consequently, it can be seen that during the period of nearly two years since the listing, there has been no enhancement at all, but significant impairment, in the value of the underlying assets of New China Homes which we regard as the most important measure of success for a property investment and development company.

     For comparison purposes, we have sought to identify companies listed on the Nasdaq Small Cap Market and Nasdaq National Market, which are engaged in the property development business. However, we consider that there are no directly comparable companies as none of the companies listed on Nasdaq are principally engaged in property development in the PRC. Nevertheless, we have reviewed those companies, which are listed on the Hong Kong Stock Exchange and whose principal activities involve property investment and development in the PRC (the "Reference Property Companies"). Set out below are the premium/discount percentages as represented by the share price to the net tangible asset value of the respective companies:

                                                              PREMIUM/(DISCOUNT)
                                                          PERCENTAGE OF SHARE PRICE
                                                        (NOTE I) TO NET TANGIBLE ASSET
NAME OF REFERENCE PROPERTY COMPANIES                      VALUE PER SHARE (NOTE II)
------------------------------------                    ------------------------------
                                                                     (%)
Shimao China Holdings Limited.........................               10.7
Hudson Holdings Limited...............................              (24.8)
New City (Beijing) Development Limited................              (46.1)
China Fair Land Holdings Limited......................              (55.0)
Zhong Hua International Holdings Limited..............              (57.1)
China Resources Land Limited..........................              (62.6)
Grand Field Group Holdings Limited....................              (70.6)
New World China Land Limited..........................              (87.9)
Nam Fong International Holdings Limited...............              (90.6)
Lai Fung Holdings Limited.............................              (91.9)
Coastal Realty Group Limited..........................              (92.2)
AVERAGE:..............................................              (60.7)
NEW CHINA HOMES
-- BASED ON THE UNAUDITED CONSOLIDATED NET TANGIBLE
   ASSET VALUE OF US$0.45 PER SHARE AS AT 30 JUNE 2002
   (note iii).........................................              (51.1)
-- BASED ON THE APPRAISED VALUE OF US$0.51 PER SHARE
   BY LCH (note iii)..................................              (56.9)
-- BASED ON THE APPRAISED VALUE OF US$0.55 PER SHARE
   BY LAWSON (note iii)...............................              (60.0)

---------------
Source: www.hkex.com.hk

Notes:

i. Share price represents the closing price per share as quoted by the Hong Kong Stock Exchange on 14 January, 2003.

ii. Net tangible asset value per share represents the net tangible asset value as indicated in the latest published financial statements divided by the total number of shares in issue as at the year/period end.

iii. The calculation is based on a total of 7,500,000 Shares in issue at the date of the valuation.

     As shown in the above table, the discount percentages of the Reference Property Companies range from approximately 24.8% to 92.2% with one Reference Property Company commanding premium of approximately 10.7%. The average of these percentages is a discount of approximately 60.7%. While we could not identify any conclusive reasons for the discounts as indicated above, it appears as general market expectation in Hong Kong for property stocks to be traded at a substantial discount to their net tangible asset value. In the case of New China Homes, we consider that the discount as represented by the Share Purchase Price to its net tangible asset value may be attributable to its unfavorable operating performance, the risk associated with concentration on one single property project and the uncertain financial position as discussed above. The discount percentages as represented by the Share Purchase Price to the net tangible asset value and the fair market value per Share are within the range and in line with the average of those discount percentages of the Reference Property Companies.

     In view of the fact that (i) most property stocks whose property portfolios are in the PRC have been trading at a substantial discount to their net tangible asset value and (ii) the discounts of approximately 51.1%, 56.9% and 60.0% as represented by the Share Purchase Price to the unaudited consolidated net tangible asset value of New China Homes per Share and the fair market values as appraised by LCH and Lawson, respectively, are within the range of the above-mentioned discount percentages of the Reference Property Companies, we are of the view that the Share Purchase Price is fair so far as the Minority Shareholders are concerned

LIQUIDATION VALUE OF NEW CHINA HOMES' ASSETS

     We have not been requested by the independent director committee to consider the liquidation value of New China Homes' assets as the independent director committee believes that, in the case of a liquidation, the realizable value of New China Homes' assets would be considerably lower than the value of New China Homes on a going concern basis and may likely be lower than that being proposed by Far East under the Privatization Proposal.

MARKET PRICE AND LIQUIDITY OF SHARES

     The graph below illustrates the daily closing price per Share and the daily turnover of Shares traded on the Nasdaq from March 15, 2000, being the date of the listing of Shares on the Nasdaq up to January 14, 2003 (both dates inclusive):

                                 34 MONTH GRAPH

                                                              HIGHEST CLOSING   LOWEST CLOSING   MONTH-END CLOSING
MONTH                                                           PRICE (US$)      PRICE (US$)        PRICE (US$)
-----                                                         ---------------   --------------   -----------------
2000
March.......................................................       9.250            7.000              7.250
April.......................................................       7.063            3.250              3.750
May.........................................................       8.375            3.875              4.563
June........................................................       5.750            3.500              3.500
July........................................................       3.813            2.875              2.875
August......................................................       4.438            2.875              3.438
September...................................................       3.750            2.313              2.313
October.....................................................       2.438            1.250              1.250
November....................................................       1.875            1.125              1.125
December....................................................       1.531            1.031              1.281
2001
January.....................................................       2.188            1.188              1.938
February....................................................       2.281            1.875              2.031
March.......................................................       2.188            1.500              1.625
April.......................................................       1.594            1.050              1.220
May.........................................................       1.490            1.050              1.340
June........................................................       1.500            1.130              1.330
July........................................................       1.630            1.180              1.200
August......................................................       1.400            1.000              1.100
September...................................................       1.160            0.730              0.740
October.....................................................       0.790            0.440              0.440
November....................................................       0.880            0.400              0.880
December....................................................       0.880            0.660              0.660
2002
January.....................................................       0.920            0.610              0.680
February....................................................       0.670            0.550              0.550
March.......................................................       0.600            0.490              0.550
April.......................................................       0.650            0.420              0.560
May.........................................................       0.570            0.380              0.550
June........................................................       0.540            0.300              0.370
July........................................................       0.399            0.260              0.260
August......................................................       0.290            0.150              0.201
September...................................................       0.240            0.201              0.210
October.....................................................       0.230            0.120              0.149
November....................................................       0.740            0.100              0.480
December....................................................       0.500            0.240              0.300
2003
January
  (up to and including January 14, 2003)....................       0.380            0.250              0.260

     We note from the above table that trading in the Shares has been volatile since its first listing in March 2000. The Shares traded below US$2.50 throughout the year in 2001 and below US$1.00 throughout the year 2002 up to January 14, 2003. While the daily closing price of the Shares has shown considerable volatility, dropping from US$9.25 (in March 2000) to US$0.10 (in November 2002), the overall trend has been downwards with the Shares trading at their historical low range until mid-November 2002. Although towards the end of November 2002, the Share price has shown a strong rebound of more than 155% overnight to close at US$0.74 on November 18, 2002, it has come down gradually for 61% to close at US$0.26 as at January 14, 2003.

     Public trading of the Shares on the Nasdaq National Market commenced on March 15, 2000. As New China Homes failed to maintain the continued listing standards of the Nasdaq National Market, such as the minimum requirements for share price, asset or revenue, the Shares and the Warrants were moved to the Nasdaq Small Cap Market in August 2001. In response to the market conditions caused by the terrorist attack in New York on September 11, 2001, Nasdaq declared an across-the-board moratorium on the minimum bid and public float requirements, thereby preventing companies being delisted from the Nasdaq markets on these bases until January 2, 2002. However, since January 2, 2002 until January 14, 2003, the Share price has still remained trading at levels below the minimum bid price of US$1.00. If New China Homes fails to meet such requirement constantly, there is the possibility that the Shares and the Warrants will be delisted from the Nasdaq markets.

  (i) SHARE PRICES

          The following table sets out the monthly highest, lowest and average closing prices of the Shares for the period commencing from August 1, 2001 and up to and including January 14, 2003.

                                                            HIGHEST   LOWEST    AVERAGE
                                                            CLOSING   CLOSING   CLOSING    PREMIUM/
    MONTH                                                    PRICE     PRICE     PRICE    (DISCOUNT)
    -----                                                   -------   -------   -------   ----------
                                                                                             (%)
                                                             (US$)     (US$)     (US$)      (NOTE)
    2002
    January...............................................   0.920     0.610     0.717      (69.3)
    February..............................................   0.670     0.550     0.598      (63.2)
    March.................................................   0.600     0.490     0.549      (59.9)
    April.................................................   0.650     0.420     0.548      (59.9)
    May...................................................   0.570     0.380     0.487      (54.8)
    June..................................................   0.540     0.300     0.403      (45.4)
    July..................................................   0.399     0.260     0.337      (34.7)
    August................................................   0.261     0.150     0.216       (1.9)
    September.............................................   0.240     0.201     0.228       (3.5)
    October...............................................   0.230     0.120     0.154       42.9
    November..............................................   0.740     0.100     0.281      (21.7)
    December..............................................   0.500     0.240     0.362      (39.2)
    2003
    January (up to and including January 14, 2003)........    0.38      0.25     0.314      (29.9)

---------------

Source: www.nasdaq.com

Note: Premium/Discount as represented by the Share Purchase Price over/to the average closing price of the relevant month or period.

          We note from the above table that the average closing price per Share was above the Share Purchase Price except that the average closing price per Share during October 2002 has dropped to US$0.154 which was below the Share Purchase Price. Besides, the Shares have closed at its historical low on November 1, 2002 at US$0.10. The Share Purchase Price of US$0.22 per Share also represents a discount of approximately 76.1% to the highest closing price per Share of US$0.92 and a premium of approximately 120.0% over the lowest closing price per Share of US$0.10 during the period under review.

          In addition, the Share Purchase Price represents:

        - a discount of approximately 15.4% to the closing price of US$0.26 per Share as quoted on the Nasdaq as at January 14, 2003;

        - a discount of approximately 29.6% to the average closing price of approximately US$0.313 per Share based on the daily closing prices as quoted on the Nasdaq over the 10 trading days up to and including January 14, 2003;

        - a discount of approximately 36.3% to the average closing price of US$0.345 per Share based on the daily closing prices as quoted on the Nasdaq over the 30 trading days up to and including January 14, 2003; and

        - a discount of approximately 24.0% to the average closing price of US$0.290 per Share based on the daily closing prices as quoted on the Nasdaq over the 60 trading days up to and including January 14, 2003.

          The Minority Shareholders should also note that it would be difficult for them to dispose of their Shares in the open market without adding pressure on the existing market price of the Shares, especially in view of the generally low liquidity of the Shares as described below.

  (ii) LIQUIDITY OF THE SHARES

          The following table sets out the total number of Shares traded in each month, such monthly trading volume as a percentage of the issued share capital of New China Homes and the Shares held by the Minority Shareholders respectively for the six month period commencing from July 1, 2002 up to and including January 14, 2003:

                                               SHARES TRADED AS A
                                              PERCENTAGE OF TOTAL      SHARES TRADED AS A
                            TOTAL NUMBER OF   ISSUED SHARE CAPITAL    PERCENTAGE OF SHARES
                             SHARES TRADED     OF NEW CHINA HOMES     HELD BY THE MINORITY
                            FOR EACH MONTH/     AS AT THE MONTH/     SHAREHOLDERS AS AT THE
MONTH                           PERIOD             PERIOD END          MONTH/ PERIOD END
-----                       ---------------   --------------------   ----------------------
2002
July......................       40,500               0.5%                    1.5%
August....................       19,200               0.3%                    0.7%
September.................       13,900               0.2%                    0.5%
October...................       43,500               0.6%                    1.6%
November..................      843,715              11.2%                   31.1%
December..................      154,500               2.1%                    5.7%
2003
January (up to and
  including January 14,
  2003)...................       58,600               0.8%                    2.2%

---------------

Notes:

1. The total number of issued Shares were 7,500,000 during the period under review.

2. Since April 1, 2002, the number of Shares held by the Minority Shareholders had remained at 2,708,800 Shares, representing approximately 36.12% of the total issued share capital

          As illustrated in the table above, the trading volume of the Shares during the period from July 1, 2002 to January 14, 2003 was relatively thin with the highest monthly trading volume of the Shares representing less than 6% of the Shares held by the Minority Shareholders (except for the month of November 2002). Such low liquidity of trading generally reflects a lack of investors' interest in the Shares. Although turnover in November 2002 had increased by more than 19 times from its previous month, there can be no assurance that such turnover level can be maintained as both Share price and turnover had shown great volatility during November and December 2002. In our view, this level of liquidity may not be sufficient for the Minority Shareholders to realize their Shares in the open market without exerting pressure on their market price. The Privatization Proposal will therefore provide Minority Shareholders with an opportunity to realize their investment and to save the brokerage commission that would otherwise have to be paid if they dispose of the Shares in the open market.

PURPOSES AND REASONS FOR THE PRIVATIZATION PROPOSAL

     New China Homes believes that the Privatization Proposal would:

        - afford the Minority Shareholders and the Warrantholders, who have been unable to sell their Shares or Warrants in the open market because of their low liquidity, an opportunity to realize their Shares and Warrants at a fair price;

        - eliminate the possibility of a Nasdaq-initiated delisting, whereby the Minority Shareholders and the Warrantholders who could otherwise exchange their securities for cash would instead continue to hold the Shares and the Warrants but without the benefit of a stock exchange on which to realize their investments;

        - increase management's flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth; and

        - relieve New China Homes from certain expenses and administrative costs associated with maintaining the public listing status and complying with the inherent regulatory requirements.

THE WARRANT

     Public trading of the Warrants on the Nasdaq National Market commenced on March 15, 2000. Trading in the Warrants mirrored the performance of the Shares and has been volatile since its first listing in March 2000. The Warrantholders should note that the existing Warrant entitles the registered holder to purchase through 8 March 2005 one Share at a subscription price of US$5.75 per Share subject to adjustment. However, as the Shares have traded at levels between US$0.92 to US$0.10 during the 12-month period prior to December 2002, the Warrantholders are unlikely to exercise the Warrants at the price of US$5.75 per Share. Since the Warrants have no inherent value under the current price performance of the Shares, we are of the view that the Warrant Purchase Price at a nominal value of US$0.01 for each Warrant is fair as far as the Warrantholders are concerned. In addition, we consider that the Privatization Proposal provides the Warrantholders an opportunity to realize their investments in the Warrants without paying brokerage fees which would have been required if they dispose of the Warrants in the open market.

EFFECTS OF IMPLEMENTING THE PRIVATIZATION PROPOSAL

     If the Privatization Proposal is approved by the Minority Shareholders and the Warrantholders, all the Shares and the Warrants will be voluntarily delisted from the Nasdaq Small Cap Market and be deregistered and cease to exist. Following implementation of the Privatization Proposal, the interest in New China Homes will become wholly-owned by Far East through a newly formed entity.

     If the Minority Shareholders do not approve the Privatization Proposal or if the Privatization Proposal cannot become unconditional or cannot be implemented as proposed for whatever reason, the existing management of New China Homes, under the direction of the board of Directors, intends to continue to manage New China Homes' business substantially as currently operated. In assessing whether to support the Privatization Proposal, the Minority Shareholders and the Warrantholders should consider carefully the likely short-term consequences on the value of their investment in New China Homes that would result were the Privatization Proposal not to be implemented. In particular, the Minority Shareholders and the Warrantholders should assess the possibility of a Nasdaq-initiated delisting of New China Homes and also note that Far East has no obligation to continue extra financial support to New China Homes other than just being its majority shareholder.

OTHER CONSIDERATIONS

     As at the date hereof, Far East holds approximately 63.88% of the issued share capital of New China Homes (without considering the Shares which may be issued upon exercise of the Warrants and Options) and, accordingly, effectively controls New China Homes by virtue of the majority of the voting rights.

     Given New China Homes' shareholding structure, it is unlikely that the Minority Shareholders would receive from another party an offer to acquire all the Shares at a significant premium over the market price without the support from Far East.

OPINION

     Having considered the above principal factors and, in particular, the following:

        - the prospects of the NCH Group are uncertain given the fact that it does not have title to any land bank reserve for future residential and commercial developments;

        - the value of the underlying assets of New China Homes has dwindled by over 80% in about two years as a result of operating losses and the provisions for the contingent liabilities associated with outstanding litigation;

        - the discount as represented by the Share Purchase Price to its net tangible asset value is within the range of the discount percentages of the Reference Property Companies;

        - the discounts as represented by the Share Purchase Price to its appraised value by the two independent professional valuers and surveyors are also within the range of the discount percentages of the Reference Property Companies;

        - the generally poor liquidity of the Shares and the Warrants makes it difficult, if not impossible, for the Minority Shareholders and the Warrantholders to realize all their investments in New China Homes;

        - based on the current market price of the Shares and the exercise price of US$5.75 per Share under the Warrant, the Warrants are out of the money and, theoretically, does not have any inherent value;

        - it is unlikely for the Minority Shareholders and the Warrantholders to receive any other offer without the support of Far East;

we consider the Share Purchase Price and the Warrant Purchase Price under the Privatization Proposal to be fair from a financial perspective so far as the Minority Shareholders and the Warrantholders are concerned.

                                          Yours faithfully,
                                          For and on behalf of
                                          AMS CORPORATE FINANCE LIMITED

                                          /s/ ALEXANDER TAI
                                          --------------------------------------
                                          Alexander Tai
                                          Managing Director

                                   APPENDIX F

                       LCH Asia Pacific Appraisal Report

                                APPRAISAL REPORT

                          BUSINESS ENTERPRISE VALUE OF
                            NEW CHINA HOMES, LIMITED

                           THE EFFECTIVE DATE OF THE
                         APPRAISAL: 20TH DECEMBER, 2002

                        REPORT DATE: 20TH DECEMBER, 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
1. EXECUTIVE SUMMARY........................................    F-3
2. INSTRUCTIONS.............................................    F-3
3. OVERVIEW.................................................    F-3
     3.1 COMPANY PROFILE....................................    F-3
          3.1.1 Background and Ownership....................    F-3
          3.1.2 Business Activities.........................    F-4
     3.2 ECONOMIC OUTLOOK...................................    F-4
          3.2.1 National....................................    F-4
          3.2.2 Shanghai....................................    F-5
4. BASIS OF VALUE...........................................    F-5
5. APPROACHES TO VALUE......................................    F-6
     5.1 VALUATION METHODOLOGY..............................    F-6
          5.1.1 Market Approach.............................    F-6
          5.1.2 Income Approach.............................    F-7
          5.1.3 Asset-based Approach........................    F-7
6. ASSET-BASED APPROACH -- ASSET ACCUMULATION METHOD........    F-8
     6.1 VALUATION PROCEDURES ADOPTED.......................    F-8
     6.2 ASSETS VALUED......................................    F-9
          6.2.1 Tangible Assets.............................    F-9
          6.2.2 Financial Assets............................   F-10
          6.2.3 Intangible Assets...........................   F-11
          6.2.4 Liabilities.................................   F-11
7. VALUATION COMMENTS.......................................   F-11
8. OPINION OF VALUE.........................................   F-12

1. EXECUTIVE SUMMARY

We were instructed by the management of New China Homes, Limited on 28th August, 2002 to conduct an appraisal of its business enterprise value for its stockholders' internal management reference purpose.

We considered the appropriate standard of value to value its business enterprise value is fair market value in continued use as part of a going-concern business enterprise. In the process of valuation, we have considered the three generally accepted business enterprise appraisal approaches to value, namely the Market Approach, Income Approach, and the Asset-based Approach. Having considered the general and inherent characteristics of New China Homes, Limited, we considered the appropriate way to value its business enterprise value is by using the Asset-based Approach (also known as balance sheet restatement approach). Under this method, the value of the individual appraised assets (both tangible and intangible) less the value of the individual appraised liabilities (both recorded and contingent) represents the business enterprise value of New China Homes, Limited.

Based on the investigation, analysis, reasoning and data outlined in this report, and on the appraisal method employed, it is our opinion that as at the effective date of the appraisal, the fair market value of New China Homes, Limited (before taking into consideration any transaction costs) is reasonably stated by the amount of RENMINBI THIRTY TWO MILLION YUAN ONLY (RMB 32,000,000.00
YUAN).

2. INSTRUCTIONS

We were formally instructed by the management of New China Homes, Limited (the "Company") on 28th August, 2002 to conduct an appraisal of its business enterprise value for its stockholders' internal management reference purpose.

The primary economic assets of the Company are its indirect holding (through its wholly-owned Far East Consortium China Investment Limited) of 98.2 per cent. equity interest of Shanghai Chingchu Property Development Company Limited ("Chingchu Property") and through its wholly-owned Top Trend development Limited to hold a 100 per cent. equity interest of Chingchu (Shanghai) Real Estate Development Company Limited ("Chingchu (Shanghai)") in Shanghai of the People's Republic of China (the "PRC" or "China"). Apart from these two economic assets, the Company also owned two non-operating entities known as NCH Technology Services Limited (100 per cent. equity interest) and Sinoplex Investment Limited (100 per cent. equity interest).

We conducted and completed our on-site visit on 11th September, 2002 to understand the operation of Chingchu Property, Chingchu (Shanghai), the projects being developed, the assets involved and the availability of relevant valuation documents.

Based on our on-site visit and further discussions with the management of the Company, we considered the appropriate standard of value to value the appraised asset is fair market value in continued use as part of a going-concern business enterprise and as instructed, we have adopted 20th December, 2002 as the effective date of the appraisal.

This appraisal report summarizes the results of our work.

3. OVERVIEW

 3.1 COMPANY PROFILE

  3.1.1 Background and Ownership

The Company is a publicly traded company capitalized with two classes of stocks: common stock with warrant (issued) that has a par value of US$1.00 and preferred stock (5 million shares in total, none issued). The common stock and warrant are traded in the National Market, then, Small Capital Market of the National Association of Securities Dealers Automated Quotation Stock ("NASDAQ") Market in the United States of America (the "U.S.") since 10th March 2000 under the systoles of "NEWC" and "NEWCW", respectively.

The Company's common stock is owned 66.01 per cent. by Far East Consortium International Limited and the remaining are owned by various investors.

As of the valuation date, there were 50 million shares authorized actual and 8,154,550 shares issued and outstanding.

The principal executive office of the Company is on 16th Floor of Far East Consortium Building, No. 121 Des Voeux Road Central, Hong Kong. The office of the Company in the U.S. is 44 East 67th Street of New York, New York 10021.

 3.1.2 Business Activities

According to information provided by the Company, its primary business is to design, develop, construct, market and sell spacious, affordable homes in planned residential communities, which are targeted at Chinese middle-income families. The Company also designs, develops, constructs, markets and sells homes in mixed-use development projects. The Company owns 98.2 equity interest of Chingchu Property, an operating subsidiary that was founded in 1997 to develop of large, planned residential communities in China's emerging private home building market. The present construction project Chingchu Property is wholly involved in is the California Gardens at the northwestern part of Shanghai sub-urban area. The Company also owns the entire equity interest of Chingchu Shanghai, an operating subsidiary that was founded in 1999 with the same business scope of Chingchu Property. We are given to understand that Chingchu Shanghai is at present holding a parcel of commercial land at the out-skirting of California Gardens for future development purpose.

California Gardens is located on a 350-acre site. When completed, the Company's development will feature 8,161 units which comprise residential and commercial units, representing a total of approximately 10 million square feet, which provide average floor space of approximately 1,200 square feet, and feature front yards convertible to carports and back yards.

As of end of June 2002, Chingchu Property had completed the construction of 2,162 homes and sold 2,128 homes. Construction of homes in the second sub-division of District 7 (also known as Phase V), which consists of 160 homes, commenced in October 2001 and completed recently (as advised). We are given to understand that Chingchu Property has land use rights only for Phases I, II, IIA and III, and three of the sub-divisions of Phase V.

The Company's objective is to complete the development and sale of homes at the California Gardens project and to develop and market other major development projects in other principal cities in China. The Company's employees monitor the construction of each project, participate in all material design and building decisions, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and monitor compliance with zoning and building codes.

 3.2 ECONOMIC OUTLOOK

 3.2.1 National

The estimated GDP (Gross Domestic Product) growth of China in this year to be 7 per cent. In fact, China's economy had experienced a compound annual growth rate of approximately 9.7 per cent for the past 20 years (from 1980 to 1999). Based on the World Bank Report 1999, World Trade Organization membership is expected to benefit China, notwithstanding intensified competitive pressures on protected sectors. Beyond the one-time efficiency gains from reducing trade barriers, China could anticipate a boost in foreign direct investment and improved access to foreign markets. Hong Kong, being a part of China, is also expected to benefit. The World Bank expected that the long-term growth rate of China's economy would average about 7 per cent between 2002 and 2008. Economists further estimated that the 2008 Olympic Games in Beijing will benefit the nation's GDP by additional one per cent.

 3.2.2 Shanghai

Geographical Location
  Area.........................................  6,340 sq. km.
  Formation
     Administrative District (nos.)............  18
     County (nos.).............................  1
Population (2001)..............................  13.27 million
Industry
  GDP (2001)...................................  RMB 495.1 billion yuan
  Per Capita (urban)...........................  RMB 12, 883 yuan
  Primary industries...........................  Automotive manufacturing
                                                 Communication equipment
                                                 Petrochemical
Gross Output Value of Industry.................  RMB 765.7 billion yuan
Local Finance Revenue..........................  RMB 199.6 billion yuan
Retail Sales of Consumer Goods.................  RMB 186.1 billion yuan
Infrastructure
  International Airport (nos.).................  2
  National Route...............................  Yes
  Railway Station (nos.).......................  Yes
  Trade Port (nos.)............................  No. 3 in the world

4. BASIS OF VALUE

Business enterprise value is defined as the total value of a business. It is comprised of monetary assets (net working capital), tangible assets and intangible assets, thereby encompassing all assets of a business enterprise (see
Note). In other words, the business enterprise value is also equal to the value of its invested capital -- common equity, preferred stocks and long-term debts. However, there is no universal definition of the term, rather, it is a usual practice for a professional appraiser, based on his professional knowledge and experience, to identify the definition intended in its use.

In this appraisal, we are instructed to analyze the value of the business enterprise i.e. the Company and to express an independent opinion of the fair market value of the entire equity interest of the Company (the "appraised asset") as at the effective date of the appraisal. Based on our instruction, we define the term business enterprise value in this appraisal as the fair market value of equity exclude liabilities.

The term "Fair Market Value" as used herein is defined as the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm's length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts. This definition has been made on the assumption that both the buyer and the seller contemplate the retention of each of the subject business enterprises at its present location for the continuation of the current operations, and both seeking their maximum economic self-interest in arriving at an arm's-length transaction.

The business enterprise value of the Company is valued on the basis of "Fair Market Value" in continued use and as an ongoing concern. The continued use premise assumes that the appraised asset will be used for the

---------------

Note: A business enterprise is defined as a commercial, industrial, service, or investment entity, or a combination thereof, pursuing an economic activity.

purpose for which the appraised asset was conceived or is currently used. Implicit in this definition is the fact that the willing buyer would not pay more to acquire the appraised asset than he could reasonably expect to earn in the future from an investment in the appraised asset.

5. APPROACHES TO VALUE

  5.1 VALUATION METHODOLOGY

In the process of valuation, we have considered the three generally accepted business enterprise appraisal approaches to value, namely the Market Approach, the Income Approach, and the Asset-based Approach.

  5.1.1 Market Approach

The Market Approach is basically a comparison method to value a business enterprise by comparison to the prices at which other similar business nature companies or interests changed hands in arm's-length transaction. The underlying theory of this approach is one would not pay more than one would have to pay for an equally desirable alternative. By using this approach, the appraiser will first look for valuation indication from the prices of other similar companies or equity interests in companies that have sold. The right transactions used in analyzing for valuation indication need to be sales on an arm's-length basis, assuming that the buyers and sellers are well informed and have no special motivations or compulsions to buy or to sell. Then, based on those transactions to derive multiples (financial ratios) to apply to the fundamental variables of the subject business enterprise and to arrive at an indicative value of the subject business enterprise or equity interest of the subject business enterprise. The most commonly used multiples are price-to-earnings, price-to-revenues and price-to-dividends multiple.

There are two methods of the Market Approach, namely the Guideline Publicly Traded Company Method (by using similar company daily stock transaction prices) and the Guideline Merged and Acquired Company Method. Both methods need to rely on analyzing available similar transacted comparables, and the big difference is on the structure of transactions -- daily stock transaction prices in public market or mergers and acquisitions as occurred. However, finding good market comparables is often difficult (particularly for those mergers and acquisitions) for there is no single marketplace where similar assets change hands between buyers and sellers, who are well informed and have no special motivations or compulsions to buy or to sell, are transacted and recorded.

We noticed that there are numerous listed companies in the NASDAQ with similar business though in different geographical location i.e. market, examples are:

                                                                           PRICE/    PRICE/       PRICE/
COMPANY                                     MARKET                         EARNING   REVENUE   TANGIBLE BOOK
-------                                     ------                         -------   -------   -------------
Technical Olympic USA Inc. ...............  Texas, Florida, Tennessee and    9.21     0.32         1.55
                                            North Carolina
Avatar Holdings Inc. .....................  Florida and Arizona                NM     1.39         1.10
Stratus Properties, Inc. .................  Dallas, Houston, San Antonio,   11.75     6.32         0.71
                                            Austin and Texas
California Coastal Communities Inc. ......  Southern California              5.59     1.86         0.25
Engel General Developers Ltd. ............  Israel and Europe                  NA       NA         0.95
BF Enterprises, Inc. .....................  Tempe, Arizona                  31.18     7.36         1.09
Merry Land Properties, Inc. ..............  Georgia, South Carolina and     15.49     0.92         1.27
                                            Florida
Oak Ridge Capital Group Inc. .............  Southwestern United States         NM     0.07         0.37

However, we have reservation to use these companies as guideline companies for:
a) the different business model they operate (in terms of business segment and "product" they developed); and, b) majority of them are operating in places which can be classified as developed market (like in the U.S.) whilst China is regarded as a developing market and, c) to the best of knowledge, none of above companies, invested purely in China, and the use of any of the above companies would cause an inadequate comparative analysis. In fact, from the information provided to us, the Company did not record any revenue and positive earning in last fiscal year and we are given to understand that there is only slightly possibility for the Company to record positive earning this fiscal year.

To the best of our knowledge, there were some acquisition activities of similar business ventures in China generated by listed companies in Hong Kong, for instance, Premium Land Limited acquiring Shanghai Hualing Construction Stock Co., Ltd., K. Wah International Holdings Limited acquiring Shanghai Guo Guang Real Estate Development Company Limited, and CITIC Pacific Limited acquiring Ambest Company Limited. However, the details of the transactional data and the basis were not made available to the public. We take the view that there might have been a number of merger and acquisition activities of similar business ventures in China around the effective date of the appraisal, however, due to the imperfect nature of the market, details of the transactional data and the basis were not made available to the public. Under such circumstances, we have not relied on the Market Approach in our estimate of the fair market value of the appraised asset due to insufficient supporting data (market-based transactional information, in this instance).

  5.1.2 Income Approach

The Income Approach focuses on the economic benefits generated by the income-producing capability of the business enterprise. The underlying theory of this approach is that the value of the business enterprise can be measured by the present worth of the economic benefits to be received over the useful life of the business enterprise. Based on this valuation principle, the Income Approach estimates the future economic benefits and discounts these benefits to its present value using a discount rate suitable for the risks associated with realizing those benefits. Alternatively, this can be calculated by capitalizing the economic benefits to be received in the next period at an appropriate capitalization rate. This is subject to the assumption that the business enterprise has been maintaining stable economic benefits and growth rate.

Theoretically, this approach is considered to be the most appropriate approach in valuing a business enterprise since a rational buyer normally will purchase an asset only if the present value of the expected economic benefits is at least equal to the purchase price. Likewise, a rational seller normally will not sell if the present value of the expected economic benefits is more than the selling price. Thus, a sale generally will occur only at an amount equal to the economic benefits of the business enterprise.

However, we have reservation to use this approach for: a) it is difficult to employ the conventional Capital Asset Pricing Model or Weighted Average Cost of Capital Model to find out an appropriate representative discount rate or direct capitalization rate in the absence of sufficient comparable companies to form a broad representative market portfolio; b) the Company has been slowing down its operation due to litigation turmoil since mid-2000 and there has slightly possibility that it would have positive earning in this fiscal year; c) the Company has used up its land reserve in China, unless there has sufficient funding to acquire further land for development it is difficult for the management of the Company to make any realistic financial projection for the subsequent years which forms an essential part of employing the Income Approach; and d) in particular, the Company has nearly used up its available capital for further development.

 5.1.3 Asset-based Approach

The valuation of a business enterprise, especially when it has no positive earning or sign of positive grow, is a complex exercise. The respective classical approach to value (namely Market and Income) is considered inappropriate to value the business enterprise value of the Company due mainly to the restrictions as described in the previous sections of this appraisal report. In other words, the business enterprise value of the Company cannot be appraised by using one single approach to value. Having considered the general and inherent characteristics of the Company, we consider the appropriate way to value the business enterprise value of the Company is to use the Asset-based Approach (also known as balance sheet restatement approach) as no value could assign to its earning power except the existing assets of the Company as at the effective date of the appraisal.

The assumption of this approach is that when each of the elements of working capital and tangible and intangible assets is individually valued, their sum represents the value of a business enterprise. This is in line with the accounting principle -- the value of a firm is the summation of the book value of assets (current, fixed and intangible) and book value of liabilities (current and long-term). In other words, the book value of equity of a firm equals to the book value of assets minus the book value of the liabilities. From a valuation perspective, the appraiser will restate the value of all assets and liabilities of a business enterprise from book value (historical cost minus depreciation) to fair market value. After the restatement of all assets and liabilities accounts from book value to fair market value, the appraiser can then apply the accounting principle to conclude the fair market value of the business enterprise or the equity interests of the business enterprise.

6. ASSET-BASED APPROACH -- ASSET ACCUMULATION METHOD

In choosing the Asset-based Approach as the most appropriate approach to value, we considered both the Asset Accumulation Method and the Capitalized Excess Earnings Method. We had to discard the Capitalized Excess Earnings Method for the reasons as stated in the Income Approach section as above. By employing the Asset Accumulation Method, all the Company's assets and liabilities are analyzed, adjusted and appraised individually. For the purpose of this appraisal, we have separately identified the Company's assets and liabilities to the following categories:

        - Financial assets

        - Tangible Assets i.e. land and buildings, and plant, machinery and equipment

        - Intangible assets i.e. easements and rights

        - Current liabilities

        - Long-term liabilities

        - Contingent liabilities

        - Special obligations

Under this method, the value of the individual appraised assets (both tangible and intangible) less the value of the individual appraised liabilities (both recorded and contingent) represents the business enterprise value of the Company.

 6.1 VALUATION PROCEDURES ADOPTED

In developing our opinion of the fair market value in continued use of the entire business enterprise of the Company based on the Asset Accumulation Method, we have generally adopted the following procedures:

        - Conducted an on site inspection and gathered relevant information regarding the type of business, its operation and the assets of the Company

        - Held discussions with relevant Company personnel and reviewed various accounting and financial documents to understand the scope of their assets

        - Obtained the latest available asset schedule of the Company on which to start the valuation

        - Identify off-balance sheet assets that should be recognised and valued

        - Value all identified fixed assets to be included in the adjusted balance sheet using the respective standard of value that is most appropriate; and,

        - Construct a valuation based balance sheet to include the current assets and liabilities as provided by the management of the Company reflecting the appropriate standard of value.

  6.2 ASSETS VALUED

A detail description of the scope of our valuation included the following:

  6.2.1 Tangible Assets

     6.2.1.1 LAND AND BUILDINGS

The ownership of land in urban area of China is combined with two statutory rights which known as right to possess the land and right to use the land. The right to possess the land belongs to the State and the right to use the land is granted by the State to a land user either by assignment or administrative allocation. The transferability of the right to possess the land is forbidden whilst the transferability of the right to use the land is possible but subject to the land grant contract and the relevant rules and regulations.

The land and buildings as shown in the account book of the Company are booked either as current assets or construction-in-progress under the account of Chingchu Property or Chingchu Shanghai. The Company, as informed, is an investment holding entity and has no right to use the land and buildings under its name.

     6.2.1.1.1 Chingchu Property

The land and buildings held by Chingchu Property for development purpose is located at Bao Shan Qu Qi Lian Shan, to the northwestern part of the out-skirting of Shanghai and known as California Gardens Phase V -- District 7B. The site is a portion of Phase V which has an area of approximately 122,227 square meters ("sq. m."). There are at present 160 units of town houses (the "property") having a total gross floor area of approximately 25,510 sq. m. erected on the site.

Apart from the property, Chingchu Property is in possession of 34 units of town houses in District 1, District 5 and District 7A and is in the process of disposal. These houses were completed between 1998 and 2000 and have a total gross floor area of approximately 5,153.08 sq. m.

We are given to understand that Chingchu Property at present holds and operates a community clubhouse, a commercial mall, a school and, several other communal facilities such as transformer station, sewage plant and mains network. However, these communal facilities are built under the concept of either build-operate-transfer or build-transfer concept and are implied contractual obligations under the original land grant specification. The ownership of these communal facilities is not on Chingchu Property, it belongs to either the local government (community club house, commercial mall and the school) or the Owners Committee of the California Gardens (the remaining common facilities). Ipso facto, Chingchu Property has a right to operate these facilities but has no exclusive right to use it.

     6.2.1.1.2 Chingchu Shanghai

The land and buildings held by Chingchu Shanghai are located to the north of Chingchu Road, close to the main entrance of the California Gardens. The site is identified as Commercial Area of California Gardens which has an area of approximately 31,984 sq. m. We are advised that the site is planned for commercial usage and is part of the contractual obligations that Chingchu Property (see Note) needs to comply with. There is a single storeyed commercial block erected on the site and occupied by various commercial users. We are given to understand that Chingchu Shanghai has entered into two tenancy agreements with the lessees but is in the process of litigation against the lessees. Due to the litigation issue, Chingchu Shanghai is unable to exercise its lessor's right to receive rental or re-enter the premises. From valuation perspective, neither commercial value or value to the owner could be assigned as this is a contractual obligation under the build-transfer concept and the Company has no right to transfer this portion of right to use the land without the consent from the local government.

---------------

Note: As advised, the entry of the various assets to the respective company's book is an internal decision of the management of the Company. In our appraisal, we are instructed to ignore the legality of the arrangement so made.

Due to defects of the land registration system in China, we are unable to search the original documents to verify the existing title of the land being occupied by the Company. Nor we are able to ascertain any material encumbrances that might be registered against the land being occupied by the Company and might affect the Company's title to use and develop the land.

     6.2.1.1.3 Valuation Approach Adopted

In valuing the 160 units of town houses which recently completed, our value is based on the stated cost as provided by the management of the Company.

In valuing the 34 units of town houses, we have adopted the basis of open market value which we define as "an opinion of the best price at which the sale of an interest in property would have been completed unconditionally for cash consideration on the date of valuation, assuming:

        (a) a willing seller;

        (b) that, prior to the date of valuation, there had been a reasonable period (having regard to the nature of the property and the state of the market) for the proper marketing of the interest, for the agreement of the price and terms and for the completion of the sale;

        (c) that the state of the market, level of values and other circumstances were, on any earlier assumed date of exchange of contracts, the same as on the date of valuation;

        (d) that no account is taken of any additional bid by a prospective purchaser with a special interest; and

        (e) that both parties to the transaction had acted knowledgeably, prudently and without compulsion".

We have assumed that the 28 units town houses will be sold with vacant possession by reference to comparable market transactions. This approach rests on the wide acceptance of market price as the best indicator of value and pre-supposes that evidence of recent transactions in the market place can be extrapolated to similar properties, subject to allowances for variable factors.

We have assigned no commercial value or value to the owner to the remaining rights to use the land and the buildings erected thereon such as the communal facilities and the commercial area. This is mainly due to the fact that Company has no right to transfer the rights to use the land without obtaining consent either from the local government or the Owner Committee as a whole.

     6.2.1.2 PLANT, MACHINERY AND EQUIPMENT

According to the asset list as provided by the management of the Company, there are over 193 items listed under plant, machinery and equipment. We were provided a list of assets which are classified into Machinery and Equipment, Motor Vehicles, Electronic Equipment, and Office Furniture. These assets as appeared in the account book of the Company are booked either under Chingchu Property or Chingchu Shanghai or the Company.

     6.2.1.2.1 Valuation Approach Adopted

As the value of these 193 items are insignificant to the total value of the appraised asset, and the provided information is not sufficient for us to conduct a full appraisal exercise, we have adopted the reported book value into our valuation.

  6.2.2 Financial Assets

Relevant categories under Financial Assets comprise Cash, Notes Receivable, Advance Payments and Other Receivables.

The sinking fund (Restricted Cash) was excluded from the valuation as the Company has no right to use the fund and the "real" owner of the sinking fund is the Owner Committee.

We were provided a copy of an unaudit balance sheet of the Company as at the end of June. Based on our agreed procedures, unless otherwise stated, we have adopted their book costs into our valuation.

  6.2.3 Intangible Assets

Our engagement did not include valuation of intangible asset (except the rights to use the land which we have, in accordance with our practice, assigned to the Fixed Asset together with the buildings) to the Company.

  6.2.4 Liabilities

This comprises Short Term Loans, Accounts Payable, Accrued Payable, Taxes Payable, Dividends Payable, Advances from Customers, Other Payables, Accrued Expenses and Other Liabilities (including contingent liability).

We were provided a copy of a un-audit balance sheet of the Company and copies of supporting documents to the liabilities as at the end of June. Based on our agreed procedures, unless otherwise stated, we have adopted the figures into our valuation.

7. VALUATION COMMENTS

We understand that the management of the Company will use our work product as part of its business due diligence and we have not been engaged to make specific purchase or sale recommendations. We further understand the use of our work product will not supplant other due diligence which the management of the Company should conduct in reaching its business decisions. Our work is designed solely to provide information that will allow the management of the Company to make an informed decision.

We have assumed that the appraised assets, in particular, the tangible assets, of the Company is freely disposable and transferable for its existing or alternative uses in the open market to both local and overseas purchasers without payment of any premium to the government.

No investigation has been made of the legal title or any liabilities attached to the appraised assets. All legal documents disclosed (if any) are for reference only and no responsibility is assumed for any legal matters concerning the legal title to the appraised assets. We have not verified the original documents furnished to us. Any responsibility for our misinterpretation of the documents, therefore, cannot be accepted. We are not attorney in nature, therefore, we are not in a position to advise and comment on the title and encumbrances to the appraised assets.

For the purpose of this appraisal, we were furnished with un-audit financial statements and other documents germane to the appraisal from the Company. Unless otherwise stated, we utilized the data provided without further verification and make allowance for any change of industry, market, business model or the management of the Company. We have had no reason to doubt the truth and accuracy of the information that we have been furnished. No responsibility is assumed for the accuracy of such information.

When we adopted the work products i.e. the current assets and the liabilities from the Company into our valuations, the assumptions and caveats that adopted by the Company in arriving at its figures also applied in our valuations. The procedures we have taken do not provide all the evidence that would be required in an audit and, as we have not performed an audit, accordingly, we do not express an audit opinion.

Our procedures did not include undertaking a review of the feasibility of the California Gardens project in future. Accordingly we do not express an opinion as to the merit or demerit of the project.

To the best of our knowledge, all data set forth in this Appraisal Report (the "Report") are true and accurate. Although gathered from sources we deem reliable, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

We are unable to accept any responsibility for the information that has not been supplied to us by the management of the Company. We have sought and received confirmation from the management of the Company that no materials factors have been omitted from the information supplied. Our analysis and appraisal are based upon full disclosure between the appraiser and the Company of material and latent facts that may affect the appraisal.

No allowance has been made in our valuation for any expenses or taxation, which may be incurred in effecting a sale of the appraised assets or a transfer of the communal facilities. It is assumed that the appraised assets will be rendered free from encumbrances, restrictions and outgoings of any onerous nature, which could affect their values.

We have conducted a limited scope of physical inspection to certain properties in the California Gardens. The purpose of the inspection is not to produce an error free asset list or a building inspection report. Rather, the purpose of the inspection is to have a better understanding on the operation of the Chingchu Property. We need to state that we have not inspected those parts of the properties which were covered, unexposed or inaccessible and such parts have been assumed to be in reasonable condition. We cannot express an opinion about or advise upon the condition of the inspected and uninspected parts and this Report should not be taken as making any implied representation or statement about such parts. However, no structural survey, investigation or examination has been made. In fact, we are not able to report that the properties are free from rot, infestation or any other defects. No tests were carried out to any of the services.

We are not engaged to conduct a land survey of the appraised assets related to real estate. We have assumed that the site boundary and the area as shown on the documents available to us are correct, and the appraised assets are situated within the legal boundaries. No responsibility is assumed for such correctness.

We have not carried out on-site measurements to verify the correctness of the areas of the appraised assets related to real estate, but have assumed that the areas shown on the documents and official floor plans handed to us are correct. All dimensions, measurements and areas are approximations.

We are not aware of the content of any environmental audit or other environmental investigation or soil survey which may have been carried out on the properties and which may draw attention to any contamination or the possibility of any such contamination. In undertaking our work, we have been instructed to assume that no contaminative or potentially contaminative uses have ever been carried out in the properties. We have not carried out any investigation into past or present uses, either of the properties or of any neighbouring land, to establish whether there is any contamination or potential for contamination to the properties from these uses or sites, and have therefore assumed that none exists. However, should it be established subsequently that contamination, seepage or pollution exists at the properties or on any neighbouring land, or that the premises have been or are being put to a contaminative use, this might reduce the values now reported.

Our opinion of value of the entire business enterprise value of the Company in this Report is valid only for the stated purpose and only for the effective date of the appraisal. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this Report to reflect events or conditions, which occur subsequent to the date hereof.

This Report is provided strictly for the sole use of the Company. Neither the whole nor any part of this Report or any reference hereto may be included in any published document, circular or statement, or published in any way, without the appraiser's written approval of the form and context in which it may appear.

Unless otherwise stated, the base currency of this Report is Renminbi.

This appraisal report is prepared in line with the ethics and guidelines as contained in the Appraisal and Valuation Manual published by the Royal Institution of Chartered Surveyors. The valuations have been undertaken by valuers, acting as external valuers, qualified for the purpose of the valuations.

8. OPINION OF VALUE

Based on the investigation, analysis, reasoning and data outlined as above, and on the appraisal method employed, it is our opinion that as at the effective date of the appraisal, the fair market value of New China

Homes, Limited (before taking into consideration any transaction costs) is reasonably stated by the amount of RENMINBI THIRTY TWO MILLION YUAN ONLY (RMB 32,000,000.00 YUAN).

The conclusion of value is based on generally accepted appraisal procedures and practices that rely extensively on assumptions and considerations, not all of which can be easily quantified or ascertained exactly. While we have exercised our professional judgement in arriving at the appraisal, the readers are urged to consider carefully the nature of such assumptions which are disclosed in this Report and should exercise caution in interpreting this Report.

We retain a copy of this Report in our files, together with the data from which it was prepared. We considered these records confidential, and we do not permit access to them by anyone without the Company's authorization and prior arrangement made with us.

We hereby certify that the fee for this service is not contingent upon our conclusion of value and we have neither present nor prospective interest in the Company or the value reported which may prevent our having arrived at a fair and unbiased assessment of value.

Respectfully submitted,
For and on-behalf of
LCH (Asia-Pacific) Surveyors Limited

/s/ JOSEPH C. HO
--------------------------------------
Joseph C. Ho B.Sc MRICS
Managing Director

Mr. Joseph Ho Chin Choi has been conducting asset valuations and advisory work in Hong Kong, Macau, Taiwan, mainland China, South East Asia, Finland, Canada and the United States of America for various purposes since 1988. He has extensive experience in the valuation of telecommunication, media and information technology related businesses for the listed companies in Hong Kong and the United States of America.

                                   APPENDIX G

                      Lawson David & Sung Valuation Report

                                VALUATION REPORT

                                       ON

                           THE BUSINESS ENTERPRISE OF

                           "NEW CHINA HOMES LIMITED"

                                  PREPARED BY

                     LAWSON DAVID & SUNG SURVEYORS LIMITED

                               20TH DECEMBER 2002

                                    CONTENTS

                                                              PAGE
                                                              -----
Confidentiality Statement
1. Instructions.............................................    G-4
2. Overview.................................................    G-4
3. Scope Of Works...........................................    G-7
4. Basis of Valuation and Assumptions.......................    G-7
5. Valuation Methodology....................................    G-8
6. Assets Valued............................................    G-9
7. General Services And Limiting Conditions.................   G-10
8. Conclusion of Value......................................   G-11

                           CONFIDENTIALITY STATEMENT

CONFIDENTIALITY

     This report has been prepared by Lawson David & Sung Surveyors Limited
(LDS) on behalf of New China Homes Ltd. (NCH).

     The information and opinions contained in this report are strictly confidential. Accordingly, the contents of the report and any other information or opinions subsequently supplied or given to you will constitute Confidential Information and may not, without the consent of LDS be published, reproduced, copied or disclosed to any person other than financial advisors of NCH having a need to know and who are aware that it is confidential, nor used for any purpose other than for internal reference.

     This report does not purport to be all inclusive or necessarily to contain all the information concerning the business enterprise and may be subject to updating, revision or amendment. The report is not intended to form the basis of any investment decision. The information contained in the report will not constitute or form part of any offer nor will any such information form the basis of any contract in respect thereof.

DISCLAIMER

     All information and opinions contained in the report have been provided by NCH and has not been independently verified as to its accuracy. No representation or warranty, express or implied, is given by the NCH or any of their respective shareholders, directors, partners, officers, affiliates, employees, advisers or agents (and any warranty expressed or implied by statue is hereby excluded) as the accuracy or completeness of the contents of this report or any other document or information supplied, or which may be supplied at any time or any opinions or projections expressed herein or therein, nor is any such party under any obligation to update the report or correct any inaccuracies or omissions in it which may exist or become apparent.

Date  20th December 2002

Our Ref  LDS/BV/NCH

New China Homes Limited
16th Floor, Far East Consortium Building
No.121 Des Voeux Road Central
Hong Kong

Dear Sirs,

RE:  VALUATION OF THE BUSINESS ENTERPRISE OF "NEW CHINA HOMES LIMITED"

1. INSTRUCTIONS

     In accordance with the instructions from New China Homes Limited (referred to as the "Company") to provide an appraisal of its Business Enterprise value for the reference of stockholders' internal management. We confirm that we have obtained the information we consider necessary for the purpose of providing the fair market value of the Business Enterprise as at 20th December 2002 (referred to as the "valuation date").

     We confirm that we have recently conducted a site inspection to understand the operation of the Business Enterprise including the projects being developed, the assets involved and the availability of relevant valuation documents.

     This report which forms part of our appraisal explains the basis and methodology of valuation and clarifies our assumptions made and the limiting conditions. We considered the appropriate standard of value to value its business enterprise at fair market value in continued use as part of a going-concern business enterprise. In the process of valuation we have adopted the Asset-Based Approach. Using this method, the value of the individual appraised assets (both tangible and intangible) less the value of the individual appraised liabilities (both recorded and contingent) represents the business enterprise value of the company. We are pleased to report our appraisal as follows:

2. OVERVIEW

 2.1 COMPANY BACKGROUND

 (a) Shareholding and Trading

     The Company is a publicly traded company capitalised with two classes of stocks: common stock with warrant (issued) that has a par value of US$1.00 and preferred stock (5 million shares in total, none issued). The common stock and warrant have been respectively traded in the US National Market, and ("NASDAQ") in the US since 10th March 2000.

     Far East Consortium International Ltd. owns 71% of the Company's common stock. 3% is owned by insiders and 0.1% by two institutions and the remainder by various investors.

 (b) Registered Office

     The principal executive office of the Company is on the 16th Floor of the Far East Consortium Building, No. 121 Des Voeux Road, Central, Hong Kong. The office of the Company in the U.S. is 44 East 67th Street of New York, New York 10021.

 (c) Business Activities

     According to the information provided by the Company, its primary business is the development, design, construction and sale of spacious affordable homes in planned residential communities targeted at middle-income families. Business activities of the company are not restricted to residential developments but also include mixed-use development projects.

     The Company owns 98.2% equity interest in Shanghai Chingchu Property Development Co. Ltd. ("Chingchu Property"), an operating subsidiary that was found in 1997 for the purpose of developing large scale planned residential communities in the People's Republic of China (PRC) emerging private residential housing market. The present construction project for which Chingchu Property is wholly involved is known as "California Gardens" located in the northwestern part of the Shanghai sub-urban area. The Company also solely owns the equity interest of Chingchu Shanghai Real Estate Development Co. Ltd. ("Chingchu Shanghai"), an operating subsidiary that was founded in 1999 with the same business scope of Chingchu Property. According to the instructing party Chingchu Shanghai at present holds a parcel of commercial land on the outskirts of California Gardens for future development use.

 (d) California Gardens

        - 350 acre site

        - 8,161 units of residential homes and commercial units

        - front and rear yards (convertible to carport)

        - represents approximately 10 million sq.ft. of GFA

        - average floor space of approximately 1,200 sq.ft.

     As at end of June 2002, Chingchu Property had completed the construction of 2,162 homes and sold 2,134 homes. Construction of homes in the second sub-division of Area 7 (also known as Phase V), which consists of 160 homes commenced in October 2001. We are given to understand that Chingchu Property has land use rights only for Phases I, II, IIA and III, and three of sub-divisions of Phase V.

     The Company's objective is to complete the development and sale of homes for the California Gardens project and to develop and market other major development projects in other principal cities in the PRC. Each project is monitored by the Company in terms of participation in all material design, building decisions, coordination of the activities of subcontractors and suppliers, quality and cost control as well as compliance with zoning and building codes.

 2.2 ECONOMIC OVERVIEW

 (a) The Chinese Economy

     The Gross Domestic Product (GDP) growth of PRC has achieved 7.8% this year. With the PRC's recent entry into the World Trade Organisation a corresponding increase in direct foreign investment is expected with improved access to foreign markets. The World Bank predicts an average of at least 7% growth rate in the economy between 2002 and 2008 with the 2008 Olympic Games in Beijing to further benefit the GDP.

 (b) Shanghai -- An Overview

    INTRODUCTION

          Shanghai, the financial heart of the PRC, is assuming its' roles as an international financial centre and as the primary conduit for foreign investment into the PRC.

    GEOGRAPHIC LOCATION

          Shanghai is located centrally at the mouth of the Yangtze River estuary and borders Jiangsu Province and Zhejiang Province to the northwest and southwest respectively. Shanghai covers an area of approximately 6,340.5 sq.km, of which 3,924.2 sq.km. comprises the urban area.

    ADMINISTRATIVE DIVISION

          Shanghai administratively comprises of 18 Districts. The city centre of Shanghai is situated in Huangpu District in Puxi which has long been known as an established residential and commercial urban area. Hangpu River flows through the city and divides it into two parts, namely Pudong to the east and Puxi to the west. Nanpu Bridge, Yangpu Bridge, Xupu Bridge and Yanan Road East Tunnel are the main channels linking Pudong and Puxi.

    POPULATION

          According to the Statistical Yearbook of Shanghai 2000, the city of Shanghai has a permanent population of approximately 14.7 million since the end of 1999.

    ECONOMY

          Since the start of the 1990's, Shanghai has been pushed to the forefront of PRC's reform; it now faces the challenge of playing the role of the "Dragon's Head" in boosting economic development in the Yangtze River region.

    FOREIGN INVESTMENT

          Shanghai has a long established history of foreign trading with other countries with its superior location and having the world's third longest river, the Yangtze River, flows to meet Pacific Ocean. It has been received as the greatest International Trading Center in the Far East since the 1930's.

          With the implementation of reform and open policy in China, the development of foreign trading has been spurred on. In the 1990's, the development of Pudong and the strategic development of Shanghai into an international economic, financial and trading central have further enhanced the economic activities with foreign countries.

    TRANSPORTATION AND INFRASTRUCTURE

          During the 1990's, the Shanghai Municipal Government invested RMB269 billion in developing the city's public infrastructure. The result has been dramatic changes to the urban landscape over the past 10 years.

    Bridges

          The Nanpu Bridge and Yangpu Bridge, carrying six lanes of motor traffic between Pudong and Puxi, were completed in 1991 and 1993 respectively.

    Inner and Outer Ring Road

          The Inner Ring Road is 29.2 km road and was completed in 1994. The north and the south sections of the Inner Road are connected by North-South Elevated Highway which is a 8.45 km road completed in 1995. The North-South Elevated Highway aids north-south traffic flow and increases accessibility to city centre and railway station area.

          The West Section, East Section and Middle Section of Yanan Elevated Highway have been completed in 1996, 1997 and 1999 respectively, easing east-west traffic flows and reducing journey time to the Bund area, Hongqiao Airport and to Pudong from the city centre.

          Phase 1 of the Outer Ring Road (Puxi Section) is about 24km completed in 1998. It encircles Shanghai and links up with major highways to other provinces.

    Airport

          Shanghai now has 2 international airports (Shanghai Hongqiao International Airport and Pudong Airport).

    Metro Lines

          Shanghai has a new metro system in place with three lines running and a proposed comprehensive rail network of 9 lines by the end of 2005. The new system will take the existing Metro system to 65 km, including Metro Line No.1, No.2 and Light Railway Station-Pearl Line to 202 km.

3. SCOPE OF WORKS

     The major items of work accomplished for valuing the Business Enterprise are as follows:-

          a. review of the background information provided by the instructing party related to the concerned industry and the products of the Business Enterprise;

          b. conducted inspections of the development site of the Business Enterprise in Shanghai;

          c. interviewed management of the Business Enterprise to understand their business plan;

          d. collected market data and information in relation to products of the Business Enterprise; and

          e. valued the Business Enterprise.

     It should be noted that this appraisal is based on such information as product characteristics, competitive edge, production facilities and costs for the business operations, taxation policy and future business plan of the Business Enterprise provided which are believed to be reliable. We have no reason to doubt the truth and accuracy of the information as provided to us by the instructing party and have relied on the party's confirmation that no material facts have been omitted from the information supplied. The final analysis presents an independent assessment based on our best professional judgement and experience predicted on all relevant reference and resources.

4. BASIS OF VALUATION AND ASSUMPTION

     The Business is valued on the basis of "Fair Market Value" in the premise of continued use which, in our appraisal, solely reflects the future economic benefit to be derived from the ownership of the Business. Fair Market Value in continued use premise is defined as the estimated amount at which an asset might be expected to exchange between a willing buyer and a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts, and with the buyer and seller contemplating retention of the asset for continuation of current operations and implementation of its business plans.

     Our appraisal included discussions with the instructing party in relation to the history and nature of the business; a study of the financial projection; a review of the information provided by the instructing party in connection with the strategy of and the plan of action to be taken by the management of Business to implement the business plan. We have reviewed its business plan and financial projections.

     Before arrived at our opinion of value, we have considered the following major factors:

          i. the nature and the prospect of the concerned business;

          ii. the financial condition of the Business Enterprise;

          iii. the economic outlook of the PRC in general and the specific economic and competitive element affecting the Business Enterprise, the industry and the market which it operates;

          iv. the market-derived investment returns of entities engaged in a similar line of business;

          v. the business risk of the Business Enterprise; and

     Due to the changing environment in which the Business Enterprise is operating, the following assumptions have been adopted in our appraisal in order to sufficiently support our concluded value of the Business Enterprise:

          i. there will be no major change in the existing political, legal and economic conditions in the PRC in which the Business Enterprise is operated;

          ii. there will be no major change in the current taxation law in the PRC that the rates of tax payable remain unchanged and that all applicable laws and regulations will be complied with;

          iii. the interest rates will not differ materially from those presently prevailing;

          iv. the availability of finance will not be a constraint on the forecast growth of the Business Enterprise's operations in accordance with the business plan and the projection;

          v. the projects' costing, business plan and the profit forecast prepared by Business Enterprises is based on reasonable grounds, reflecting estimates which have been arrived at after due and careful consideration by the its management and will materialize;

          vi. the Business Enterprise has obtained all necessary permits and approvals to carry out the business operations in the PRC;

          vii. the Business Enterprise will secure and retain competent management, key personnel, marketing and technical staff to implement its business plan and to support its ongoing operations;

          viii. Industry trends and market conditions for related industries in the concerned markets will not deviate significantly from the forecast of the Business Enterprise; and

          ix. no allowance has been made in our valuation for any expenses, debts or taxation, which may be incurred in effecting a sale. It is assumed that the Business Enterprise will be rendered free from encumbrances, restrictions and outgoings of any onerous nature, which could affect the value.

5. VALUATION METHODOLOGY

     In our appraisal, the Asset-Based Approach has been adopted. Asset-Based Approach can be defined by the value of the individual appraised assets (both tangible and intangible) less the value of the individual appraised liabilities (both recorded and contingent) which represents the Business Enterprise Value of the company.

     In arriving at our opinion of the fair market value in continued use of the entire business enterprise of the Company based on the Asset-Based Approach, we have generally adopted the following procedures:

        - Conducted site inspections and gathered relevant information regarding the type of business, its operation and the assets of the Company;

        - obtained the latest available asset schedule of the Company on which to start the valuation;

        - interview with relevant Company management and evaluated various accounting and financial documents to understand the scope of their assets;

        - identify off-balance sheet assets that should be recognized and valued;

        - value all identified fixed assets to be included in the adjusted balance sheet using the respective standard of value that is most appropriate and;

        - construct a valuation-based balance sheet to include that current assets and liabilities as provided by the management of the Company reflecting the appropriate standard of value.

6. ASSETS VALUED

  6.1 TANGIBLE ASSETS

  6.1.1 Land and Buildings

     (a) SHANGHAI CHINGCHU PROPERTY DEVELOPMENT CO. LTD.

     The land and buildings held by Chingchu Property known as California Gardens Phase V -- District 7B for development purpose is located at Bao Shan Ou Oi Lian Shan, on the northwestern out-skirts of Shanghai.

     The site has an area of approximately 122,227 square meters which form part of Phase V. Upon completion of the construction works, the subject site will have a total gross floor area of approximately 25,510 sq.m. and 160 units of town house. According to the instructing party, the development is estimated to be completed in October 2002 and application for the Pre-sale Permit is in progress.

     Furthermore, Chingchu Property owned 34 units of town houses in District I, V and 7A which is in the process of disposal. These houses were completed in 2000 and have a total gross floor area of approximately 5,153.08 sq.m.

     As per the instructing party, Chingchu Property at present holds and operates a clubhouse, a commercial mall, a school and several other communal facilities such as transformer station and sewage plant. However, these communal facilities are built under the concept of either build-operate-transfer or build-transfer concept and are implied contractual obligations under the original land grant specification. The ownership of these communal facilities is not on Chingchu Property, it belongs to either the local government (club house, commercial mall and the school) or the Owners Committee of the California Gardens (the remaining common facilities). Chingchu Property has no exclusive right to use these facilities but only has the right to operate it.

     (b) CHINGCHU SHANGHAI REAL ESTATE DEVELOPMENT CO. LTD.

     The land and buildings held by Chingchu Shanghai are located to the north of Ching Chiu Road, close to the main entrance of California Gardens.

     The site is identified as the commercial area of California Gardens, which has an area of approximately 31,984 sq.m. According to the instructing party, it is advised that the site is planned for commercial use and form part of the contractual obligations that is necessary to comply with. According to our information, there is a single storey commercial block erected on the site and occupied by various commercial occupiers.

     We understand that although Chingchu Shanghai has entered into two tenancy agreements with the tenants, it is in the process of litigation against the tenants. In view of the litigation issue, Chingchu Shanghai is unable to exercise its lessor's right to receive rental or re-enter the premises. From a valuation point of view, neither commercial value or value to the owner could be assigned as this is a contractual obligation under the build-transfer concept and the Company has no right to transfer this portion of right to use that land without the consent from the local government.

     Due to the specific land registration system in the PRC, we are unable to obtain the original documents to verify the existing title of the land being occupied by the Company. Nor are we able to ascertain any material encumbrances that might be registered against the land being occupied by the Company and might affect the Company's title to use and develop the land.

     (c) VALUATION APPROACH ADOPTED

     For the Chingchu Property, in assessing the value of the 160 units of town houses (under construction) in Phase V, we have based our value on the stated cost as at the date of valuation without depreciation.

     In valuing the 28 units of town house in Phase 7A, we have adopted the basis of open market value and assumed that the 28 units town houses will be sold with vacant possession by reference to relevant market transactions.

     We have assigned no commercial value or value to the owner to the remaining rights to use the land and the buildings erected thereon such as the communal facilities and the commercial area. This is mainly due to the fact that Company has no right to transfer the rights to use the land without obtaining consent either from the local government or the Owner Committee as a whole.

 6.1.2 Plant, Machinery and Equipment

     In accordance with the list of assets provided by the management of the Company, there are over 193 items listed under plant, machinery and equipment. These are classified into Machinery and Equipment, Motor Vehicles, Electronic Equipment, and Office Furniture. These assets appear in the account of the Company, under Chingchu Property or Chingchu Shanghai or the Company.

     As the value of these 193 items are insignificant to the total value of the appraisal asset value and the provided information is insufficient for us to conduct a full valuation exercise, we have adopted those items' book value as at the date of valuation.

 6.2 INTANGIBLE ASSETS

     Our appraisal does not include valuation of intangible assets (except the rights to use the land, which we have, in accordance with our practice, assigned to the Fixed Asset together with the buildings) to the Company.

 6.3 FINANCIAL ASSETS

     Financial Assets comprise Cash, Advance Payments, Notes Receivable and Other Receivables.

     The sinking fund (Restricted Cash) was excluded from the valuation as the Company has no right to use the fund and the "real" owner of the sinking fund is the Owner Committee.

     We were provided with a copy of an un-audited balance sheet of the Company as at the effective date of appraisal. Based on our agreed procedures, unless otherwise stated, we have adopted their book value into our valuation.

 6.4 LIABILITIES

     Short Term Loans, Accounts Payable, Accrued Payable, Taxes Payable, Dividends Payable, Advances from Customers, Other Payables, Accrued Expenses and Other Liabilities (including contingent liability) including into the categories of liabilities.

     A copy of a un-audited balance sheet of the Company and copies of supporting documents to the liabilities as at the date of valuation were provided by the instructing party. Based on our mutual agreement, unless otherwise stated, we have adopted those figures into our valuation.

7. GENERAL SERVICES AND LIMITING CONDITIONS

     Our valuation has been made on the assumption that the owner sells the property interest on the open market without the benefit of a deferred terms contract, leaseback, management agreement or any similar arrangement which could serve to increase the values of the property interests.

     In undertaking our valuation for the property interests, we have assumed that the Company has an uninterrupted right to use the property for the whole of the term as granted at nominal annual land use fees and any premium payable has been granted. We are unable to ascertain the titles of the property interest but have relied on the advice given by the Company regarding the validity and nature of the property interests.

     We have been provided by the company with some documents in relation to the title to the property interest. However, we have not searched the original documents to verify ownership or to ascertain any amendments which may not appear on the copies available to us. We have relied to a considerable extent on any information given by you and have accepted advice given to us on such matters as statutory notices, easements, tenure, occupation, tenancy schedule, rentals, site and floor areas and all other relevant matters.

     We have had no reason to doubt the truth and accuracy of the information provided to us by the Company which are material to the valuation, and have been advised by the Company that no material facts have been omitted from the information supplied.

     All documents and leases have been used as reference only and all dimensions, measurements and areas included in this valuation report are based on information contained in the documents available to us and are therefore approximations only. We have not been able to carry out detailed on-site measurements to verify the site area and floors areas of the property and we have assumed that the site and floor areas shown on the copies of the documents available to us are correct.

     We have inspected the exteriors and where possible, the interiors of the properties. However, no structural survey has been carried out, and we are not able to report that the property is free of rot, infestation or any other structural defects, nor were any tests carried out on any of the services.

     The service(s) provided by us is performed in accordance with professional valuation standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We act as independent valuer and reserve the right to use sub-consultants if deemed appropriate. All files, workpapers or documents developed by us during the course of the engagement has become our property. We may retain this data for at least five years.

     Our report is to be used only for the purpose stated herein; any use or reliance for any other purpose, by you or third parties, is invalid. No responsibility is accepted to any third party nor for any purposes other than that specified herein, for the whole or any part of its content. You may show our report in its entirely to other professionals who need to review the information for the purpose stated herein. Neither the whole nor any part of this valuation report nor any reference thereto may be included in any document, circular or statement without our written approval of the form and context in which it will appear.

     In the event we are subject to any liability in connection with this engagement, regardless of legal theory advanced, such liability will be limited to the amount of fees we received for this engagement.

     We reserved the right to include your company/firm name in our client list, but we will maintain the confidentiality of all conversations and documents provided to us, and the contents of our reports, subject to legal or administrative process of proceedings. These conditions can only be modified by written documents executed by both parties.

     We have assumed that the owner of the property interests have enforceable title to the property interests, and have free and uninterrupted rights to use the property for the whole of the unexpired term granted subject to payment of annual land uses fees, and that all requisite land premium/purchase consideration payable has been fully settled. Furthermore, we have valued the property on the assumption that it is freely disposable and transferable to third parties on a strata-title basis on the open market without payment of any additional premium.

8. CONCLUSION OF VALUE

     Based on the investigation and analysis outlined in the report and on the valuation method employed, it is our opinion that, as at the Valuation Date, the fair market value of the Business Enterprise of New China Home Limited is reasonably represented by the amount of RMB34,000,000.00 (RENMINBI THIRTY FOUR MILLION ONLY)

     The conclusion of value was based on generally accepted valuation procedures and practices that rely extensively on the use of numerous assumptions and the consideration of many uncertainties, not all which can be easily quantified or ascertained.

Yours faithfully,
For and on behalf of
LAWSON DAVID & SUNG SURVEYORS LIMITED

/s/ SUNG TZE WAH
------------------------------------------------------
SUNG TZE WAH
F.R.I.C.S., F.H.K.I.S., M.S.I.S.V. A.C.I.Arb., R.P.S.(G.P.)
Managing Director

Note: Mr. Sung Tze Wah is a Chartered Surveyor who has 27 years of post-qualification experience in valuation of all types of properties in Hong Kong and the PRC.

                                   APPENDIX H

             Consolidated Financial Statements for the Years Ended March 31, 2000, 2001 and 2002 and Independent Auditors' Report

                             NEW CHINA HOMES, LTD.

                       Consolidated Financial Statements
                   Years ended March 31, 2000, 2001 and 2002
                        and Independent Auditors' Report

                             NEW CHINA HOMES, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent auditors' report................................  H-3
Consolidated statements of operations for the years ended
  March 31, 2000, 2001 and 2002.............................  H-4
Consolidated balance sheets at March 31, 2001 and 2002......  H-5
Consolidated statements of cash flows for the years ended
  March 31, 2000, 2001 and 2002.............................  H-6
Consolidated statements of changes in stockholders' equity
  for the years ended March 31, 2000, 2001 and 2002.........  H-7
Notes to consolidated financial statements..................  H-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of New China Homes, Ltd.

     We have audited the accompanying consolidated balance sheets of New China Homes, Ltd. (the "Company") and subsidiaries as of March 31, 2001 and 2002, and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for each of the three years in the period ended March 31, 2002, all expressed in Hong Kong dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of New China Homes, Ltd. and subsidiaries as of March 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     Our audits also comprehended the translation of Hong Kong dollar amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such U.S. dollar amounts are presented solely for the convenience of readers in the United States of America.

/s/ DELOITTE TOUCHE TOHMATSU
------------------------------------------------------
Deloitte Touche Tohmatsu

Hong Kong
September 25, 2002 (October 2, 2002 as to note 19)

                             NEW CHINA HOMES, LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED MARCH 31,
                                               ----------------------------------------------------
                                                  2000          2001          2002          2002
                                               -----------   -----------   -----------   ----------
                                                   HK$           HK$           HK$          US$
                                                                                          (NOTE 2)
Revenues:
  Home sales.................................  174,073,893   167,845,159    72,665,615    9,316,104
  Interest income............................      271,363        23,446           688           88
  Other income...............................      397,586     1,139,411       456,632       58,543
                                               -----------   -----------   -----------   ----------
          Total revenues.....................  174,742,842   169,008,016    73,122,935    9,374,735
                                               -----------   -----------   -----------   ----------
Cost and expenses:
  Cost of home sales (includes interest
     capitalized and released upon sales of
     homes 2000: HK$2,684,925; 2001:
     HK$3,840,479; 2002: HK$994,621).........  140,794,776   137,486,290    65,323,224    8,374,772
  Selling, general and administrative
     expenses (includes impairment loss of
     HK$13,000,000 in 2002)..................   21,575,462    32,322,282    61,469,407    7,880,693
                                               -----------   -----------   -----------   ----------
          Total cost and expenses............  162,370,238   169,808,572   126,792,631   16,255,465
                                               -----------   -----------   -----------   ----------
Income (loss) before minority interests and
  income taxes...............................   12,372,604      (800,556)  (53,669,696)  (6,880,730)
Income tax provision (note 3)................   (7,508,689)   (5,712,188)   (2,320,628)    (297,517)
                                               -----------   -----------   -----------   ----------
Income (loss) before minority interests......    4,863,915    (6,512,744)  (55,990,324)  (7,178,247)
Minority interests...........................      263,568       202,750      (618,198)     (79,255)
                                               -----------   -----------   -----------   ----------
Net income (loss)............................    4,600,347    (6,715,494)  (55,372,126)  (7,098,992)
                                               ===========   ===========   ===========   ==========
Earnings (loss) per share -- basic and
  diluted....................................         0.44         (0.53)        (5.48)       (0.70)
                                               ===========   ===========   ===========   ==========
Weighted average number of shares -- basic...   10,538,630    12,700,000    10,100,000   10,100,000
Effect of dilutive potential common shares:
  Warrants...................................       36,696            --            --           --
  Stock options..............................          141            --            --           --
                                               -----------   -----------   -----------   ----------
Weighted average number of
  shares -- diluted..........................   10,575,467    12,700,000    10,100,000   10,100,000
                                               ===========   ===========   ===========   ==========

                 See notes to consolidated financial statements

                             NEW CHINA HOMES, LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                       MARCH 31,
                                                         --------------------------------------
                                                            2001          2002          2002
                                                         -----------   -----------   ----------
                                                                                        US$
                                                             HK$           HK$        (NOTE 2)
                        ASSETS
Cash and cash equivalents..............................    5,064,469     3,511,261      450,162
Restricted cash (note 4)...............................    8,945,022     2,253,658      288,931
Trade and other accounts receivable, net...............   40,978,692    11,908,005    1,526,667
Due from related parties (note 9)......................    2,759,831            --           --
Other prepaid taxes (note 5)...........................    2,116,000     2,162,000      277,179
Prepaid expenses and other assets......................    6,028,141     2,978,358      381,840
Land and lots under development and completed homes
  (note 6).............................................  203,248,529   177,127,602   22,708,666
Property, equipment and construction-in-progress, net
  (note 7).............................................   71,999,076    59,525,191    7,631,436
Deferred consulting costs..............................    2,178,153            --           --
                                                         -----------   -----------   ----------
          TOTAL ASSETS.................................  343,317,913   259,466,075   33,264,881
                                                         ===========   ===========   ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Bank borrowings (note 8)...............................   75,474,353    41,882,981    5,369,613
Due to related parties (note 9)........................   13,899,849    25,218,206    3,233,103
Customer deposits......................................    2,315,445       975,603      125,077
Trade accounts payable and accrued expenses (note
  10)..................................................   50,004,010    41,277,889    5,292,035
Income taxes payable...................................   22,142,547    29,146,429    3,736,723
Deferred income taxes (note 3).........................    5,063,341            --           --
                                                         -----------   -----------   ----------
          TOTAL LIABILITIES............................  168,899,545   138,501,108   17,756,551
                                                         -----------   -----------   ----------
MINORITY INTERESTS.....................................    2,216,535     1,646,523      211,092
                                                         -----------   -----------   ----------
COMMITMENTS AND CONTINGENCIES (note 12)
STOCKHOLDERS' EQUITY
Preferred shares US$1 par value, authorized 5,000,000
  shares and none issued and fully paid at March 31,
  2001 and 2002 (note 11)..............................           --            --           --
Common shares US$1 par value, authorized 50,000,000
  shares, issued and fully paid 12,700,000 shares at
  March 31, 2001 and 10,100,000 shares at March 31,
  2002.................................................   98,425,000    78,275,000   10,035,257
Additional paid-in capital.............................   57,697,964    76,755,306    9,840,424
Retained earnings (accumulated deficit)................   18,731,755   (36,640,371)  (4,697,483)
Cumulative translation adjustment......................   (2,652,886)      928,509      119,040
                                                         -----------   -----------   ----------
          Total stockholders' equity...................  172,201,833   119,318,444   15,297,238
                                                         -----------   -----------   ----------
LIABILITIES AND STOCKHOLDERS' EQUITY...................  343,317,913   259,466,075   33,264,881
                                                         ===========   ===========   ==========

                 See notes to consolidated financial statements

                             NEW CHINA HOMES, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED MARCH 31,
                                                              -----------------------------------------------------
                                                                 2000           2001          2002          2002
                                                              -----------   ------------   -----------   ----------
                                                                  HK$           HK$            HK$          US$
                                                                                                          (NOTE 2)
Cash flows from operating activities:
  Net income (loss).........................................    4,600,347     (6,715,494)  (55,372,126)  (7,098,992)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation............................................      727,992      1,505,194     1,588,056      203,597
    Loss on disposal of property and equipment..............           --        110,005       239,104       30,655
    Impairment loss on property, equipment and
      construction-in-progress..............................           --             --    13,000,000    1,666,667
    Minority interests......................................      263,568        202,750      (618,198)     (79,255)
    Amortization of deferred consulting costs...............    2,201,217      2,208,130     2,178,153      279,250
    Consultant services.....................................    4,940,628             --            --           --
    Amortization of consultant services.....................     (554,345)            --    (1,092,658)    (140,084)
    Provision for (written back of) bad debts...............      981,783        776,957      (574,472)     (73,650)
    Deferred income taxes...................................    1,354,369        (87,654)           --           --
Changes in operating assets and liabilities:
  Trade and other accounts receivable.......................   10,478,867    (30,015,090)   30,096,842    3,858,570
  Advances to suppliers.....................................      828,908             --            --           --
  Prepaid expenses and other assets.........................     (648,590)    (3,102,860)    3,159,970      405,124
  Land and lots under development and completed homes.......  (34,220,585)   (34,927,078)   30,477,226    3,907,337
  Customer deposits.........................................   (5,529,882)    (8,765,334)   (1,365,010)    (175,001)
  Trade accounts payable and accrued expenses...............  (18,154,184)    33,653,977    (9,397,924)  (1,204,863)
  Due to/from related parties...............................   10,886,728    (72,444,590)    6,625,774      849,458
  Income taxes payable......................................    6,154,320      5,799,842     1,349,112      172,963
  Other taxes payable.......................................   (2,973,861)            --            --           --
                                                              -----------   ------------   -----------   ----------
  Net cash (used in) provided by operating activities.......  (18,662,720)  (111,801,245)   20,293,849    2,601,776
                                                              -----------   ------------   -----------   ----------
Cash flows from investing activities:
  Purchase of property, equipment and expenditure on
    construction-in-progress................................  (17,081,875)   (23,984,753)   (1,677,138)    (215,018)
  Proceeds from disposal of property, equipment and
    construction-in-progress................................           --        467,400       888,830      113,953
  Placing of restricted cash................................  (25,306,748)            --            --           --
  Receipt of restricted cash................................    5,295,680     14,715,893     6,789,430      870,440
  Advances to related parties...............................  (39,753,387)            --    (1,295,129)    (166,042)
                                                              -----------   ------------   -----------   ----------
  Net cash (used in) provided by investing activities.......  (76,846,330)    (8,801,460)    4,705,993      603,333
                                                              -----------   ------------   -----------   ----------
Cash flows from financing activities:
  Increase in bank borrowings...............................  121,240,602    122,084,000    34,780,000    4,458,974
  Repayment of bank borrowings..............................  (91,916,886)  (109,740,445)  (70,012,118)  (8,975,913)
  Advances from related parties.............................   57,336,825     37,819,215     8,505,368    1,090,432
  Issuance of common shares and warrants....................   69,489,681             --            --           --
                                                              -----------   ------------   -----------   ----------
  Net cash provided by (used in) financing activities.......  156,150,222     50,162,770   (26,726,750)  (3,426,507)
                                                              -----------   ------------   -----------   ----------
Net increase (decrease) in cash and cash equivalents........   60,641,172    (70,439,935)   (1,726,908)    (221,398)
Effect of foreign exchange rate changes.....................       90,875       (424,854)      173,700       22,269
Cash and cash equivalents, beginning of year................   15,197,211     75,929,258     5,064,469      649,291
                                                              -----------   ------------   -----------   ----------
Cash and cash equivalents, end of year......................   75,929,258      5,064,469     3,511,261      450,162
                                                              ===========   ============   ===========   ==========
Supplemental cash flow information:
Cash paid during the year for:
  Income taxes..............................................           --             --      (971,516)    (124,553)
                                                              ===========   ============   ===========   ==========
  Interest..................................................    3,395,303      5,111,192     3,559,502      456,346
  Interest capitalized......................................   (3,395,303)    (5,111,192)   (3,559,502)    (456,346)
                                                              -----------   ------------   -----------   ----------
  Interest (net of amount capitalized)......................           --             --            --           --
                                                              ===========   ============   ===========   ==========
Non cash transactions:
  Conversion of payable to holding company to common shares
    (note 1)................................................   74,004,750             --            --           --
                                                              ===========   ============   ===========   ==========
  Common shares issued to consultants (note 1)..............    6,587,500             --            --           --
                                                              ===========   ============   ===========   ==========
  Cancellation of common shares (Note 1)....................           --             --    20,150,000    2,583,333
                                                              ===========   ============   ===========   ==========

                 See notes to consolidated financial statements

                             NEW CHINA HOMES, LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                   RETAINED
                              COMMON SHARES         ADDITIONAL     EARNINGS     CUMULATIVE        TOTAL
                         ------------------------    PAID-IN     (ACCUMULATED   TRANSLATION   STOCKHOLDERS'
                           SHARES       AMOUNT       CAPITAL       DEFICIT)     ADJUSTMENT       EQUITY
                         ----------   -----------   ----------   ------------   -----------   -------------
                                          HK$          HK$           HK$            HK$            HK$
Balance at April 1,
  1999.................       1,000         7,750    1,647,000    20,846,902        69,082      22,570,734
Shares issued to Far
  East (note 1)........   9,549,000    74,004,750           --            --            --      74,004,750
Shares issued to
  consultants (note
  1)...................     850,000     6,587,500    4,940,628            --            --      11,528,128
Amortization of
  consultant
  services.............          --            --     (554,345)           --            --        (554,345)
Shares and warrants
  issued in conjunction
  with initial public
  offering net of
  offering costs of
  HK$21,863,444........   2,300,000    17,825,000   51,664,681            --            --      69,489,681
Net income.............          --            --           --     4,600,347            --       4,600,347
Translation
  adjustment...........          --            --           --            --       387,716         387,716
                         ----------   -----------   ----------   -----------    ----------     -----------
Balance at March 31,
  2000.................  12,700,000    98,425,000   57,697,964    25,447,249       456,798     182,027,011
Net loss...............          --            --           --    (6,715,494)           --      (6,715,494)
Translation
  adjustment...........          --            --           --            --    (3,109,684)     (3,109,684)
                         ----------   -----------   ----------   -----------    ----------     -----------
Balance at March 31,
  2001.................  12,700,000    98,425,000   57,697,964    18,731,755    (2,652,886)    172,201,833
Net loss...............          --            --           --   (55,372,126)           --     (55,372,126)
Amortisation of
  consultant
  services.............          --            --   (1,092,658)           --            --      (1,092,658)
Cancellation of
  shares...............  (2,600,000)  (20,150,000)  20,150,000            --            --              --
Translation
  adjustment...........          --            --           --            --     3,581,395       3,581,395
                         ----------   -----------   ----------   -----------    ----------     -----------
Balance at March 31,
  2002.................  10,100,000    78,275,000   76,755,306   (36,640,371)      928,509     119,318,444
                         ==========   ===========   ==========   ===========    ==========     ===========

                                          US$          US$           US$           US$            US$
US$ equivalent --
  balance at March 31,
  2002 (note 2)........                10,035,257    9,840,424    (4,697,483)      119,040     15,297,238
                                      ===========   ==========   ===========    ==========    ===========

                 See notes to consolidated financial statements

                             NEW CHINA HOMES, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF FINANCIAL STATEMENTS

     New China Homes, Ltd. (the "Company") was incorporated in the Cayman Islands on January 6, 1999 as a wholly owned subsidiary of Far East Consortium Limited ("Far East"). Its ultimate holding company is Far East Consortium International Limited ("Far East Consortium"), a company incorporated in the Cayman Islands and listed on the Stock Exchange of Hong Kong Limited.

     In August 2001, the Company moved its common shares and warrants from Nasdaq National Market to the Nasdaq Small Cap Market.

     For the years ended March 31, 2001 and 2002, the Company have experienced a net loss of HK$6,715,494 and HK$55,372,126, or US$7,098,992, respectively, from operations. In addition, the Company had net current liabilities outstanding as of March 31, 2002. These factors raise substantial doubt as to the Company's ability to continue as a going concern. The Company has received a commitment of support from Far East Consortium, which management believes will allow the Company to meet its financial obligations when due and allow it continue as a going concern.

     On April 2, 1999, the Company entered into management service agreements with four consultants (the "Consultants") for a three year period effective on that date. In consideration, these parties were paid a total of US$850,000 in cash which was required under these agreements to be used in exchange for the issuance of a total of 850 shares at a price of US$1,000 per share, which were also issued on that date.

     On April 2, 1999 the Company also issued 9,549 shares at US$1,000 per share to Far East for cash of US$9,549,000, which has been used to offset the payable to Far East, which amounted to US$9,795,997 at March 31, 1999.

     In preparation for the initial public offering of common shares by the Company, on August 10, 1999 the Company effected a recapitalization whereby the common shares and preferred shares authorized were increased to 50,000,000 and 5,000,000, respectively, from 50,000 common shares and no preferred shares, respectively. The Company further allotted and credited as fully paid 9,540,450 common shares to Far East and a total of 849,150 common shares to the above mentioned consultants at a par value of US$1 each by utilizing the additional paid-in capital recorded in the April 1999 issues of shares and US$999 from retained earnings. This stock split is reflected in the accompanying financial statements for each period presented and earnings per share has been computed after adjusting for the stock split. On the same date, the Company changed its name from China Homes, Limited to New China Homes, Ltd.

     On March 10, 2000, the Company was listed on Nasdaq National Market with a total offering of 2,300,000 common shares and 2,300,000 warrants.

     The consulting agreements between the Company and the Consultants dated April 2, 1999 and the share cancellation agreement dated September 29, 1999 between the Company and Far East establish net income thresholds for the first and second years amounting to US$10 million and US$20 million, respectively, following the closing date (the "Closing Date") of the public offering of the Company's common shares and in each of these two years, 25% of the Company's common shares held by the Consultants and Far East are subject to redemption and cancellation by the Company in the event the net income thresholds are not met. For the year ended March 31, 2001, the first year following the Closing Date, the Company incurred a net loss of HK$6,715,494, or US$860,962, thereby falling under the US$10 million threshold. Accordingly, 2.6 million common shares were subsequently cancelled pursuant to these agreements.

     For the year ended March 31, 2002, the second year following the Closing Date, the Company incurred a net loss of HK$55,372,126, or US$7,098,992, thereby falling under the US$20 million threshold. As a result, an additional 25% of the Company's common shares held by the Consultants and Far East were cancelled effective as of April 1, 2002.

                             NEW CHINA HOMES, LTD.

     The Company operates principally through a subsidiary incorporated in the Hong Kong Special Administrative Region ("Hong Kong") of the People's Republic of China ("China") and a subsidiary in Shanghai, China.

     At March 31, 2002, the Company had the following subsidiaries:

          Far East Consortium China Investments Limited (incorporated in Hong
     Kong) -- 100% owned.

          Shanghai Chingchu Property Development Company Limited ("Chingchu") (incorporated in China) -- 98.2% owned by Far East Consortium China Investments Limited. Chingchu is registered as a Sino-foreign equity joint venture with limited liability for a period of 70 years from April 24, 1997 to April 23, 2067.

          Top Trend Development Limited ("Top Trend") (incorporated in the British Virgin Islands) -- 100% owned by the Company and principally engaged in investment holding.

          Chingchu (Shanghai) Real Estate Co., Ltd. ("Real Estate") (incorporated in China) -- 100% owned by the Top Trend. Real Estates is registered as a wholly foreign owned investment with limited liability for a period of 15 years from January 20, 2000 to January 19, 2015.

     On March 30, 2001, the Company entered an agreement with Wonder China Investments Limited ("Wonder China"), a wholly-owned subsidiary of Far East, disposing of its 100% interest in Top Trend which owns a shopping centre under development, through Real Estate, located within Chingchu California Garden. Under the terms of this agreement, the Company agreed to sell to Wonder China the entire issued share capital of Top Trend and a debt in the approximate amount of HK$18,414,717 advanced as a shareholder loan by the Company to Top Trend, in exchange for HK$1,280,000 in cash paid (the "Deposit") as of March 30, 2001 and a HK$126,720,000 promissory note (the "Promissory Note"). As of March 31, 2001, the Company had only received an amount of HK$1,280,000 from Wonder China out of a total consideration of HK$128,000,000; accordingly, this transaction had been accounted for using the deposit method. During 2001 and 2002, the Company did not recognize any revenue or profit on the sale, did not record a note receivable due from Wonder China and continued to include the operating results, cash flows and financial condition of Top Trend in the accompanying consolidated financial statements. Cash received from Wonder China is reported as a deposit received included in due to related parties in the accompanying balance sheets as of March 31, 2001 and 2002. The transaction was subsequently terminated, refer to note 19 for details.

     The Company, through its Hong Kong subsidiary, owns Chingchu which is developing a property in Shanghai for the sale of residential housing in a development area known as Chingchu California Gardens. The Company is currently dependent on this project for its earnings and its revenues and profitability may be affected by a number of factors including local market conditions, regulatory approvals, availability of financing to the Company and prospective purchasers of Chingchu's real estates.

     Accounting principles generally accepted in the United States of America ("US GAAP") differ from those used in the statutory accounts of its subsidiaries in China, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to the joint venture as established by the Ministry of Finance of China.

     The dividends from the Company will be declared based on the profits reported in the statutory financial statements of the subsidiaries. No dividends had been declared for the three years ended March 31, 2002.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of consolidated financial statements -- The accompanying financial statements have been prepared in conformity with US GAAP.

                             NEW CHINA HOMES, LTD.

     Principles of consolidation -- The consolidated financial statements include the assets, liabilities, revenues and expenses of all subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

     Cash and cash equivalents -- Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts, and time certificates of deposit with maturity of three months or less when purchased.

     Land and lots under development and completed homes -- Land and lots under development and completed homes comprise of land at cost, construction costs, interest costs and attributable profit to date, less sales proceeds received and receivable and provision for possible losses to write down to fair value. The estimates utilized in calculating fair value of land, lots under development and completed homes require significant judgment relating to the level of sales prices, rate of new home sales, amount of marketing costs and price discounts needed in order to stimulate sales, rate of increase in the cost of building materials and labor, introduction of building code modifications, and level of consumer confidence in the economy. Accordingly, it is likely that changes in estimates will occur. However, these changes in estimates are not expected to be material. During the years ended March 31, 2000, 2001 and 2002 there were no provisions made for impairment of these assets.

     Costs related to development of land or construction are capitalized. The cost of land and construction is allocated to sales based on area methods such as specific identification as allocation based on relative value is impracticable. Construction costs include all subcontractors, direct material and labor costs, and utility connection rights as well as indirect costs related to subcontract or performance, such as indirect labor and supplies. Indirect costs that do not clearly relate to development or construction, including general and administrative expenses, are charged to expense as incurred. Real estate taxes, insurance and interest are capitalized only during the period in which activities necessary to get the property ready for its intended use are in progress.

     Completed homes are held for sale and stated at the lower of cost or fair value less costs to sell and are reported net of valuation reserves.

     Property, equipment and construction-in-progress -- Property and equipment are stated at cost. Depreciation and amortization is provided using the straight line method based on the estimated useful lives of the property and equipment, after taking into account their residual value, being 5 to 15 years. No impairment existed at March 31, 2002 or March 31, 2001.

     Construction-in-progress represents the common facilities of Chingchu California Gardens which are currently under construction. These facilities will be retained by the Company as fixed assets upon completion of the construction. The cost includes interest arising from borrowings used to finance these assets during the period of construction. Interest capitalized was HK$938,062 in 2000, HK$730,495 in 2001 and HK$787,843 in 2002. The Company intends to retain ownership of the common facilities and either operate them or eventually sell the amenities. This has yet to be decided. The Company assesses the need, if any, for an impairment adjustment based on the fair value of the amenities using an undiscounted cash flow model. Upon completion, the common facilities will be depreciated over a period of 15 years. During the year ended March 31, 2002, impairment loss amounting to HK$13,000,000 has been provided for the construction-in-progress.

     Deferred consulting costs -- Deferred consulting costs represents those costs paid to four consultants in respect of management service agreements as discussed in note 1. These costs shall be recognized over the periods of the service and any unearned portion shall be shown as an asset in the balance sheet.

     Income taxes -- The charge/credit for income taxes is based on the results for the year as adjusted for items which are non-assessable or disallowed. Temporary differences arise from the recognition for tax

                             NEW CHINA HOMES, LTD.

purposes of certain items of income and expense in a different accounting period from that in which they are recognized in the financial statements. The tax effect of temporary differences, computed under the liability method, is recognized as deferred taxation in the financial statements. A valuation allowance is provided to the extent realisation of deferred tax assets is not considered as more likely than not.

     Allowance for warranties -- Homes sold are provided with a two-year warranty against certain building defects as stipulated in China building regulations. This is covered by a warranty from the contractors who have built the homes. The Company does not record any warranty costs. A portion of the amounts to be paid to the contractors is withheld by the Company to cover any potential liability under this warranty. Historically, excess cash retained by the Company was adequate to cover the warranty liabilities.

     Recognition of revenue -- When homes are sold in advance of completion, profit recognized is calculated under a percentage of completion method when construction has progressed beyond the preliminary stage. Each phase is accounted for on an individual building-by-building basis. The percentage used is the proportion of construction cost (including land and common costs allocated) incurred at the balance sheet date to estimated total construction cost. Revenues recognized on this basis are limited to the amount of sales proceeds received and receivable.

     Foreign currency translation -- Assets and liabilities denominated in currencies other than the respective functional currency are translated at year end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Gains or losses from such foreign currency transactions are included in net income and amounted to a loss of HK$191,672 in 2000, a gain of HK$55,655 in 2001 and a loss of HK$879,725 in 2002.

     On consolidation, the financial statements of the Chinese operations are translated from Renminbi, the functional currency, into Hong Kong dollars. Accordingly, all assets and liabilities are translated at the exchange rate prevailing at the balance sheet date and all income and expenditure items are translated at the average rates for each of the years. Adjustments arising from translating the foreign currency financial statements are reported as a separate component of stockholders' equity.

     Earnings (loss) per share -- Basic earnings (loss) per share was computed based on a weighted average number of shares outstanding of 10,538,630 in 2000, 12,700,000 in 2001 and 10,100,000 in 2002. Basic earnings (loss) per share for 2000, 2001 and 2002 is equal to diluted earnings per share. For 2000, diluted earnings per share reflected potential dilution that could occur if the stock options and warrants issued were converted into common shares, unless the effects are antidilutive. Basic earnings per share for 2000 is equal to diluted earnings per share since the dilutive effect of the share options and warrants is insignificant. For 2001 and 2002, the share options and warrants were excluded from the diluted weighted average number of shares as their effect were antidilutive.

     For 2001 and 2002, warrants were excluded from the diluted weighted average number of shares as their effect were antidilutive.

     Use of estimates -- The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Business risk -- Any substantial change in economic conditions, interest rates, currency exchange rates or significant price fluctuation related to the real estate industry could affect the Company's operations and have a material impact on the Company's business. In addition, the Company is subject to competition from other entities engaged in the business of building homes throughout China.

                             NEW CHINA HOMES, LTD.

 ACCOUNTING PRINCIPLES RECENTLY ISSUED AND NOT YET ADOPTED

     In June 2001, Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" was issued. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The statement requires that goodwill and certain other intangibles with an indefinite life, as defined in the standard, no longer be amortized. However, goodwill and such intangibles would have to be assessed each year to determine whether an impairment loss had occurred. Any impairment recognized upon adoption would be recorded as a change in accounting principle. Future impairments would be recorded in income from continuing operations. The statement provides specific guidance for testing goodwill for impairment. Based upon current information, management believes there has been no impairment of the carrying amount of assts the Company has of the report date, as a result, management expects there to be no effect on the financial position or results of operations of the Company.

     In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement addresses the diverse accounting practices for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company will be required to adopt this standard on April 1, 2003. Management is assessing, but has not yet determined, the impact that SFAS No. 143 will have, if any, on its financial position and results of operations.

     The FASB also issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", and portions of APB Opinion No. 30, "Reporting the Results for Operations". The statement requires a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. The statement also requires expected future operating losses from discontinued operations to be recorded in the periods in which the losses are incurred, rather than as of the measurement date as previously required. The Company will be required to adopt this standard on April 1, 2002. Management is assessing, but has not yet determined, the impact that SFAS No. 144 will have, if any, on its financial position and results of operations.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements 4, 44 and 64, Amendment to FASB Statement 13, and Technical Corrections". One of the major changes of this statement is to change the accounting for the classification of gains and losses from the extinguishment of debt. Upon adoption the Company will follow Accounting Principles Board Opinions No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions in determining whether such extinguishment of debt may be classified as extraordinary. The provisions of this statement related to the rescission of FASB Statement 4 shall be applied in fiscal years beginning after May 15, 2002 with early application encouraged. Management is assessing, but has not yet determined, the impact that SFAS No. 145 will have, if any, on its financial position and results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. This statement also establishes that fair value is

                             NEW CHINA HOMES, LTD.

the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Management is assessing, but has not yet determined, the impact that SFAS No. 146 will have, if any, on its financial position and results of operations.

     Convenience translation into United States Dollars -- The consolidated financial statements of the Company are expressed in Hong Kong Dollars. The translations of Hong Kong dollar amounts into United States dollars are included solely for the convenience of the readers and have been made at a rate of HK$7.8 to US$1, the approximate rate of exchange on March 31, 2002. Such translations should not be construed as representations that the Hong Kong dollar amounts could be converted into United States dollars, at that rate or any other rate.

3.  INCOME TAXES

CAYMAN ISLANDS:

     The Company is not taxed in the Cayman Islands where it is incorporated.

HONG KONG:

     The Company's subsidiary incorporated in Hong Kong is subject to Hong Kong taxation on its trading activities conducted in Hong Kong at 16%. Under the current Hong Kong laws, dividends and capital gains arising from the realization of investments are not subject to income taxes and no withholding tax is imposed on payments of dividends by Hong Kong incorporated subsidiaries to the Company.

CHINA:

     Under the existing Chinese tax regulations, the sales of real estate in advance of completion is subject to provisional income tax. Income tax is calculated based on the 33% of the assessable profits arising in China.

     The components of income (loss) before minority interests and income taxes are as follows:

                                                             MARCH 31,
                                        ---------------------------------------------------
                                           2000         2001          2002          2002
                                        ----------   -----------   -----------   ----------
                                                                                    US$
                                           HK$           HK$           HK$        (NOTE 2)
China.................................  22,083,728    15,969,458   (35,703,389)  (4,577,357)
Hong Kong.............................  (9,711,124)  (16,770,014)  (17,966,307)  (2,303,373)
                                        ----------   -----------   -----------   ----------
                                        12,372,604      (800,556)  (53,669,696)  (6,880,730)
                                        ==========   ===========   ===========   ==========

     The provision for income taxes consists of the following:

                                                        YEAR ENDED MARCH 31,
                                         --------------------------------------------------
                                            2000         2001         2002          2002
                                         ----------   ----------   -----------   ----------
                                                                                    US$
                                            HK$          HK$           HK$        (NOTE 2)
China:
  Current..............................  (6,154,320)  (5,799,842)   (2,320,628)    (297,517)
  Deferred.............................  (1,354,369)      87,654            --           --
                                         ----------   ----------   -----------   ----------
                                         (7,508,689)  (5,712,188)   (2,320,628)    (297,517)
                                         ==========   ==========   ===========   ==========

                             NEW CHINA HOMES, LTD.

     A reconciliation between the provision for income taxes computed by applying the China statutory tax rate of 33% for each period to income (loss) before minority interests and income taxes and the actual provision for income taxes is as follows:

                                                         YEAR ENDED MARCH 31,
                                           ------------------------------------------------
                                              2000         2001         2002        2002
                                           ----------   ----------   ----------   ---------
                                                                                     US$
                                              HK$          HK$          HK$       (NOTE 2)
Standard income tax rate applied to
  (income) loss before minority interests
  and income taxes.......................  (4,082,959)     264,813   17,711,000   2,270,641
  Effect of no benefit attributable to
     tax loss for Hong Kong operations...  (2,997,691)  (5,534,734)  (5,928,881)   (760,113)
  Interest expense not deductible in Hong
     Kong................................    (206,980)    (277,950)     (94,243)    (12,082)
  Expenses not deductible in China.......    (193,254)    (164,317)  (4,848,076)   (621,549)
  Increase in valuation allowance........          --           --   (6,839,800)   (876,897)
  Effect of tax law change relating to
     prior years (Note)..................          --           --   (2,320,628)   (297,517)
  Other..................................     (27,805)          --           --          --
                                           ----------   ----------   ----------   ---------
  Income taxes...........................  (7,508,689)  (5,712,188)  (2,320,628)   (297,517)
                                           ==========   ==========   ==========   =========

---------------

Note: In accordance with a new Chinese tax regulation issued in December 2001, the calculation of taxable profit of companies in the real estate industry was clarified and the taxable profit should be based on the actual accrual basis. This change resulted in an additional tax obligation relating to fiscal year 2001 of HK$3,816,581 and an over provision of HK$1,495,953 prior to fiscal year 2001. There amounts were recorded in 2002.

     The components of deferred tax liability (asset) are as follows:

                                                        2001         2002         2002
                                                     ----------   ----------   ----------
                                                                                  US$
                                                        HK$          HK$        (NOTE 2)
Deferred tax liability (asset):
  Difference in income recognition for home
     sales.........................................   5,063,341           --           --
  Tax losses.......................................          --   (2,549,800)    (326,897)
  Impairment loss of property, equipment and
     construction-in-progress......................          --   (4,290,000)    (550,000)
                                                     ----------   ----------   ----------
  Deferred tax (asset) liability before valuation
     allowance.....................................   5,063,341   (6,839,800)    (876,897)
  Valuation allowance..............................          --    6,839,800      876,897
                                                     ----------   ----------   ----------
  Net deferred tax liability.......................   5,063,341           --           --
                                                     ==========   ==========   ==========

4.  RESTRICTED CASH

     Chingchu has entered into agreements with certain banks in respect of mortgage loans provided to home buyers of Chingchu California Gardens. In accordance with those agreements, Chingchu deposits either 10% of the consideration of the properties sold and financed under the mortgage loans or between 10% and 20% of the amount of financing provided as a guarantee for settlement of the mortgage installments. Should mortgagors fail to pay mortgage installments, the bank can draw down the deposits up to the amount of mortgage installments not paid during the period from the mortgage drawdown to the date of releasing such

                             NEW CHINA HOMES, LTD.

guarantees. The guarantees will be released when the property title deeds are passed to banks as security for the respective mortgage loans. At March 31, 2001 and 2002, deposits of HK$4,511,030 and HK$697,638, respectively, were placed with banks to guarantee the above agreements.

     At March 31, 2001 and 2002, deposits of HK$4,433,992 and HK$1,556,020 respectively, had been pledged with banks as security for short-term bank borrowings.

5.  OTHER PREPAID TAXES

                                                                    MARCH 31,
                                                        ---------------------------------
                                                          2001        2002        2002
                                                        ---------   ---------   ---------
                                                                                   US$
                                                           HK$         HK$      (NOTE 2)
Provisional land appreciation tax.....................  2,116,000   2,162,000     277,179
                                                        =========   =========   =========

     In accordance with the Land Appreciation Tax Law of China, all legal entities and individuals receiving income from the transfer of state-owned land use rights or buildings and their attached facilities are subject to land appreciation tax.

     Land appreciation tax is charged on the appreciated amount at the applicable rate. The amount of appreciation is calculated on the basis of sales proceeds received less deductible items. Deductible items include fees for land use rights acquisition, development costs and expenses for new buildings and facilities and other deductions as prescribed by the Ministry of Finance in China. The applicable rates are progressive ranging from 30% to 60% depending on the percentage of the appreciated amount over deductible costs.

     In accordance with the Land Appreciation Tax Law, the Company, being a taxpayer involved in real estate development, is entitled to an additional deduction equal to 20% of the aggregate of land use rights acquisition costs and land development costs, as defined in the law, in computing the land appreciation tax.

     In addition, as the Company sells ordinary standard residential apartments, as defined in the relevant regulations, the Company is exempted from land appreciation tax if the appreciated amount over the deductible cost is less than 20%. If the amount of the appreciated amount exceeds the deductible costs by more than 20%, the entire amount of the appreciation will be subject to land appreciation tax as stated above. The Company had made a provisional payment to the relevant Tax Bureau in 2000. In accordance with the above rule, the land appreciation tax will be finalized with the relevant tax bureau upon completion of the Chingchu California Gardens. According to the information available and management's estimates as of March 31, 2002, management believes that the Company is not liable for Land Appreciation Tax and the full amount of tax paid amounting to HK$2,116,000 (Rmb2,300,000) will be refunded upon completion of the whole project.

6.  LAND AND LOTS UNDER DEVELOPMENT AND COMPLETED HOMES

     In May 1997, the Company's subsidiary, Chingchu, commenced construction of a residential community called Chingchu California Gardens on a site in Shanghai, China. The project is being developed and sold on a phase basis and a total of 7 phases are planned for development. The planned development period spans from 1997 to 2008, during which approximately 8,000 units are to be constructed in a planned area of approximately 1,334,000 square meters. As at March 31, 2002, the Company has obtained the land use rights which represent the legal ownership of five plots of land for the development of Phases 1 through 5. This represents approximately 604,300 square meters.

     After obtaining the pre-sales certificates from the Shanghai House and Land Administration Bureau, sales of units in Phase 2, Phase 3 and Phase 4 commenced during the years ended March 31, 1999, 2000 and 2001, respectively, and sales of units in Phase 5 commenced during the year ended March 31, 2002.

                             NEW CHINA HOMES, LTD.

     At the balance sheet dates, land and lots under development and completed houses comprised:

                                                                 MARCH 31,
                                                   --------------------------------------
                                                      2001          2002          2002
                                                   -----------   -----------   ----------
                                                       HK$           HK$          US$
                                                                                (NOTE 2)
Completed homes..................................   79,986,412    26,557,251    3,404,776
Land held under 70 years lease, at cost..........   44,785,684    41,171,419    5,278,387
Construction costs of lots under development.....   78,476,433   109,398,932   14,025,503
                                                   -----------   -----------   ----------
                                                   203,248,529   177,127,602   22,708,666
                                                   ===========   ===========   ==========

     As of March 31, 2002, included above are completed homes and land and lots under development amounting to HK$4,600,360 (2001: HK$26,753,600) and HK$30,136,400 (2001: HK$26,763,600), respectively, which have been pledged as security for the bank borrowings.

     As common in the construction industry, contractors may from time to time make additional claims for work done beyond the amounts specified in the construction contracts. The Company has received such additional claims amounting to approximately HK$15 million relating to construction work carried out by contractors prior to March 31, 2001 (inclusive of the amounts of HK$14 million set out in note 12). Such claims are subject to negotiation between the Company and the contractors, and failing negotiation, arbitration by an independent quantity surveyor. Of this amount, approximately HK$5.9 million related to work encompassed by the construction contract which has not been paid by Chingchu, has been recorded as a liability in the accompanying financial statement as of March 31, 2002.

7.  PROPERTY, EQUIPMENT, AND CONSTRUCTION-IN-PROGRESS, NET

     Property, equipment and construction-in-progress consists of the following:

                                                                   MARCH 31,
                                                      -----------------------------------
                                                         2001         2002        2002
                                                      ----------   ----------   ---------
                                                         HK$          HK$          US$
                                                                                (NOTE 2)
At cost:
Land and building...................................  34,362,242   35,309,247   4,526,827
Construction-in-progress............................  33,770,017   22,944,902   2,941,654
Machinery and equipment.............................      37,260       38,070       4,882
Furniture and fixtures..............................   1,349,641    1,390,486     178,268
Motor vehicles......................................   4,107,200    2,475,260     317,341
Electric equipment..................................   1,115,838    1,150,876     147,547
                                                      ----------   ----------   ---------
Total...............................................  74,742,198   63,308,841   8,116,519
Less:
Accumulated depreciation and amortization...........   2,743,122    3,783,650     485,083
                                                      ----------   ----------   ---------
Net book value......................................  71,999,076   59,525,191   7,631,436
                                                      ==========   ==========   =========

     Depreciation and amortization expense for the years ended March 31, 2000, 2001 and 2002 was HK$727,992, HK$1,505,194 and HK$1,588,056, respectively.

                             NEW CHINA HOMES, LTD.

8.  BANK BORROWINGS

                                                                   MARCH 31,
                                                      -----------------------------------
                                                         2001         2002        2002
                                                      ----------   ----------   ---------
                                                         HK$          HK$          US$
Short term..........................................  69,598,000   41,882,981   5,369,613
Long term...........................................   5,876,353           --          --
                                                      ----------   ----------   ---------
                                                      75,474,353   41,882,981   5,369,613
                                                      ==========   ==========   =========

     The weighted average interest rate on long term borrowings was 6.95% as of March 31, 2001. At March 31, 2002, the Company and its subsidiaries did not have any unutilised facilities.

     As at March 31, 2001 and 2002, short-term bank borrowings are bearing interest at approximately 6.0% and 6.4%, respectively, per annum. As of March 31, 2001, the long term bank borrowings were bearing interest at US dollar prime rate plus 2% per annum.

     The bank borrowings are secured by:

          (i) guarantee given by the holding company of the minority shareholder of Chingchu at no cost to the Company;

          (ii) guarantee give by a subsidiary of Far East at no cost to the Company;

          (iii) cash deposit (note 4);

          (iv) land and lots under development of Chingchu (note 6); and

          (v) completed homes of Chingchu (note 6).

                             NEW CHINA HOMES, LTD.

     Total interest costs incurred, expensed and capitalized relating to bank borrowings were:

                                                            MARCH 31,
                                         -----------------------------------------------
                                            2000         2001        2002        2002
                                         ----------   ----------   ---------   ---------
                                                                                  US$
                                            HK$          HK$          HK$      (NOTE 2)
Interest capitalized at beginning of
  the year:
  Land and lots under development......   4,301,952    4,265,394   2,656,924     340,631
  Completed homes......................      70,857      257,714   1,720,700     220,603
  Construction-in-progress.............   1,404,619    1,964,698   2,612,555     334,943
                                         ----------   ----------   ---------   ---------
          Total interest
            capitalization.............   5,777,428    6,487,806   6,990,179     896,177
                                         ==========   ==========   =========   =========
  Interest capitalized at beginning of
     the year..........................   5,777,428    6,487,806   6,990,179     896,177
  Plus interest incurred...............   3,395,303    5,111,192   3,559,502     456,346
  Less interest expensed as cost of
     home sales........................  (2,684,925)  (3,840,479)   (994,621)   (127,516)
  Less interest transferred to property
     and equipment.....................          --     (768,340)         --          --
                                         ----------   ----------   ---------   ---------
  Interest capitalized at end of the
     year..............................   6,487,806    6,990,179   9,555,060   1,225,007
                                         ==========   ==========   =========   =========
  Interest capitalized at end of the
     year:
     Land and lots under development...   4,265,394    2,656,924   5,472,390     701,588
     Completed homes...................     257,714    1,720,700     625,370      80,176
     Construction-in-progress..........   1,964,698    2,612,555   3,457,300     443,243
                                         ----------   ----------   ---------   ---------
          Total interest
            capitalization.............   6,487,806    6,990,179   9,555,060   1,225,007
                                         ==========   ==========   =========   =========

9.  RELATED PARTY TRANSACTIONS

     At the balance sheet dates the Company and its subsidiaries had balances with the following parties:

                                                                  MARCH 31,
                                                     -----------------------------------
                                             NOTES      2001         2002        2002
                                             -----   ----------   ----------   ---------
                                                                                  US$
                                                        HK$          HK$       (NOTE 2)
Due from related parties:
     Subsidiaries of Far East Consortium...    (i)    2,759,831           --          --
                                                     ==========   ==========   =========
  Due to related parties:
     Subsidiaries of Far East Consortium...    (i)    1,653,900    1,577,578     202,254
     Far East..............................   (ii)    5,312,661   13,933,522   1,786,349
     Party related to the minority
       shareholder of Chingchu.............  (iii)    6,933,288    9,707,106   1,244,500
                                                     ----------   ----------   ---------
                                                     13,899,849   25,218,206   3,233,103
                                                     ==========   ==========   =========

---------------

(i) The amounts due from/to related companies represent unsecured advances which are interest free and repayable on demand.
(ii) The amount is unsecured, interest free and has no fixed repayment terms.

                             NEW CHINA HOMES, LTD.

(iii) At March 31, 2001, the amount due to the party related to the minority shareholder of Chingchu represented payables for land fees amounting to HK$6,933,288. Transactions in each year with this party, which are included in the land and construction costs of Chingchu California Gardens, are as follows.

                                                             YEAR ENDED MARCH 31,
                                                         -----------------------------
                                                            2001      2002      2002
                                                         ----------   -----   --------
                                                                                US$
                                                            HK$        HK$    (NOTE 2)
Land fees and costs....................................  20,187,321      --       --
External infrastructure costs..........................   9,782,091      --       --
                                                         ----------   -----    -----
                                                         29,969,412      --       --
                                                         ==========   =====    =====

     The average amount due to the party related to the minority shareholder during the year ended March 31, 2001 and 2002 was HK$13,361,396 and HK$11,190,039, respectively. The party related to the minority shareholder did not charge the Company any interest during the years ended March 31, 2001 and 2002.

     At March 31, 2002, the amount due to the related party represented unsecured advances which are interest free and repayable on demand.

10.  TRADE ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Components of trade accounts payable and accrued expenses are as follows:

                                                                 MARCH 31,
                                                    -----------------------------------
                                                       2001         2002        2002
                                                    ----------   ----------   ---------
                                                                                 US$
                                                       HK$          HK$       (NOTE 2)
Trade accounts payable............................  37,268,496   19,775,038   2,535,261
Business tax payable..............................   4,771,968    4,742,817     608,053
Accrued expenses..................................   7,963,546   16,710,034   2,148,721
                                                    ----------   ----------   ---------
                                                    50,004,010   41,277,889   5,292,035
                                                    ==========   ==========   =========

     During the year ended March 31, 2002, a new regulation has been imposed by the Chinese government such that the property developers have to contribute an amount calculated based on the floor area of the properties developed to the Chinese government as maintenance charges of the properties. During the year ended March 31, 2002, an amount of approximately HK$10,708,000 has been recognized in the consolidated statements of operations as a component of selling, general and administrative expenses of which an amount of HK$5,851,000 is unpaid as of March 31, 2002 and is included in accrued expenses. Included in the maintenance charges of HK$10,708,000, HK$1,694,000, HK$2,038,000 and
HK$893,000 relate to properties sold for the year ended March 31, 2000, 2001 and 2002, respectively. The remaining balance of HK$6,083,000 relates to properties sold before April 1, 1999.

11.  STOCKHOLDERS' EQUITY

WARRANTS

     In conjunction with the initial public offering of its shares, the Company issued 2,300,000 warrants. Each warrant entitles the holder thereof to purchase, at any time up to March 7, 2005, one common share at a price of US$5.75 per share, after which date the warrants will expire.

                             NEW CHINA HOMES, LTD.

     The warrants are subject to redemption by the Company, at the option of the Company, at US$0.25 per warrant, upon 30 days' prior written notice, if the closing bid price, as reported on the Nasdaq National Market, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the common shares for 30 consecutive trading days ending within ten days of the notice of redemption of the warrants averages in excess of US$10.00 per share, subject to adjustment. In the event the Company exercises the right to redeem the warrants, such warrants will be exercisable until the close of business on the date of redemption stated in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. No warrants were redeemed during 2000, 2001 or 2002.

     In addition to the warrants issued in conjunction with the initial public offering, the Company issued to the managing underwriter and/or persons related to the managing underwriter, for nominal consideration, warrants to purchase up to 200,000 common shares at an exercise price of $8.25 per share and warrants to purchase up to 200,000 additional warrants at an exercise price of $0.20625 per warrant (collectively refer to as "Underwriter warrants"). Both warrants are exercisable for a five-year period commencing on March 8, 2000. Each warrant to purchase common shares is exercisable at an exercise price of $9.4875 per share.

     The Underwriter Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Underwriter Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue common shares without a corresponding increase in capital. A net exercise of the Underwriter Warrants will have the same dilutive effect on interests of our shareholders as will a cash exercise. The Underwriter Warrants do not entitle the holders thereof to any rights as a shareholder of the Company until the Underwriter Warrants are exercised and common shares are purchased thereunder.

PREFERRED SHARES

     The Company has the authority without further vote or action by the shareholders to issue up to 5,000,000 preferred shares in one or more series and to fix the number of preferred shares constituting any such series, the voting powers, designations, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, and conversion rights and liquidation preferences of the preferred shares constituting any series. The issuance of preferred shares by the Company could adversely affect the rights of the holders of common shares. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the common shares, and could (upon conversion or otherwise) enjoy all of the rights of the common shares.

     The Company may issue preferred shares with voting or conversion rights that could adversely affect the voting power of the holders of common shares. There are no agreements or understandings for the issuance of preferred shares and the Company has no present intention to issue preferred shares. The Company has agreed for three years from March 8, 2000 not to issue any preferred shares without the underwriter's consent.

12.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company and its subsidiaries lease office and employee accommodation under various operating leases. Rental expense under operating leases was HK$175,566 in 2000, HK$279,748 in 2001 and

                             NEW CHINA HOMES, LTD.

HK$304,358 in 2002. At March 31, 2002, the Company and its subsidiaries were committed under operating leases requiring minimum rentals as follows:

                                                                          US$
                                                                HK$     (NOTE 2)
                                                              -------   --------
2003........................................................  262,080    33,600
2004........................................................  198,198    25,410
2005........................................................  208,104    26,680
2006........................................................  198,627    25,465
                                                              -------   -------
                                                              867,009   111,155
                                                              =======   =======

CAPITAL EXPENDITURE

     At March 31, 2002, the Company had contracted for expenditure of approximately HK$87,723,000 in respect of land and lots under development relating to Chingchu California Gardens which is expected to be expended within the next two years. The Company has authorized but not yet contracted for additional expenditure on Chingchu California Gardens of approximately HK$216,576,000.

GUARANTEES

     The Company has given guarantees in respect of mortgage loans provided to the buyers of Chingchu California Gardens as disclosed in note 4.

     At March 31, 2001 and 2002, the total amount of mortgages outstanding which are subject to these guarantees was approximately HK$74 million and HK$27 million, respectively.

DEVELOPMENT COST

     In July 2001, Chingchu was sued by a contractor working for it to develop Phase III of Chingchu California Garden. The contractor alleges that Chingchu owes it approximately HK$14 million for work performed. Of this amount, approximately HK$3.8 million (net of HK$2.1 million due from this contractor) related to work encompassed by the construction contract which has not been paid by Chingchu, which has been recorded as a liability in the accompanying financial statement as of March 31, 2002. The remaining HK$10.2 million relates to additional charges sought by the contractor. In August 2001, Chingchu filed a counter-suit seeking approximately HK$10.6 million from the contractor asserting that it failed to comply with certain specifications of the construction contract and sought damages for the contractor's delay in completing the project. Both the contractor's suit and Chingchu's counter-suit are pending in a PRC court. The PRC court has ordered that certain assets of the Company be frozen, including 43 units in the Chingchu California Garden Project with a carrying value of HK$13.7 million, as well as receivables of approximately HK$1.7 million. The ultimate outcome of these matters is uncertain.

TAX PAYMENTS

     Under the existing China tax regulations, the sale of real estate in advance of completion is subject to business tax and income tax. The Company has accrued the full amount of business tax and foreign enterprises income tax pursuant to the relevant tax regulations. The Company, however, has not made payments on account of the tax liability based on the informal understanding that it has reached with the relevant tax authority allowing the payments to be delayed until the whole project is completed. In the absence of any formal approval from the relevant tax authority, the Company may be liable for delinquent charges of approximately HK$23,256,000 and HK$36,414,000 at March 31, 2001 and 2002, respectively.

                             NEW CHINA HOMES, LTD.

13.  EMPLOYEE BENEFITS

     In accordance with local government regulations, Chingchu is required to make contributions to a defined contribution retirement fund which is administered by the Labour Bureau of the local government. Chingchu is required to contribute 25.5% of the total salary into the fund. Chingchu has no obligation for the pension payments or any post-retirement benefits beyond the annual contributions described above. Chingchu's contributions for the years ended March 31, 2000, 2001 and 2002 were HK$280,412, HK$280,891 and HK$257,607, respectively.

     According to the Mandatory Provident Fund ("MPF") legislation regulated by the Mandatory Provident Fund Scheme Authority in Hong Kong, with effect from December 1, 2000, the Company is required to participate in an MPF Scheme operated by approved trustees in Hong Kong and to make contributions for its eligible employees. The contributions borne by the Company are calculated at 5% of the salaries and wages (monthly contribution is limited to 5% of HK$20,000 for each eligible employee) as calculated under the MPF legislation. The contributions made for the year ended March 31, 2001 and 2002 were HK$4,000 and HK$24,500, respectively.

14.  CONCENTRATION OF CREDIT RISK

     The Company maintains its cash and cash equivalents with banks and financial institutions in China. All sales are made to Chinese domestic home buyers.

     During the year ended March 31, 2002, an amount of approximately HK$14 million (2000 and 2001: Nil) has been written off against other receivable and amount due from related party directly. Of this amount, HK$8 million represented the balance of the investment cost in a Sino-foreign equity joint venture which the Company withdrew this investment during the year ended March 31, 2001 and the Company has been unable to collect this amount from the counter party during 2002. In addition, HK$2 million and HK$4 million represented the amount due from a contractor and a related party, respectively.

     Details of movements of the allowance for doubtful account of trade receivable for the years ended March 31, 2000, 2001 and 2002 are as follows:

                                                  2000       2001        2002       2002
                                                 -------   ---------   ---------   -------
                                                   HK$        HK$         HK$        HK$
At beginning of year...........................       --     981,783   1,758,740   225,479
Bad debt expense...............................  981,783     776,957          --        --
Amount written back............................       --          --    (574,472)  (73,650)
                                                 -------   ---------   ---------   -------
At end of year.................................  981,783   1,758,740   1,184,268   151,829
                                                 =======   =========   =========   =======

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, accounts receivable, short-term bank borrowings, customer deposits and accounts payable, accrued expenses and amounts due to/from related companies approximate fair value because of the short maturities of these instruments. The carrying value of long-term bank borrowings approximates their fair value as the related interest rate is equivalent to current market rates.

16.  STOCK OPTION PLAN

     In August 1999, the Company adopted a 1999 Stock Option and Restricted Stock Purchase Plan (the "Plan"). Under the Plan, the compensation committee of the board of directors has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each grant, the status of any granted option, the vesting schedule to be in effect for the option grant and maximum term

                             NEW CHINA HOMES, LTD.

for which any granted option is to remain outstanding. Each option granted under the Plan has a maximum term of 10 years.

     A summary of stock option activity is as follows:

                                                                             WEIGHTED
                                                               NUMBER        AVERAGE
                                                              OF SHARES   EXERCISE PRICE
                                                              ---------   --------------
                                                                               US$
Outstanding at April 1, 1999................................        --           --
  Granted...................................................   140,000          7.5
  Exercised.................................................        --           --
  Lapsed....................................................        --           --
                                                               -------        -----
Outstanding at March 31, 2000 and 2001......................   140,000          7.5
  Lapsed....................................................    40,000          7.5
                                                               -------        -----
Outstanding at March 31, 2002...............................   100,000          7.5
                                                               =======        =====

                                                              MARCH 31, 2002
                                                              --------------
Options available for grant.................................     600,000
Options exercisable.........................................     100,000
Options exercisable weighted average exercise price.........     US$ 7.5

ADDITIONAL STOCK PLAN INFORMATION

     In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company applied Accounting Principles Board Opinion 25 and related interpretations in accounting for its stock option plans, and accordingly does not record compensation costs unless the exercise price is less than the fair market value of shares at the grant date. If the Company had elected to recognize compensation cost based on the fair value of the option granted at the grant date as prescribed by SFAS No. 123, net income (loss) and income (loss) per share would have been reduced to the pro forma amounts shown below:

                                                                     MARCH 31,
                                                 --------------------------------------------------
                                                    2000         2001         2002          2002
                                                 ----------   ----------   -----------   ----------
                                                                                            US$
                                                    HK$          HK$           HK$        (NOTE 2)
As reported
  Net income (loss)............................   4,600,347   (6,715,494)  (55,372,126)  (7,098,992)
  Income (loss) per share -- basic and
     diluted...................................        0.44        (0.53)        (5.48)       (0.70)
Pro forma
  Net loss.....................................  (1,421,403)          --            --           --
  Loss per share -- basic and diluted..........       (0.13)          --            --           --

     There were no stock options granted in the years ended March 31, 2001 and 2002. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated using option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

                             NEW CHINA HOMES, LTD.

     The Company's calculations were made using the Black-Scholes option pricing models with the following weighted average assumptions:

                                                                YEAR ENDED
                                                              MARCH 31, 2000
                                                              --------------
Dividend yield..............................................         --
Expected volatility.........................................         57%
Risk-free interest rate.....................................       6.44%
Expected life of option following vesting (in months).......        120

     The valuations of the computed weighted average fair values of option grants under SFAS No. 123 in 2000 was US$5.55.

17.  COMPREHENSIVE INCOME (LOSS)

     SFAS No. 130, Reporting Comprehensive Income, requires that an enterprise report, by major components and as a single total, the change in net assets during the period from non-owner sources. The reconciliation of net income
(loss) to comprehensive income (loss) is as follows:

                                                        YEARS ENDED MARCH 31,
                                          -------------------------------------------------
                                            2000         2001         2002          2002
                                          ---------   ----------   -----------   ----------
                                                                                    US$
                                             HK$         HK$           HK$        (NOTE 2)
Net income (loss).......................  4,600,347   (6,715,494)  (55,372,126)  (7,098,992)
  Changes in other comprehensive income:
     Translation adjustments............    387,716   (3,109,684)    3,581,395      459,153
                                          ---------   ----------   -----------   ----------
          Total comprehensive income
            (loss)......................  4,988,063   (9,825,178)  (51,790,731)  (6,639,839)
                                          =========   ==========   ===========   ==========

18.  SEGMENT INFORMATION

     The Company operates in one business segment, which is the sale of real estate developments and sales are from one geographical region, China.

19.  SUBSEQUENT EVENT

     As stated in note 1 to the consolidated financial statements, the Company entered an agreement with Wonder China to dispose of its 100% interest in Top Trend, which owns a shopping center under development. The parties had delayed completion of the transaction until March 31, 2002. On or about March 31, 2002, the warranty was still not fulfilled and the parties had agreed to extend the due date of the Promissory Note to September 30, 2002 and delayed the completion of the transaction until September 30, 2002. On or about September 30, 2002, the warranty was still not fulfilled and the parties mutually agreed to terminate the transaction. As of October 2, 2002, the transaction was terminated, the Promissory Note was cancelled and the Company is obligated to refund to Wonder China the Deposit. The parties have agreed to waive any and all claims against the other in connection with the termination of the transaction.

                             NEW CHINA HOMES, LTD.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     We have derived the selected statement of operations data for the fiscal years ended March 31, 1998, 1999, 2000, 2001 and 2002 and the selected balance sheet data as of March 31, 1998, 1999, 2000, 2001 and 2002 presented below from our audited consolidated financial statements prepared in accordance with US GAAP. You should read the selected financial and operating data presented below together with "Operating and Financial Review and Prospects" and our consolidated financial statements and notes thereto included elsewhere in this Annual Report.

STATEMENT OF OPERATIONS DATA:

                                                     YEAR ENDED MARCH 31,
                        -------------------------------------------------------------------------------
                           1998         1999          2000          2001          2002          2002
                        ----------   -----------   -----------   -----------   -----------   ----------
                           HK$           HK$           HK$           HK$           HK$          US$
Operating revenues....  74,197,884   270,830,228   174,742,842   169,008,016    73,122,935    9,374,735
                        ==========   ===========   ===========   ===========   ===========   ==========
Operating (loss)
  income before
  minority interest
  and income taxes....  (5,718,280)   40,915,526    12,372,604      (800,556)  (53,669,696)  (6,880,730)
Income taxes..........   1,430,566   (15,773,365)   (7,508,689)   (5,712,188)   (2,320,628)    (297,517)
                        ----------   -----------   -----------   -----------   -----------   ----------
(Loss) income before
  minority
  interests...........  (4,287,714)   25,142,161     4,863,915    (6,512,744)  (55,990,324)  (7,178,247)
Minority interests....     (41,358)      570,569       263,568       202,750       618,198       79,255
                        ----------   -----------   -----------   -----------   -----------   ----------
Net (loss) income.....  (4,246,356)   24,571,592     4,600,347    (6,715,494)  (55,372,126)  (7,098,992)
                        ==========   ===========   ===========   ===========   ===========   ==========
(Loss) earnings per
  share -- basic and
  diluted.............   (4,246.36)    24,571.59          0.44         (0.53)        (5.48)       (0.70)
                        ----------   -----------   -----------   -----------   -----------   ----------
Weighted average
  number of shares
  outstanding -- basic
  (See note (1))......       1,000         1,000    10,538,630    12,700,000    10,100,000   10,100,000
                        ==========   ===========   ===========   ===========   ===========   ==========
Weighted average
  number of shares
outstanding -- diluted
  (See note (1))......       1,000         1,000    10,575,467    12,700,000    10,100,000   10,100,000
                        ==========   ===========   ===========   ===========   ===========   ==========

     No dividends have been paid during the periods indicated above.

                             NEW CHINA HOMES, LTD.

                      SELECTED CONSOLIDATED FINANCIAL DATA

BALANCE SHEET DATA:

                                                     YEAR ENDED MARCH 31,
                       --------------------------------------------------------------------------------
                          1998          1999          2000          2001          2002          2002
                       -----------   -----------   -----------   -----------   -----------   ----------
                           HK$           HK$           HK$           HK$           HK$          US$
Total assets.........  127,186,261   221,500,707   386,945,862   343,317,913   259,466,075   33,264,881
Long-term debt.......           --    30,327,409     9,981,610     5,876,353            --           --
Total stockholders'
  (deficit) equity...   (3,112,250)   22,570,734   182,027,011   172,201,833   119,318,444   15,297,238

---------------

(1) Adjusted to give effect to a 1000-for-one stock split effected in August
    1999.

(2) As of March 31, 2001 and March 31, 2002, Shanghai Chingchu had a total of HK$74 million and HK$27 million, respectively, of outstanding mortgage loans subject to performance guarantees. Shanghai Chingchu has agreed to secure the obligations of California Gardens home purchasers to make repayment to the mortgages of their homes. The performance guarantees provide that upon default by a home purchaser of its obligation to repay the mortgage installments for three consecutive months, the relevant mortgage bank may require Shanghai Chingchu to pay the outstanding mortgage. As of March 31, 2002, Shanghai Chingchu has not been required to make any payment under these performance guarantees.

                             NEW CHINA HOMES, LTD.

                        SPECIAL MEETING OF SHAREHOLDERS
                             HELD ON MARCH 18, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    I/We the undersigned being a Shareholder in the above Company HEREBY APPOINT Gerald Breslauer whom failing Denny Chan to be my/our proxy and on my/our behalf to attend, vote at and do all acts and things which I/We could personally have done at a meeting of Shareholders at the said Company to be held at 16/F Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong on the 18th day of March 2003 and at all continuations and adjournments thereof:

    THE SHARES REPRESENTED BY ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. THE SHARES REPRESENTED BY A PROXY WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE.

   IT WAS NOTED that a plan of merger ("Plan of Merger") and the articles of merger ("Articles of Merger") as approved by the directors of the Company pursuant to which the Company will merge into Zhongshan Developments Limited ("Newco"), a company incorporated and existing under the laws of the British Virgin Islands, was circulated to members of the Company as attachments to a proxy statement.

    To approve the Special Resolutions as set forth below:

    "IT IS HEREBY RESOLVED:

    Continuation into the British Virgin Islands and De-registration in the Cayman Islands

   (i) BY SPECIAL RESOLUTION THAT the Company shall be registered as an international business company by way of continuation under the laws of the British Virgin Islands and, accordingly, to apply for de-registration in the Cayman Islands and that the directors and officers of the Company (or any of them) are, and each of them hereby is, authorised and directed, to execute and deliver, in the name of and on behalf of the Company, such other documents, instruments and certificates, and to take such other actions as such directors or officers of the Company, in the discretion of such persons, may deem necessary or appropriate to effect the continuance of the Company under the laws of the British Virgin Islands and the de-registration of the Company under the laws of the Cayman Islands;

   Adoption of Amended and Restated Memorandum and Articles of Association

   (ii) BY SPECIAL RESOLUTION THAT, subject to the registration of the Company by way of continuation as an international business company under the laws of the British Virgin Islands, the amended and restated memorandum and articles of association in the form be approved and adopted in substitution for and to the exclusion of the existing memorandum and articles of association of the Company and that any director or officer of the Company be and is hereby authorised to register the amended and restated memorandum and articles of association with the Registrar of Companies in the British Virgin Islands and to do or sign such other act, document or thing to give effect to this resolution; and

   Merger of the Company into Newco

   (iii) THAT, subject to the registration of the Company by way of continuation as an international business company under the laws of the British Virgin Islands and the registration of the amended and restated memorandum and articles of association with the Companies Registry in the British Virgin Islands, the Plan of Merger and the Articles of Merger be and are hereby authorised and approved and that the directors and officers of the Company (or any of them) be and are hereby authorised to take any and all actions which may be necessary or desirable to merge the Company with and into Newco with the surviving company as Newco pursuant to the terms of the Plan of Merger and the Articles of Merger."

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AND MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

    [ ]  Mark here for address change and note at left.

NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, only one of such persons need sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign under seal or under the hand of an officer or attorney duly authorized. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                                    Date: ---------------------------------------

                                    Signature:
                                    --------------------------------------------
                                             (please print name)